   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1997


                                                      REGISTRATION NO. 333-30753

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                            WILLIAMS SCOTSMAN, INC.

             (Exact name of registrant as specified in its charter)

              MARYLAND                                7389                               52-0665775
  (State or other jurisdiction of         (Primary Standard Industrial                 (IRS Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                            ------------------------

                             8211 TOWN CENTER DRIVE
                           BALTIMORE, MARYLAND 21236
                                 (410) 931-6000

  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                         ------------------------------

                          MOBILE FIELD OFFICE COMPANY
             (Exact name of registrant as specified in its charter)

             NEW JERSEY                               7389                               13-3933856
  (State or other jurisdiction of         (Primary Standard Industrial                 (IRS Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                            ------------------------

                             8211 TOWN CENTER DRIVE
                           BALTIMORE, MARYLAND 21236
                                 (410) 931-6000

  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                            WILLSCOT EQUIPMENT, LLC
             (Exact name of registrant as specified in its charter)

              DELAWARE                                7389                               52-2037040
  (State or other jurisdiction of         (Primary Standard Industrial                 (IRS Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                            ------------------------

                             8211 TOWN CENTER DRIVE
                           BALTIMORE, MARYLAND 21236
                                 (410) 931-6000
                           --------------------------

                               JOHN B. ROSS, ESQ.
                       VICE PRESIDENT - CORPORATE COUNSEL
                             8211 TOWN CENTER DRIVE
                           BALTIMORE, MARYLAND 21236
                                 (410) 931-6000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                WITH A COPY TO:

                              MATTHEW NIMETZ, ESQ.

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                          1285 AVENUE OF THE AMERICAS

                         NEW YORK, NEW YORK 10019-6064

                                 (212) 373-3000
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

    If the Securities registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                            WILLIAMS SCOTSMAN, INC.

     [LOGO]
               OFFER TO EXCHANGE ITS 9 7/8% SENIOR NOTES DUE 2007
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
        FOR ANY AND ALL OF ITS OUTSTANDING 9 7/8% SENIOR NOTES DUE 2007.
                               ------------------

        THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME
                      ON OCTOBER 27, 1997, UNLESS EXTENDED


    Williams Scotsman, Inc., formerly known as The Scotsman Group, Inc. ("Scotsman" or the "Company"), hereby offers to exchange up to $400,000,000 aggregate principal amount of its 9 7/8% Senior Notes due 2007 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is part, for a like principal amount of its 9 7/8% Senior Notes due 2007 outstanding on the date hereof (the "Existing Notes") upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"). The terms of the New Notes are identical in all material respects to those of the Existing Notes, except for certain transfer restrictions and registration rights relating to the Existing Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the indenture, dated as of May 15, 1997 (the "Indenture"), among the Company, Mobile Field Office Company (the "Guarantor"), Willscot Equipment, LLC (the "Subordinated Guarantor") and The Bank of New York, as trustee, governing the Existing Notes. The Existing Notes and New Notes outstanding under the Indenture at any time are referred to collectively as the "Notes." The offering of the Existing Notes on May 22, 1997 (the "Offering") was part of the financing that was used to consummate the Recapitalization (as defined), which was undertaken to permit certain stockholders of Scotsman Holdings, Inc. ("Holdings"), the holding company for Scotsman, to reduce their equity interest in Holdings and to permit the Investor Group (which includes affiliates of The Cypress Group L.L.C. ("Cypress"), Keystone, Inc. ("Keystone") and FW Strategic Partners, L.P. ("Strategic Partners") and certain other investors) and existing management to acquire control of Holdings.

    Interest on the Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1997, at the rate of 9 7/8% per annum. The Notes will be redeemable, in whole or in part, at the option of the Company on or after June 1, 2002 at the redemption prices set forth herein plus accrued interest to the date of redemption. In addition, at any time on or prior to June 1, 2000, the Company may, at its option, redeem up to 40% of the $400 million aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined), at a redemption price equal to 109.875% of the aggregate principal amount of the Notes to be redeemed plus accrued interest to the date of redemption; PROVIDED, HOWEVER, that after giving effect to any such redemption at least 60% of the $400 million aggregate principal amount of the Notes originally issued remains outstanding.


    The Notes are general unsecured obligations of the Company and rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Company, if any, and senior in right of payment with all existing and future subordinated indebtedness. The Notes are effectively subordinated in right of payment to all secured indebtedness of the Company (including indebtedness incurred under the New Credit Facility (as defined)). As of June 30, 1997, the Company had approximately $504.7 million of indebtedness outstanding (including approximately $104.4 million of secured indebtedness outstanding under the New Credit Facility). The Company and its subsidiaries are permitted to incur additional secured and unsecured indebtedness under the Indenture (including indebtedness under the New Credit Facility).


    The Notes are unconditionally guaranteed (the "Guarantees") on a senior basis by the Guarantor and are unconditionally guaranteed (the "Subordinated Guarantee") on a subordinated basis by the Subordinated Guarantor, a newly-created special purpose subsidiary of the Company formed to hold a substantial amount of the Company's assets. The Guarantees are general unsecured obligations of the Guarantor and rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Guarantor and senior in right of payment to all existing and future subordinated indebtedness of the Guarantor. The Guarantees are effectively subordinated in right of payment to all secured indebtedness of the Guarantor (including the Guarantor's guarantee of the New Credit Facility (as defined herein)) to the extent of the value of the assets securing such indebtedness. The Subordinated Guarantee is a general unsecured obligation of the Subordinated Guarantor and is subordinated in right of payment to all existing and future Subordinated Guarantor Senior Indebtedness (as defined) of the Subordinated Guarantor (including the Subordinated Guarantor's guarantee on a senior secured basis of all obligations of the Company under or in respect of the New Credit Facility (and refinancings thereof)).

    Upon a Change of Control (as defined), (i) the Company will have the option, at any time on or prior to June 1, 2002, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined), together with accrued interest to the date of redemption, and (ii) if the Company does not so redeem the Notes or if such Change of Control occurs after June 1, 2002, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof plus accrued interest to the date of repurchase. In addition under certain circumstances, the Company will be obligated to offer to repurchase the Notes at 100% of the principal amount thereof plus accrued interest, to the date of repurchase, with the proceeds of certain Asset Sales (as defined). See "Description of the Notes."

                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------
    SEE "RISK FACTORS" BEGINNING ON PAGE 15, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 25, 1997

(CONTINUED FROM PREVIOUS PAGE)

    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company, the Guarantor and the Subordinated Guarantor contained in two separate Registration Rights Agreements, each dated as of May 22, 1997 (the "Registration Rights Agreements"), among (i) the Company, the Guarantor and the Subordinated Guarantor and BT Securities Corporation, Alex.Brown & Sons Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, as the initial purchasers of the Existing Notes (the "Initial Purchasers") and (ii) the Company, the Guarantor and the Subordinated Guarantor and Oak Hill Securities Fund, L.P., as a direct purchaser of the Existing Notes (the "Direct Purchaser").


    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined) of the Exchange Offer. The Company expressly reserves the right to terminate or amend the Exchange Offer upon the occurrence of any of the events specified under "The Exchange Offer--Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Existing Notes as promptly as practicable. The Exchange Offer will expire at 5:00 P.M., New York City time, on October 27, 1997, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return such Existing Notes to the holders thereof. See "The Exchange Offer."


    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Prior to the Exchange Offer, there has been no public market for the Existing Notes. Holders of the Existing Notes whose Existing Notes are not tendered and accepted in the Exchange Offer will continue to hold the Existing Notes. Following consummation of the Exchange Offer, the holders of the Existing Notes will continue to be subject to the existing restrictions upon transfer thereof and, except as provided herein, the Company will have no further obligation to such holders to provide for registration under the Securities Act of the Existing Notes held by them. To the extent Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected.

    The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Notes will develop.

    The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange pursuant to the Exchange Offer.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NEW NOTES OR EXISTING NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE EXCHANGE PROPOSED TO BE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF EXISTING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and copies of such material may be obtained from the Public Reference Section of the Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet Web Site at http://www.sec.gov that contains reports and other information.

    This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete.

    Pursuant to the Indenture, the Company has agreed to provide the Trustee and holders and prospective holders of the Notes with annual, quarterly and other reports at the times and containing the information specified in Sections 13 and 15(d) of the Exchange Act and to file such reports with the Commission, whether or not the Company is subject to such filing requirements.


    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission, are attached hereto as Annex A and Annex B, respectively.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS OF THE COMPANY, INCLUDING THE NOTES THERETO (THE "FINANCIAL STATEMENTS"), INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE NOTED, THE "COMPANY" OR "SCOTSMAN" REFERS TO WILLIAMS SCOTSMAN, INC. AND ITS CONSOLIDATED SUBSIDIARIES. FOR PURPOSES OF THIS PROSPECTUS, THE PHRASE "ON A PRO FORMA BASIS AFTER GIVING EFFECT TO THE RECAPITALIZATION" SHALL MEAN AFTER GIVING EFFECT TO THE RECAPITALIZATION AS IF ALL TRANSACTIONS RELATED TO THE RECAPITALIZATION OCCURRED ON THE APPLICABLE DATE. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. CERTAIN STATEMENTS IN THE PROSPECTUS (INCLUDING IN THIS "PROSPECTUS SUMMARY") CONSTITUTE FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                                  THE COMPANY


    Founded in 1946, Scotsman is the second largest lessor of mobile office units in the United States with over 44,100 units leased through 65 branch offices in 35 states. The Company's mobile office units provide high quality, cost-effective relocatable space solutions to over 12,500 customers in 450 industries including construction, education, healthcare and retail. In recent years, Scotsman's leasing operations have generated recurring revenues due to high levels of repeat business and average lease periods of approximately 19 months. In addition to its core leasing operations, Scotsman sells new and previously leased mobile office units and provides delivery, installation and other ancillary products and services. For the twelve months ended June 30, 1997, Scotsman generated revenues and EBITDA of $216.3 million and $83.1 million, respectively.



    The Company's fleet is generally comprised of standardized, versatile products that can be configured to meet a wide variety of customer needs. The units are fitted with axles and hitches and are towed to various locations. Most units are wood frame construction, contain materials used in conventional buildings, and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. Mobile office units are durable and have an estimated useful life of 20 years. The average age of the Company's fleet is approximately 8 years. From January 1, 1994 to December 31, 1996, the Company was able to sell used units in the ordinary course of its business (excluding units sold pursuant to purchase options) at an average of more than 95% of their total capitalized cost and a 20% premium to net book value. Capitalized costs include the costs of the units as well as the costs of significant improvements made to the units.


    Based on its experience, management believes that the mobile office industry (excluding manufacturing operations) exceeds $2.0 billion and has grown significantly in recent years. This growth has been primarily driven by population shifts, demographic trends, economic expansion, and the increased demand for outsourcing space needs (for example, school expansion programs, construction starts, recreation and entertainment activities.) By outsourcing their space needs, the Company's customers are able to achieve flexibility, preserve capital for core operations, and convert fixed costs into variable costs.

    From 1993 to 1996, the Company increased revenues at a compound annual growth rate ("CAGR") of 17.9% to $195.1 million. Over the same period, EBITDA grew at a CAGR of 28.2% to $75.4 million, lease fleet units grew by 59.0% to 40,662 units and the average annual utilization rate of its lease fleet increased from 81.1% to 85.5%. The Company has achieved this growth by expanding its lease fleet through factory purchases and acquisitions, expanding its branch network, increasing ancillary high margin services and product lines and improving fleet management.

                             COMPETITIVE STRENGTHS

    The Company attributes its success in the mobile office industry to the following competitive strengths:

    - MARKET LEADERSHIP. The Company is one of two national operators competing in the highly fragmented mobile office industry and believes its lease fleet is more than three times larger than that of its next largest competitor. The Company is the first or second largest provider of leased fleet units in most of its regional markets.

    - NATIONAL PRESENCE AND CUSTOMER DIVERSITY. The Company's national presence provides it with the benefits of (i) customer and geographic diversification, (ii) less sensitivity to regional economic downturns,
      (iii) the ability to redeploy units within its branch network to optimize utilization levels, respond to regional economic downturns and reduce the need for new unit purchases and (iv) economies of scale. The Company has over 12,500 customers, the largest of which accounted for only 2.3% of 1996 revenues.

    - EFFECTIVE FLEET MANAGEMENT. The Company's lease fleet is actively managed to maximize customer satisfaction, optimize fleet utilization and improve fleet quality and flexibility. Scotsman's proprietary management information system provides comprehensive fleet statistics and lease information that allows the Company to effectively monitor and allocate its units throughout its branch network. Effective fleet management has helped to improve the average annual utilization rate from 81.1% in 1993 to 85.5% in 1996.

    - DEDICATED MARKETING AND CUSTOMER SERVICE. Through extensive marketing and customer service programs, the Company focuses on maintaining and expanding long-term customer relationships. Scotsman is the only industry operator that maintains its own full-service national support staff to prepare units for lease and maintain units while on lease. As a result of this extensive customer service, Scotsman's leasing operations have generated recurring revenues due to high levels of repeat business.


    - PROVEN TRACK RECORD. Since 1993, the current management team has substantially increased the Company's utilization rate of its fleet, increased the size of its fleet by approximately 18,700 units or 73%, doubled the size of its branch network and completed 16 strategic acquisitions. As a result of these and other factors, since 1993, EBITDA has increased at a CAGR of 28.2% to $75.4 million in 1996. Nearly all of the top nine executive officers of the Company (including the President and Chief Executive Officer, Chief Financial Officer and the Northern and Southern Division Managers) retained all of their common stock and stock options in Holdings (a total of $10.9 million at the Common Stock Repurchase price) as part of the Recapitalization. This represents a significant economic commitment to and confidence in the Company.

                          BUSINESS AND GROWTH STRATEGY

    Management's business and growth strategy includes the following:


    - FLEET AND BRANCH EXPANSION. The Company plans to continue to capitalize on the industry's favorable growth trends by increasing customer penetration and fleet size in existing markets. In addition, the Company plans to open branches in new markets where positive business fundamentals exist. From January 1, 1994 to June 30, 1997, the Company increased its number of branches from 30 to 65 and the number of units from approximately 25,500 to 44,100. The Company plans to continue expanding its network.



    - SELECTIVE FLEET ACQUISITIONS. To complement its internal fleet and branch expansion, the Company plans to capitalize on the industry's fragmentation and expand its geographic coverage by making selective acquisitions of mobile office and storage product lease fleets. Since January 1, 1994, Scotsman made 16 acquisitions of approximately 10,800 units for a total purchase price of $56.1 million. These units have accounted for approximately 28% of the value of the Company's total fleet purchases during that period.


     The Company has generally been able to acquire units at less than the cost of new factory purchased units. Typically, there is a low cost of integrating acquired fleets and acquired units have existing leases that generate immediate revenues and EBITDA. In addition, the Company has historically been able to improve the financial operating performance, utilization and growth rates of acquired fleets.


    - ANCILLARY PRODUCTS AND SERVICES. The Company continues to identify new applications for its existing products, diversify into new product offerings and deliver ancillary products and services to leverage the Company's existing branch network. For example, in 1996, the Company began focusing on the market for storage product units, which are used for secured storage space. Since January 1, 1996, the Company has completed five acquisitions totaling approximately 2,400 storage units. Ancillary products and services also include the rental of steps, ramps and furniture.


    - EDUCATION MARKET TRENDS. The Company believes that the education market accounted for approximately 19% of 1996 revenues and offers growth opportunities as a result of the following: (i) an increase in state and local initiatives governing maximum class sizes, (ii) state and local governmental pressures to decrease spending and find cost-effective ways to expand classroom capacity, and (iii) increased interstate and intrastate migrations necessitating rapid expansion of education space. For example, California has mandated a statewide classroom size reduction initiative to lower class sizes to 20 students from an average of approximately 29 in kindergarten through third grade, which the Company believes will increase demand for mobile office units for classrooms in California.

                              THE RECAPITALIZATION

    On April 11, 1997, Holdings, Odyssey Partners, L.P. ("Odyssey") and certain other stockholders of the Company (including members of senior management of the Company) entered into a Recapitalization Agreement (the "Recapitalization Agreement") with the Investor Group. Pursuant to the Recapitalization Agreement, on May 22, 1997, Holdings repurchased 3,210,679 shares of its outstanding common stock (the "Holdings Common Stock") for an aggregate of approximately $293.8 million in cash and approximately $21.8 million of Promissory Notes from Odyssey and certain other existing stockholders (the "Common Stock Repurchase") and issued 1,475,410 shares of Holdings Common Stock to the Investor Group for $135 million (the "Common Stock Issuance"). After giving effect to the Recapitalization, on a primary basis, (i) the Investor Group and (ii) Odyssey and certain other prior stockholders of Holdings (including members of senior management) own approximately 90% and 10%, respectively, of the outstanding Holdings Common Stock. The offering of the Existing Notes (the "Offering") was part of an overall recapitalization of the Company and Holdings (the "Recapitalization") which included the Common Stock Repurchase, the Common Stock Issuance, tender offers and related consent solicitations for Scotsman's 9 1/2% Senior Secured Notes due 2000 (the "Senior Secured Notes") and Holdings' Series B 11% Senior Notes due 2004 (the "Holdings Notes") and the refinancing of all outstanding indebtedness under the Company's prior credit facility (the "Prior Credit Facility") with a new $300 million revolving bank credit facility (the "New Credit Facility"). As part of the Recapitalization, a special purpose subsidiary was created to acquire and hold certain Rental Equipment (as defined in "Description of the Notes--Certain Definitions") primarily in cases where such Rental Equipment is not evidenced by certificates of title. See "The Recapitalization."

    The following table sets forth the sources and uses of funds in the Recapitalization:

                                                     AMOUNT
SOURCES OF FUNDS                                  (IN MILLIONS)
------------------------------------------------  -------------
                                                     AMOUNT
USES OF FUNDS(3)                                  (IN MILLIONS)
------------------------------------------------  -------------

Borrowings under New Credit Facility
  (1).....................................   $   109.1
Proceeds from the Offering................       400.0
Proceeds from Common Stock Issuance.......       135.0
Equity rollover (2).......................        26.4
                                            -----------
Repayment of Prior Credit Facility........   $   119.0
Purchase of Senior Secured Notes (4)......       179.8
Purchase of Holdings Notes (5)............        32.2
Common Stock Repurchase (6)...............       271.9
Equity rollover (2).......................        26.4
Payments to cancel options (7)............         2.5
Deferred compensation plan payments.......         6.2
Transaction fees and expenses.............        32.5
                                            -----------

    Total.................................   $   670.5
                                            -----------
                                            -----------
    Total.................................   $   670.5
                                            -----------
                                            -----------

------------------------

(1) Includes approximately $2.8 million the Company expects to borrow within the next sixty days to fund expenses related to the Recapitalization.

(2) Represents shares of Holdings Common Stock held by Odyssey and shares and stock options held by management which remained outstanding after the Recapitalization. Options are valued based on the difference between the per share repurchase price under the Recapitalization Agreement and the option exercise price.


(3) As part of the Recapitalization, the Company transferred by dividend approximately $177.4 million to Holdings, its parent corporation, to effect the Common Stock Repurchase and the Holdings Tender Offer (as defined) and to pay certain fees and expenses.


(4) Based upon a tender offer price of 104.83% plus accrued and unpaid interest to May 22, 1997 and fees.

(5) Based upon a tender offer price of 107.36% plus accrued and unpaid interest to May 22, 1997 and fees.
(6) Under the Recapitalization Agreement, the existing stockholders had the option to receive either cash or promissory notes issued by Holdings (the "Promissory Notes") in exchange for Holdings Common Stock. The Promissory Notes mature on January 15, 1998 and bear interest at a fixed rate based on forward LIBOR. To fund the Promissory Notes upon their maturity, the Company will transfer sufficient funds to Holdings in the form of a dividend. The Company currently expects to borrow such funds under the New Credit Facility. Approximately $21.8 million aggregate principal amount of the Promissory Notes were issued. The Promissory Notes are supported by a stand-by letter of credit in the amount of $22.7 million issued on behalf of the Company for the benefit of the holders of the Promissory Notes.

(7) Under the Recapitalization Agreement, the holders of the stock options to acquire Holdings Common Stock had the option to receive either a cash payment in exchange for the cancellation of their stock options or to continue their investment in such options. Stock options to acquire 42,800 shares of Holdings Common Stock were cancelled in the Recapitalization.

    As a result of the Recapitalization, on June 30, 1997, the Company had approximately $114.8 million of stockholder's deficit (before giving effect to the dividend to Holdings to fund the repayment of the Promissory Notes upon their maturity) and $504.7 million of outstanding indebtedness.


                                 INVESTOR GROUP

    As a result of the Recapitalization, Holdings is controlled by the Investor Group. The Investor Group has extensive experience in investing in leveraged companies. Generally, the members of the Investor Group seek to team with manager/partners to invest in established operating businesses that have historically demonstrated strong cash flow generating ability and that have a favorable outlook for growth. Cypress manages a $1.05 billion private equity fund which seeks to achieve long-term capital appreciation through investing in a number of privately negotiated transactions. Since its founding, The Cypress Group L.L.C. has made investments in Cinemark USA, Inc. and AMTROL Inc. Prior to founding Cypress, the Cypress professionals managed the 1989 merchant banking fund of Lehman Brothers Inc., which included investments in Infinity Broadcasting Corporation, Lear Corporation, and together with Keystone, Wometco Cable Corp. and Atlanta and Georgia Cable. Keystone, formerly Robert M. Bass Group, Inc., is the principal investment entity of Robert M. Bass. Since 1987, Keystone and associated entities have directly and indirectly sponsored over 25 leveraged acquisitions valued at more than $6.0 billion. These acquisitions have included American Savings Bank, F.A., Bell & Howell Company, National Reinsurance Corporation, Wometco Cable Corp. and Atlanta and Georgia Cable. Strategic Partners is a Delaware limited partnership formed to invest primarily in public and private equity securities. Mr. Bass is the lead investor in Strategic Partners and the partners of its general partner are senior managers of and other individuals associated with Keystone.

                               THE EXCHANGE OFFER


Securities Offered...........  Up to $400,000,000 aggregate principal amount of 9 7/8%
                               Senior Notes due 2007 (the "New Notes") which have been
                               registered under the Securities Act. The terms of the New
                               Notes and those of the Existing Notes are identical in all material respects, except for certain transfer restrictions relating to the Existing Notes.

The Exchange Offer...........  The New Notes are being offered in exchange for a like principal amount of Existing Notes. Existing Notes may be
                               exchanged only in integral multiples of $1,000. The issuance of the New Notes is intended to satisfy obligations of the
                               Company under the Registration Rights Agreements.

Expiration Date;
 Withdrawal of Tender........  The Exchange Offer will expire at 5:00 p.m., New York City time, on October 27, 1997, or such later date and time to
                               which it is extended by the Company. The tender of Existing
                               Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Existing Notes not
                               accepted for exchange for any reason will be returned
                               without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the
                               Exchange Offer.

Conditions to the Exchange
 Offer.......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company currently expects that each of the conditions will be
                               satisfied and that no waivers will be necessary. See "The
                               Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
 Existing Notes..............  Unless a tender of Existing Notes is effected pursuant to the procedures for book-entry transfer as provided herein, each holder of Existing Notes wishing to accept the Exchange
                               Offer must complete, sign and date a Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth
                               herein. See "The Exchange Offer--Procedures for Tendering
                               Existing Notes."

Use of Proceeds..............  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Certain Federal Income
 Tax Considerations..........  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain
                               Federal Income Tax Considerations."

Exchange Agent...............  The Bank of New York is serving as the Exchange Agent in connection with the Exchange Offer.

                    CONSEQUENCE OF EXCHANGING EXISTING NOTES
                         PURSUANT TO THE EXCHANGE OFFER

    Based on certain no action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of the holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. By tendering, each holder will represent to the Company in the Letter of Transmittal that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, that neither the holder nor any such other person is participating in or intends to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. The Company has agreed, pursuant to the Registration Rights Agreements and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Existing Notes does not exchange such Existing Notes for New Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

    The Existing Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the New Notes will not be eligible for PORTAL trading.

                                   THE NOTES

Except as otherwise indicated, the following description relates both to the Existing Notes and to the New Notes to be issued in exchange for Existing Notes in connection with the Exchange Offer. The New Notes will be obligations of the Company evidencing the same indebtedness as the Existing Notes, and will be entitled to the benefits of the same Indenture. The form and terms of the New Notes are the same as the form and terms of the Existing Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. For a more complete description of the Notes, see "Description of the Notes." Throughout this Prospectus, references to the "Notes" refer to the New Notes and the Existing Notes collectively.


ISSUER............................  Williams Scotsman, Inc. (the "Issuer")

MATURITY DATE.....................  June 1, 2007.

INTEREST RATE.....................  The Notes bear interest at the rate of 9 7/8% per annum.

INTEREST PAYMENT DATES............  Interest on the Notes will be payable semi-annually in arrears on each June 1 and December 1, commencing
                                    December 1, 1997.

RANKING...........................  The Notes are general unsecured obligations of the
                                    Issuer and rank PARI PASSU in right of payment with all
                                    existing and future unsubordinated indebtedness of the
                                    Issuer and senior in right of payment to all existing
                                    and future subordinated indebtedness of the Issuer. The
                                    Notes are effectively subordinated in right of payment
                                    to all secured indebtedness of the Issuer (including
                                    indebtedness incurred under the New Credit Facility and
                                    any Senior Secured Notes to the extent not repurchased
                                    in the Recapitalization) to the extent of the value of
                                    the assets securing such indebtedness. As of June 30,
                                    1997, the Issuer had approximately $504.7 million of
                                    indebtedness outstanding (including approximately $104.4
                                    million of secured indebtedness outstanding under the
                                    New Credit Facility). The New Credit Facility provides
                                    for a total line of revolving credit of up to $300
                                    million subject to the satisfaction of certain
                                    requirements (including a borrowing base test).

GUARANTEES........................  The Notes are unconditionally guaranteed on a senior basis by the Guarantor and on a subordinated basis by
                                    the Subordinated Guarantor. The Guarantees are general
                                    unsecured obligations of the Guarantor and rank PARI
                                    PASSU in right of payment with all existing and future
                                    unsubordinated indebtedness of the Guarantor and senior
                                    in right of payment to all existing and future
                                    subordinated indebtedness of the Guarantor. The
                                    Guarantees are effectively subordinated in right of
                                    payment to all secured indebtedness of the Guarantor
                                    (including the Guarantor's guarantee of the New Credit
                                    Facility) to the extent of the value of the assets
                                    securing such indebtedness. The Subordinated Guarantee
                                    is a general unsecured obligation of the Subordinated
                                    Guarantor and is subordinated in right of payment to all
                                    existing and future Subordinated Guarantor Senior
                                    Indebtedness (including the guarantee on a senior
                                    secured basis by the Subordinated Guarantor of all
                                    obligations of the Issuer under or in respect of the New
                                    Credit Facility (and refinancings thereof)).

OPTIONAL REDEMPTION...............  The Notes are redeemable in whole or in part, at the option of the Issuer on or after June 1, 2002, at the
                                    redemption prices set forth herein plus interest to the
                                    date of redemption. In addition, at any time on or prior
                                    to June 1, 2000, the Issuer may, at its option, redeem
                                    up to 40% of the $400 million aggregate principal amount
                                    of the Notes originally issued with the net cash
                                    proceeds of one or more Public Equity Offerings, at a
                                    redemption price equal to 109.875% of the aggregate
                                    principal amount of the Notes to be redeemed plus
                                    accrued interest to the date of redemption; PROVIDED,
                                    HOWEVER, that after giving effect to any such redemption
                                    at least 60% of the $400 million aggregate principal
                                    amount of the Notes originally issued remains
                                    outstanding.

CHANGE OF CONTROL.................  Upon a Change of Control, (i) the Company will have the option, at any time on or prior to June 1, 2002, to
                                    redeem the Notes, in whole but not in part, at a
                                    redemption price equal to 100% of the principal amount
                                    thereof plus the Applicable Premium, together with
                                    accrued interest, to the date of redemption, and (ii) if
                                    the Company does not so redeem the Notes or if such
                                    Change of Control occurs after June 1, 2002, the Company
                                    will be required to make an offer to repurchase the
                                    Notes at a price equal to 101% of the principal amount
                                    thereof, plus accrued interest, to the date of
                                    repurchase.

CERTAIN COVENANTS.................  The Indenture governing the Notes (the "Indenture")
                                    contains certain covenants that limit the ability of the
                                    Issuer and its restricted subsidiaries to, among other
                                    things, incur additional indebtedness, pay dividends or
                                    make certain other restricted payments, consummate
                                    certain asset sales, enter into certain transactions
                                    with affiliates, incur liens, impose restrictions on the
                                    ability of a restricted subsidiary to pay dividends or
                                    make certain payments to the Issuer and its restricted
                                    subsidiaries, merge or consolidate with any other person
                                    or sell, assign, transfer, lease, convey or otherwise
                                    dispose of all or substantially all of the assets of the
                                    Issuer. In addition, under certain circumstances, the
                                    Issuer will be required to offer to purchase the Notes,
                                    in whole or in part, at a purchase price equal to 100%
                                    of the principal amount thereof plus accrued interest to
                                    the date of repurchase, with the proceeds of certain
                                    Asset Sales (as defined).

    For additional information regarding the Notes, see "Description of the Notes."

                  COMPARISON OF NEW NOTES WITH EXISTING NOTES

Freely Transferable...............  Generally, the New Notes will be freely transferable under the Securities Act by holders thereof other than
                                    any holder that is either an affiliate of the Company or
                                    a broker-dealer that purchased the Notes from the
                                    Company to resell pursuant to Rule 144A or any other
                                    available exemption. The New Notes otherwise will be
                                    substantially identical in all material respects
                                    (including interest rate and maturity) to the Existing
                                    Notes. See "The Exchange Offer."

Registration Rights...............  The holders of Existing Notes currently are entitled to certain registration rights pursuant to two separate
                                    Registration Rights Agreements (the "Registration Rights
                                    Agreements"), each dated as of May 22, 1997, among (i)
                                    the Company, the Guarantor, the Subordinated Guarantor
                                    and the Initial Purchasers and (ii) the Company, the
                                    Guarantor, the Subordinated Guarantor and the Direct
                                    Purchaser. However, upon consummation of the Exchange
                                    Offer, subject to certain exceptions, holders of
                                    Existing Notes who do not exchange their Existing Notes
                                    for New Notes in the Exchange Offer will no longer be
                                    entitled to registration rights and will not be able to
                                    offer or sell their Existing Notes, unless such Existing
                                    Notes are subsequently registered under the Securities
                                    Act (which, subject to certain limited exceptions, the
                                    Company will have no obligation to do), except pursuant
                                    to an exemption from, or in a transaction not subject
                                    to, the Securities Act and applicable state securities
                                    laws. See "Risk Factors -- Adverse Consequences of
                                    Failure to Adhere to Exchange Offer Procedures."

Absence of a Public Market for the
  New Notes.......................  The New Notes are new securities and there is currently no established market for the New Notes. Accordingly,
                                    there can be no assurances as to the development or
                                    liquidity of any market for the New Notes. The Company
                                    does not intend to apply for listing on a securities
                                    exchange of the New Notes.

                                  RISK FACTORS

    Holders of Existing Notes and prospective purchasers of New Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in connection with the Exchange Offer.

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA


    The summary historical and unaudited pro forma financial data presented below are derived from the Financial Statements, which are presented elsewhere herein. The financial data for the six months ended June 30, 1996 and 1997 are derived from the unaudited interim financial statements of the Company, which in the opinion of management of the Company, have been prepared on the same basis as Financial Statements included elsewhere in this Prospectus. Results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1997. For additional information, see "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included elsewhere in this Prospectus.



                                                                                    YEAR ENDED               SIX MONTHS ENDED
                                                                                   DECEMBER 31,                  JUNE 30,
                                                                         --------------------------------  ---------------------
                                                                           1994       1995        1996       1996        1997
                                                                         ---------  ---------  ----------  ---------  ----------
                                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues...............................................................   $133,975   $158,520    $195,142    $87,520    $108,707
Cost of sales and services.............................................     81,934     90,467     109,499     48,383      60,319
                                                                         ---------  ---------  ----------  ---------  ----------
    Gross profit.......................................................     52,041     68,053      85,643     39,137      48,388
                                                                         ---------  ---------  ----------  ---------  ----------
Selling, general and administrative expenses...........................     29,303     36,295      42,260     21,359      23,752
Recapitalization expenses..............................................     --         --          --         --           5,105
Other depreciation and amortization....................................      1,349      1,851       2,411      1,093       1,253
Interest expense.......................................................     18,705     22,485      25,797     12,498      16,360
Restructuring costs....................................................        912     --          --         --          --
Income taxes...........................................................        700      2,863       5,980      1,615         740
                                                                         ---------  ---------  ----------  ---------  ----------
Earnings before extraordinary item.....................................     $1,072     $4,559      $9,195     $2,572      $1,178
                                                                         ---------  ---------  ----------  ---------  ----------
                                                                         ---------  ---------  ----------  ---------  ----------
    Net earnings (loss)................................................     $1,072     $4,559      $9,195     $2,572    $(7,067)
                                                                         ---------  ---------  ----------  ---------  ----------
                                                                         ---------  ---------  ----------  ---------  ----------
OTHER DATA:
EBITDA (1).............................................................    $42,067    $56,550     $75,371    $33,328     $41,065
EBITDA margin (1)......................................................       31.4%      35.7%       38.6%      38.1%       37.8%
Pro forma cash interest expense (2)(3).................................     --         --         $50,295     --         $25,463
Utilization rate (4)...................................................       82.9%      81.1%       85.5%      83.1%       85.6%
Lease fleet units (end of period)......................................     33,017     37,386      40,662     38,343      44,158
Net capital expenditures for lease fleet (5)...........................    $55,397    $64,443     $62,564    $26,147     $36,550
Non-lease fleet capital expenditures...................................      3,341      6,871      10,284      2,972       6,023
Number of branches.....................................................         36         49          55         54          65



                                                                                              AS OF JUNE
                                                                         AS OF DECEMBER 31,       30,
                                                                                1996             1997
                                                                         ------------------  -------------
                                                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Lease equipment, gross..................................                        $423,703         $459,286
Lease equipment, net....................................                         356,183          376,671
Total assets............................................                         428,697          481,767
Total debt (6)..........................................                         268,753          504,699
Stockholder's equity (deficit)..........................                          69,633         (114,811 )


------------------------------

(1) EBITDA represents net earnings before deducting income taxes, interest, restructuring costs, the non-cash portion of deferred compensation, and depreciation and amortization. EBITDA and EBITDA margin data, which are not measures of financial performance under generally accepted accounting principles, are presented because such data are used by certain investors to determine the Company's ability to meet historical debt service requirements. Such data should not be considered as an alternative to net earnings as an indicator of the Company's operating performance or as an alternative to cash flows as measures of liquidity.


(2) Pro forma to give effect to the transactions contemplated by the Recapitalization as if such transactions had occurred at the beginning of the applicable period (and in the case of balance sheet data at the end of such period). For the period from January


                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)


    1, 1997 through May 21, 1997, the calculation assumes that the interest rate for borrowing under the New Credit Facility is 8.25% and the commitment fee charged on the unused commitment thereunder is 0.50%. Thereafter, actual rates charged were used.


(3) Cash interest expense represents interest expense less amortization of deferred financing costs.

(4) Utilization rate is defined as units on rent divided by the total units in the Company's lease fleet. Units on rent and total units are calculated based on the average of the number of such units at the end of each month during the applicable period.


(5) Net capital expenditures for lease fleet represents purchases, asset acquisitions, and other capitalized costs of units, reduced by the book values of sold, previously leased units which were $6,425, $7,653 and $9,713 in 1994, 1995, and 1996 respectively, and were $4,230 and $4,761 in the six months ended June 30, 1996 and 1997, respectively. In 1994, net capital expenditures includes $16,648 of lease fleet additions related to the acquisition of Mobile Field Office Company.


(6) Does not include $3,500 aggregate principal amount of long-term debt related to discontinued manufacturing operations.

                                  RISK FACTORS

    Set forth below are the principal risk factors involved in an exchange of or investment in the Notes. Holders of Existing Notes and prospective purchasers of the New Notes should carefully consider these risk factors as well as the other information set forth elsewhere in this Prospectus, which may affect a decision to acquire the New Notes. For a discussion of certain potential tax consequences of such investment, see "Certain Federal Income Tax Considerations."

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT


    The Company incurred substantial indebtedness in connection with the Recapitalization. As of June 30, 1997, the Company had total indebtedness of $504.7 million and common stockholder's deficit of $114.8 million (before giving effect to the dividend to Holdings to fund the repayment of the Promissory Notes upon their maturity). Although the Indenture contains limitations on the amount of additional Indebtedness (as defined herein) that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be secured. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. Finally, Unrestricted Subsidiaries (as defined herein) are generally permitted to incur Indebtedness without restriction under the Indenture. See "Description of the Notes--Certain Covenants--Limitation on Indebtedness."


    The degree to which the Company is leveraged could have significant consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on the Notes and its other existing indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the agreements governing the Company's long-term indebtedness contain certain restrictive financial and operating covenants; (iv) the indebtedness under the New Credit Facility will be at variable rates of interest, which would cause the Company to be vulnerable to increases in interest rates; (v) all of the indebtedness outstanding under the New Credit Facility and the guarantees thereof will be secured by substantially all the assets of the Company, the Guarantors and the Subordinated Guarantor; (vi) the New Credit Facility has an expiration date prior to the stated maturity of the Notes; (vii) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (viii) the Company may be hindered in its ability to pursue business opportunities; and (ix) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business.

    The Company may be required to refinance all or a portion of the New Credit Facility at or prior to its maturity, which is prior to the maturity of the Notes. Potential measures to raise cash may include the sale of assets or equity, or by obtaining additional debt financing. However, the Company's ability to raise funds by selling assets is restricted by the New Credit Facility, and its ability to effect equity financings is dependent on results of operations and market conditions. In the event that the Company is unable to refinance the New Credit Facility or raise funds through asset sales, sales of equity or otherwise, its ability to pay principal of and interest on the Notes would be adversely affected.

EFFECT OF SUBORDINATION TO SECURED INDEBTEDNESS; ASSET ENCUMBRANCE

    The Notes are unsecured and thus, will be effectively subordinated in right of payment to any secured indebtedness of the Company, to the extent of the value of any assets securing such indebtedness. The indebtedness outstanding under the New Credit Facility will be secured by liens on substantially all of the property of the Company, the Guarantors and the Subordinated Guarantor. The New Credit Facility provides for a total line of revolving credit of up to $300 million subject to the satisfaction of certain requirements (including a borrowing base test). The Company had total secured indebtedness of $104.4 million at June 30, 1997. In addition to indebtedness under the New Credit Facility and the Senior Secured Notes, the Indenture also permits the Company and its Restricted Subsidiaries (as defined herein) to incur additional secured indebtedness under certain circumstances. See "Description of the Notes--Certain Covenants--Limitation on Indebtedness."


    The Subordinated Guarantee is a general unsecured obligation of the Subordinated Guarantor and is subordinated in right of payment to all existing and future Subordinated Guarantor Senior Indebtedness, including the guarantee on a senior secured basis by the Subordinated Guarantor of all obligations of the Issuer under or in respect of the New Credit Facility (and refinancings thereof). Under certain circumstances, the Subordinated Guarantor may not make payments in respect of the Subordinated Guarantee if a payment default or non-payment default exists with respect to Subordinated Guarantor Senior Indebtedness. In the event that holders of the Notes are required to turn over amounts received by them to the holders of the Subordinated Guarantor Senior Indebtedness, the holders of the Notes will be subrogated to the rights of the holders of the Subordinated Guarantor Senior Indebtedness (upon the full payment of all Subordinated Guarantor Senior Indebtedness in cash or cash equivalents) and therefore subject to any available defenses or avoidance powers with respect to such indebtedness. Under such circumstances, if the liens of the holders of the Subordinated Guarantor Senior Indebtedness were released or failed to constitute perfected liens, the holders of the Notes could lose the benefits of such security interests and be adversely affected. See "Description of the Notes--Ranking" and "--Subordinated Guarantee of the Notes."

    The New Credit Facility includes certain covenants that, among other things, restrict: (i) the making of investments, loans and advances and the paying of dividends and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other than liens created pursuant to the New Credit Facility and certain permitted liens; (iv) mergers, consolidations, and sales of all or a substantial part of the Company's business or property; (v) the sale of assets; and (vi) the making of capital expenditures. The ability of the Company to comply with these and other provisions of the New Credit Facility may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the New Credit Facility, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under the New Credit Facility, together with accrued interest, to be due and payable, and the Company could be unable to make payments of interest and principal on the Notes until the default is cured or all amounts borrowed under the New Credit Facility are paid or satisfied in full. If the Company were unable to repay such borrowings, such lenders could proceed against their collateral. If the indebtedness under the New Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of The New Credit Facility" and "Description of the Notes--Ranking."

RESTRICTIVE DEBT COVENANTS

    The Indenture imposes significant operating and financial restrictions on the Company. Such restrictions significantly limit or prohibit, among other things, the ability of the Company and its restricted subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a restricted subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. These restrictions, in combination with restrictions imposed by the New Credit Facility, could limit the ability of the Company to respond to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurances that such restrictions will not adversely affect the ability of the Company to finance its future operations or capital needs. See "Description of The New Credit Facility" and "Description of the Notes--Certain Covenants."

POSSIBLE INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL

    The Indenture provides that, upon the occurrence of any Change of Control, under certain circumstances, the Company will be required to make an offer (a "Change of Control Offer") to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued interest, to the date of repurchase. Any Change of Control under the Indenture would constitute a default under the New Credit Facility. Therefore, upon the occurrence of a Change of Control, the lenders under the New Credit Facility would have the right to accelerate the Company's obligations under the New Credit Facility. Upon such event, such lenders would be entitled to receive payment of all outstanding obligations under the New Credit Facility. See "Description of the New Credit Facility." If a Change of Control were to occur and waivers under the New Credit Facility were not obtained (or such indebtedness was not refinanced), it is unlikely that the Company would be able to repay all of its obligations under the New Credit Facility and the Notes. Consequently, it is unlikely that the Company would have sufficient funds available to repurchase the Notes pursuant to the Change of Control Offer in the absence of a waiver under the New Credit Facility or alternative financing.

RISK OF FRAUDULENT TRANSFER LIABILITY

    The Company believes that the indebtedness represented by the Notes was incurred for proper purposes and in good faith, and that, based on asset valuations and other financial information, the Company is solvent, will have sufficient capital for carrying on its businesses and will be able to pay its debts as they mature. Notwithstanding the Company's belief, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that either the Company did not receive fair consideration or reasonably equivalent value for issuing the Notes and, at the time of the incurrence of indebtedness represented by the Notes, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or intended to hinder, delay or defraud its creditors, such court could avoid such indebtedness, subordinate such indebtedness to other existing and future indebtedness of the Company or take other action detrimental to the holders of the Notes. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the Company's debts is greater than all the Company's property at a fair valuation, or if the present fair saleable value of the Company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

    In addition, the Guarantees and the Subordinated Guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any of the Guarantors or the Subordinated Guarantor, as the case may be. In such a case, the analysis set forth above would generally apply, except that the Guarantees could also be subject to the claim that, since Guarantees and the Subordinated Guarantee were incurred for the benefit of the Company (and only indirectly for the benefit of the Guarantors or the Subordinated Guarantor, as the case may be), the obligations of the Guarantors or the Subordinated Guarantor, as the case may be, thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could avoid a Guarantor's or Subordinated Guarantor's obligation under its Guarantee or Subordinated Guarantee, subordinate the Guarantee or Subordinated Guarantee to other indebtedness of a Guarantor or Subordinated Guarantor or take other action detrimental to the holders of the Notes. In addition, the Subordinated Guarantee provides that if in a bankruptcy or reorganization of the Subsidiary Guarantor it is substantively consolidated with the Company, the terms of such Subordinated Guarantee shall nevertheless be effective vis-a-vis the assets of the Subordinated Guarantor thereby subordinating the claims of the holders of the Notes in respect of such assets to the claims of creditors of the Company under the New Credit Facility (and refinancing thereof). See "Description of the Notes--Guarantees of the Notes". On June 30, 1997, the assets of the Subordinated Guarantor included approximately 33,600 of the Company's units and represented approximately 56% of the total consolidated assets of the Company.


SENSITIVITY TO ECONOMIC ENVIRONMENT

    A portion of the Company's revenues are derived from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the construction industry. In addition, because the Company conducts its operations in a variety of markets, it is subject to economic conditions in each such market. Although the Company believes that certain of its operating strategies and industry characteristics may help to mitigate the effects of economic downturns, general economic downturns or localized downturns in markets where the Company has operations, including any downturns in the construction industry, could have a material adverse effect on the Company and its business, results of operations and financial condition.

COMPETITION

    Although the Company's competition varies significantly by market, the mobile office industry, in general, is highly competitive. The Company competes primarily in terms of product availability, customer service and price. The Company believes that its reputation for customer service and its ability to offer a wide selection of units suitable for many varied uses at competitive prices allows it to compete effectively. However, certain of the Company's competitors, such as GE Capital Modular Space, are less leveraged, have greater market share or product availability in a given market, and have greater financial resources and pricing flexibility than the Company.

CONCENTRATION OF OWNERSHIP

    The Investor Group beneficially owns in the aggregate approximately 90% of the outstanding Holdings Common Stock. Holdings in turn owns 100% of the outstanding voting securities of the Company. As a result, the Investor Group has the ability to control the Company's management, policies and financing decisions, to elect a majority of the members of the Company's Board of Directors and to control the vote on all matters coming before the stockholders of the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Transactions--Investor Stockholders Agreement."

LACK OF PUBLIC MARKET FOR THE NOTES

    Prior to the Exchange Offer, there has been no public market for the Existing Notes. The Company currently does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system and no active public market for the New Notes is currently anticipated. There can be no assurance that an active public market for the New Notes will develop, or if developed, will continue.

    Although the Initial Purchasers have acted as market makers with respect to the Existing Notes and have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

ADVERSE CONSEQUENCES OF FAILURE TO ADHERE TO EXCHANGE OFFER PROCEDURES

    Issuance of the New Notes in exchange for Existing Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Existing Notes desiring to tender such Existing Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Company nor the Exchange Agent is under any duty to give notification of defects or irregularities with respect to the tenders of Existing Notes for exchange. Existing Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer certain registration rights under the Registration Rights Agreements will terminate.

RECEIPT OF RESTRICTED SECURITIES UNDER CERTAIN CIRCUMSTANCES

    Any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of New Notes."

ADVERSE EFFECT ON MARKET FOR EXISTING NOTES

    To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Existing Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS


    No proceeds will be received by the Company from the Exchange Offer. The net proceeds of the offering of the Existing Notes ($387.8 million), together with borrowings under the New Credit Facility and the net proceeds from the Common Stock Issuance, were used to fund the Recapitalization. As part of the Recapitalization, the Company transferred $177.4 million to Holdings to effect the Common Stock Repurchase and Holdings Tender Offer and to pay certain fees and expenses. See "The Recapitalization."


                                 CAPITALIZATION


    The following sets forth the capitalization of the Company as of June 30, 1997. This table should be read in conjunction with "Use of Proceeds," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements appearing elsewhere in this Prospectus.



                                                                          AS OF JUNE 30, 1997
                                                                          --------------------
                                                                              (DOLLARS IN
                                                                               THOUSANDS)
LONG-TERM DEBT
New Credit Facility (1).................................................      $    104,359
Notes...................................................................           400,000
Senior Secured Notes....................................................               340
                                                                                ----------
  Total long-term debt (3)..............................................           504,699

STOCKHOLDER'S EQUITY (DEFICIT)
Common stock and additional paid-in capital.............................            56,877
Retained earnings (deficit).............................................          (171,688)
                                                                                ----------
  Total stockholder's equity (deficit)..................................          (114,811)
                                                                                ----------
    Total capitalization................................................      $    389,888
                                                                                ----------
                                                                                ----------


------------------------


(1) As part of the Recapitalization, the Company entered into the New Credit Facility which will enable it to obtain revolving credit loans and the issuance of letters of credit. The New Credit Facility provides for a total line of revolving credit of up to $300,000 subject to the satisfaction of certain requirements (including a borrowing base test). Promissory Notes issued in connection with the Recapitalization are supported by a stand-by letter of credit in the amount of $22,700 issued on behalf of the Company for the benefit of the holders of the Promissory Notes. See "Description of the New Credit Facility."



(2) The Company expects to borrow $2,800 within the next sixty days to fund expenses related to the Recapitalization.


(3) Does not include $3,500 aggregate principal amount of long-term debt related to discontinued manufacturing operations.

                       SELECTED HISTORICAL FINANCIAL DATA


    The following tables summarize certain selected historical financial data which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements appearing elsewhere in this Prospectus. The selected historical financial data set forth below for the fiscal years ended December 31, 1992, 1993, 1994, 1995 and 1996 and as of the end of each of such periods have been derived from the audited financial statements of the Company. The selected historical financial data presented below for the six month periods ended June 30, 1996 and 1997 have been prepared on the same basis as the audited Financial Statements included elsewhere herein and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.


                                                                          YEAR ENDED                          SIX MONTHS ENDED
                                                                         DECEMBER 31,                             JUNE 30,
                                                     -----------------------------------------------------  --------------------
                                                       1992      1993(1)     1994       1995       1996       1996       1997
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
    Leasing........................................    $72,744    $73,384    $79,342    $96,498   $116,769    $54,540    $63,306
    Sales of new units.............................     27,709     18,501     22,290     23,126     28,042     10,943     17,837
    Delivery and installation......................     28,369     24,237     26,511     28,162     32,767     13,953     17,552
    Other..........................................      3,712      3,011      5,832     10,734     17,564      8,084     10,012
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total revenues.............................    132,534    119,133    133,975    158,520    195,142     87,520    108,707
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Cost of sales and services:
    Leasing:
        Depreciation and amortization..............     12,516     13,131     18,804     23,417     30,588     15,000     16,062
        Other direct leasing costs.................     19,082     20,913     20,578     23,103     26,647     12,315     13,626
    Sales of new units.............................     24,355     15,967     19,436     19,273     23,043      9,056     15,055
    Delivery and installation......................     23,495     20,874     21,569     22,048     25,247     10,441     12,861
    Other..........................................      1,197      1,372      1,547      2,626      3,974      1,571      2,715
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total cost of sales and services...........     80,645     72,257     81,934     90,467    109,499     48,383     60,319
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit:
    Leasing........................................     41,146     39,340     39,960     49,978     59,534     27,225     33,618
    Sales of new units.............................      3,354      2,534      2,854      3,853      4,999      1,887      2,782
    Delivery and installation......................      4,874      3,363      4,942      6,114      7,520      3,512      4,691
    Other..........................................      2,515      1,639      4,285      8,108     13,590      6,513      7,297
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total gross profit.........................     51,889     46,876     52,041     68,053     85,643     39,137     48,388
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Selling, general and administrative expenses.......     28,237     24,264     29,303     36,295     42,260     21,359     23,752
Recapitalization expenses (2)......................     --         --         --         --         --         --          5,105
Other depreciation and amortization................      1,319      1,377      1,349      1,851      2,411      1,093      1,253
Interest...........................................     21,330     21,530     18,705     22,485     25,797     12,498     16,360
Restructuring costs (3)............................      1,921      6,082        912     --         --         --         --
Income tax expense (benefit).......................       (336)    (2,536)       700      2,863      5,980      1,615        740
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) from continuing operations before
  extraordinary item (4)...........................       (582)    (3,841)     1,072      4,559      9,195      2,572      1,178
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss)................................    ($4,825)   ($7,307)    $1,072     $4,559     $9,195     $2,572    ($7,067)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges (5).............        N/A        N/A        1.1x       1.3x       1.6x       1.3x       1.1x

                                                                          YEAR ENDED                          SIX MONTHS ENDED
                                                                         DECEMBER 31,                             JUNE 30,
                                                     -----------------------------------------------------  --------------------
                                                       1992      1993(1)     1994       1995       1996       1996       1997
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                               (DOLLARS IN THOUSANDS)
OTHER DATA:
EBITDA (6).........................................    $35,226    $35,743    $42,067    $56,550    $75,371    $33,328    $41,065
EBITDA margin (6)..................................       26.6%      30.0%      31.4%      35.7%      38.6%      38.1%      37.8%
Utilization rate (7)...............................       80.0       81.1       82.9       81.1       85.5       83.1       85.6
Lease fleet units (end of period)..................     24,960     25,499     33,017     37,386     40,662     38,343     44,158
Net capital expenditures for lease fleet (8).......     $8,826    $12,497    $55,397    $64,443    $62,564    $26,147    $36,550
Non-lease fleet capital expenditures...............        898        727      3,341      6,871     10,284      2,972      6,023
Number of branches.................................         29         30         36         49         55         54         65

BALANCE SHEET DATA (at period end):
Lease equipment, net...............................   $209,388   $246,550   $283,181   $324,207   $356,183   $335,354   $376,671
Total assets.......................................    263,287    295,882    335,633    383,679    428,697    399,852    481,767
Total debt (9).....................................    191,019    176,408    206,346    242,695    268,753    251,197    504,699
Stockholder's equity (deficit).....................     17,585     56,877     57,949     62,508     69,633     63,010   (114,811)


------------------------
(1) On December 16, 1993, Holdings purchased all of the issued and outstanding stock of Scotsman. The acquisition was accounted for under the purchase method of accounting by Holdings, and the Company restated its balance sheet to "push down" the effects of the purchase accounting adjustments.


(2) In the second quarter of 1997, the Company recognized $5,105 of expenses related to the Recapitalization including $2.5 million in connection with acceleration of deferred compensation and $2.6 million in connection with the cancellation of stock options.



(3) Restructuring costs for 1992 consist primarily of costs relating to the disposal of its manufacturing operations. Restructuring costs for 1993 consist primarily of costs incurred in connection with the acquisition of Scotsman by Holdings in December 1993 and costs relating to the discontinuation of its modular structures business. Restructuring costs in 1994 consist primarily of costs related to the discontinuation of its modular structures business.



(4) Effective December 31, 1992, the Company adopted a plan of disposition of its manufacturing operation. The results of operations for the Company's manufacturing activities are presented as a discontinued operation.



(5) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and debt discount and the estimated interest component of rent expense. Earnings were not sufficient to cover fixed charges by $918 in 1992 and $6,377 in 1993. However, the Company's earnings for the purposes of calculating this ratio included non-cash charges for depreciation and amortization of $13,835 in 1992 and $14,508 in 1993.



(6) EBITDA represents net earnings from continuing operations before extraordinary items and before deducting income taxes, interest, restructuring costs, the non-cash portion of deferred compensation, and depreciation and amortization and, in 1992, before including the benefit from the non-recurring settlement of a sales tax assessment of $942. EBITDA and EBITDA margin data, which are not measures of financial performance under generally accepted accounting principles, are presented because such data are used by certain investors to determine the Company's ability to meet historical debt service requirements. Such data should not be considered as an alternative to net earnings as an indicator of the Company's operating performance or as an alternative to cash flows as measures of liquidity.



(7) Utilization rate is defined as units on rent divided by the total units in the Company's rental equipment fleet. Units on rent and total units are calculated based on the average of the number of such units at the end of each month during the applicable period.



(8) Net capital expenditures for lease fleet represents purchases, asset acquisitions and other capitalized costs of units, reduced by the book values of sold, previously leased units which were $7,810, $8,381, $6,425, $7,653 and $9,713 in 1992, 1993, 1994, 1995, and 1996, respectively, and were $4,230 and $4,761 in the six months ended June 30, 1996 and 1997, respectively. In 1994, net capital expenditures includes $16,648 of lease fleet additions related to the acquisition of Mobile Field Office Company.



(9) Does not include aggregate principal amount of long-term debt related to discontinued manufacturing operations of $4,526, $4,471, $4,405, $4,331, $3,500 in 1992, 1993, 1994, 1995 and 1996, respectively, and $3,700 and
    $3,500 in the six months ended June 30, 1996 and 1997, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION REGARDING THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY FOR THE THREE FISCAL YEARS ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. CERTAIN STATEMENTS IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" ARE FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."


GENERAL

    The Company derives its revenues and earnings from the leasing and sale of mobile office and storage units, delivery and installation of those units and the provision of other ancillary products and services. Leasing operations, which primarily comprise the leasing of mobile office units and the sale of units from the Company's lease fleet, account for a majority of the Company's revenues and gross profits. Used mobile office units are sold by the Company in the ordinary course of its business at either fair market value or, to a lesser extent pursuant to pre-established lease purchase options. The Company's cash flow from leasing operations is favorably affected by the sale of used units from the Company's lease fleet as the costs of such units generally have been incurred in previous fiscal periods. Accordingly, the sale of used units results in the availability of the total cash proceeds and the reporting of gross profit on such sales.

    New unit sales revenues are derived from the sale of new mobile offices, similar to those units leased by the Company. Revenues from delivery and installation result from activities related to the transportation and installation of and site preparation for both leased and sold products. Other revenues are derived from the sale of other products and services including: rental of steps, furniture and ramps; sales of parts, supplies and security systems; and charges for granting insurance waivers and for damage billings.

    Although a portion of the Company's business is with customers in industries that are cyclical in nature and subject to changes in general economic conditions, management believes that certain characteristics of the mobile office leasing industry and Scotsman's operating strategies should help to mitigate the effects of economic downturns. These characteristics include (i) the Company's typical lease terms which include contractual provisions requiring customers to retain units on lease for, on average, 12 months, (ii) the flexibility and low cost offered to Scotsman's customers by leasing which may be an attractive alternative to capital purchases, (iii) the Company's ability to redeploy units during regional recessions (for example, during 1995, in response to an economic slowdown the Company moved over 300 units from its Northeast region to the Midwest and Southeast regions) and (iv) the diversity of the Company's industry segments and the geographic balance of the Company's operations (historically during economic slowdowns, the construction industry, which the Company believes represented 26% of its 1996 revenues, experiences declines in utilization rates, while the other customer segments including education are more stable).

RESULTS OF OPERATIONS



    See the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 attached hereto as Annex A and Annex B, respectively.


LIQUIDITY AND CAPITAL RESOURCES


    See the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, attached hereto as Annex A and Annex B, respectively.


SEASONALITY


    See the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, attached hereto as Annex A and Annex B, respectively.


INFLATION


    See the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, attached hereto as Annex A and Annex B, respectively.

                               THE EXCHANGE OFFER

GENERAL

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $400.0 million aggregate principal amount of New Notes for a like aggregate principal amount of Existing Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Existing Notes: the total aggregate principal amount of Existing Notes and New Notes will in no event exceed $400.0 million.

    The Existing Notes were issued on May 22, 1997. An aggregate of $300 million aggregate principal amount of the Existing Notes were sold to the Initial Purchasers and then re-offered at a price of 100%. The remaining $100.0 million aggregate principal amount of Existing Notes were sold directly to the Direct Purchaser at a price of 97.75%. The Direct Purchaser agreed with the Initial Purchasers that it will not sell, transfer or otherwise dispose of or transfer any of the Existing Notes (except for the Exchange Offer) purchased by it for a period of 90 days from the offering of the Existing Notes without the consent of BT Securities Corporation. The Direct Purchaser, Oak Hill Securities Fund, L.P., is a Delaware limited partnership that acquires and actively manages a diverse portfolio of investments principally in leveraged companies. Certain principals of the general partner of the Direct Purchaser and Oak Hill Advisors, Inc., the adviser of the Direct Purchaser, have business relationships with Keystone and Keystone has an equity investment in the Direct Purchaser. The Company paid a $750,000 fee to Oak Hill Advisors, Inc. for financial advisory services rendered in connection with the transaction.


    This Prospectus, together with the Letter of Transmittal, is first being sent on or about September 25, 1997 to all holders of Existing Notes known to the Company. The Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Conditions to the Exchange Offer" below.


PURPOSE OF THE EXCHANGE OFFER

    The Existing Notes were issued by the Company on May 22, 1997 in transactions exempt from the registration requirements of the Securities Act. Accordingly, the Existing Notes may not be reoffered, resold, or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the issuance and sale of the Existing Notes, the Company, the Guarantor and the Subordinated Guarantor entered into two separate Registration Rights Agreements, each dated as of May 22, 1997 (the "Registration Rights Agreements"), which require the Company, the Guarantor and the Subordinated Guarantor to (x) file on or before July 6, 1997 (45 days after the date of issuance of the Existing Notes) a registration statement relating to the Exchange Offer (the "Exchange Offer Registration Statement") and (y) use their respective best efforts to cause the Exchange Offer Registration Statement to become effective on or before October 19, 1997 (150 days after the date of issuance of the Existing Notes). The Company, the Guarantor and the Subordinated Guarantor will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Existing Notes. In the event that (i) the Exchange Offer Registration Statement or a shelf registration statement relating to resales of the Existing Notes (the "Shelf Registration Statement") is not filed by July 6, 1997, (ii) the Exchange Offer is not consummated nor the Shelf Registration Statement is declared effective by October 19, 1997, or (iii) after November 18, 1997, and after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or in accordance with and during the periods specified in the Registration Statement (each, a "Failure to Register"), additional interest will accrue on the Notes at the rate of 0.5% per annum from and including the date on which any Failure to Register shall occur but excluding the date on which all Failures to Register have been cured. The Exchange Offer is being made by the Company, the Guarantor and the Subordinated Guarantor to satisfy their obligations with respect to the Registration Rights Agreements.

    Based on no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. Any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Thus, any New Notes acquired by such holders will not be freely transferable except in compliance with the Securities Act. See "--Consequences of Failure to Exchange; Resale of New Notes."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT


    The Exchange Offer will expire at 5:00 P.M., New York City time, on October 27, 1997 unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for exchange of any Existing Notes, by giving oral notice (promptly confirmed in writing) or written notice to The Bank of New York (the "Exchange Agent") and by giving written notice of such extension to the holders thereof no later than 9:00 A.M. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.


    In addition, the Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any Existing Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Existing Notes as promptly as practicable.

    For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

PROCEDURES FOR TENDERING EXISTING NOTES

    The tender to the Company of Existing Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

    A holder of Existing Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Existing Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF EXISTING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO EXISTING NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Existing Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Existing Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a clearing agency, an insured credit union, a savings association or a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Existing Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure must be complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Existing Note to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Existing Notes are registered and, if possible, the certificate numbers of the Existing Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date the Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Existing Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Existing Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in the judgment of the company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Existing Notes, such Existing Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Existing Notes.

    If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    By tendering, each holder will represent to the Company, the Guarantor and the Subordinated Guarantor in the Letter of Transmittal that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, that neither the holder nor any such other person is participating in or intends to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, the Guarantor and the Subordinated Guarantor.

    Each broker-dealer that receives new Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

WITHDRAWAL RIGHTS

    Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent prior to the Expiration Date at its address set forth below. Any such notice of withdrawal must (i) specify the name of the person having tendered the Existing Notes to be withdrawn (the "Depositor"),
(ii) identify the Existing Notes to be withdrawn (including the certificate number or numbers and principal amount of such Existing Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer such Existing Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Existing Notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange and which are properly withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after such withdrawal. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Existing Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Existing Notes properly tendered and will issue the New Notes promptly after acceptance of the Existing Notes. See "--Conditions to the Exchange Offer" below. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent.

    For each Existing Note accepted for exchange, the holder of such Existing Note will receive a New Note having a principal amount equal to that of the surrendered Existing Note.

    In all cases, issuance of New Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Existing Notes or a timely Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Existing Notes for exchange or the exchange of the New Notes for such Existing Notes any of the following events shall occur:

        (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer, or

        (ii) the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time from time to time in its reasonable judgment. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, neither the Company will accept for exchange any Existing Notes tendered, and no New Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). In any such event the Company, the Guarantor and the Subordinated Guarantor are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

    The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange.

EXCHANGE AGENT

    The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

BY MAIL:                        BY HAND DELIVERY:         BY OVERNIGHT MAIL OR COURIER:
The Bank of New York            The Bank of New York      The Bank of New York
101 Barclay Street-7E           101 Barclay Street        101 Barclay Street-7E
New York, NY 10286              Corporate Trust and       New York, NY 10286
Attn:Reorganization Department  Agency Services Window    Attn:Reorganization Department
     Shilpa Privedi             Ground Level                   Shilpa Privedi
                                New York, NY 10286
                                Attn: Shilpa Privedi

                                For information, call
                                Ph: (212) 815-5789
                                Fax: (212) 815-6339

    DELIVERY OF THE EXISTING NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payment to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred by the Company in connection with the Exchange Offer will be paid by the Company.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

TRANSFER TAXES

    Holders who tender their Existing Notes for exchange will not be obligated to pay any transfer taxes in connection therewith except that holders who instruct the Company to register New Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the carrying value of the Existing Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of New Notes for Existing Notes. Expenses incurred in connection with the issuance of the New Notes will be amortized over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF NEW NOTES

    Holders of Existing Notes who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Existing Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Existing Notes may not be altered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company, the Guarantor and the Subordinated Guarantor do not currently anticipate that they will register the Existing Notes under the Securities Act. However, in the event that the Company, the Guarantor and the Subordinated Guarantor determine that the Exchange Offer is not available or may not be consummated as soon as practicable after the last date the Exchange Offer is open because it would violate applicable law or the applicable interpretations of the staff of the Commission, or if for any other reason the Exchange Offer is not consummated by November 18, 1997, or if the Initial Purchasers so request with respect to the Existing Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by them following consummation of the Exchange Offer, or if any holder of Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable New Notes in exchange for Existing Notes in the Exchange Offer, then, in each case, the Company, the Guarantor and the Subordinated Guarantor will at their sole expense, (a) as promptly as practicable, use all reasonable efforts to prepare and file the Shelf Registration Statement, (b) use all reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use all reasonable efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable Notes have been sold thereunder. The Company will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells such Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreements that are applicable to such a Holder (including certain indemnification rights and obligations).

    Based on certain no-action letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holders (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Existing Notes that were acquired for its own account as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. Each such broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreements and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing.

    Participation in the Exchange Offer is voluntary, and holders of Existing Notes should carefully consider whether to participate. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of, this Exchange Offer, the Company, the Guarantor and the Subordinated Guarantor will have fulfilled a covenant contained in the Registration Rights Agreements. Holders of Existing Notes who do not tender their Existing Notes in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreements that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "Description of Exchange Notes." All untendered Existing Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Existing Notes could be adversely affected.

    The Company may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Existing Notes which are not tendered in the Exchange Offer.

                                    BUSINESS

GENERAL


    Founded in 1946, Scotsman is the second largest lessor of mobile office units in the United States with over 44,100 units leased through 65 branch offices in 35 states. The Company's mobile office units provide high quality, cost-effective relocatable space solutions to over 12,500 customers in 450 industries including construction, education, healthcare and retail. In recent years, Scotsman's leasing operations have generated recurring revenues due to high levels of repeat business and average lease periods of approximately 19 months. In addition to its core leasing operations, Scotsman sells new and previously leased mobile office units and provides delivery, installation and other ancillary products and services. For the twelve months ended June 30, 1997, Scotsman generated revenues and EBITDA of $216.3 million and $83.1 million, respectively.



    The Company's fleet is generally comprised of standardized, versatile products that can be configured to meet a wide variety of customer needs. The units are fitted with axles and hitches and are towed to various locations. Most units are wood frame construction, contain materials used in conventional buildings, and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. Mobile office units are durable and have estimated useful life of 20 years. The average age of the Company's fleet is approximately 8 years. From January 1, 1994 to December 31, 1996, the Company was able to sell used units in the ordinary course of its business (excluding units sold pursuant to purchase options) at an average of more than 95% of their total capitalized costs and a 20% premium to net book value. Capitalized costs include the costs of units as well as the costs of significant improvements made to the units.


    Based on its experience, management believes that the mobile office industry (excluding manufacturing operations) exceeds $2.0 billion and has grown significantly in recent years. This growth has been primarily driven by population shifts, demographic trends, economic expansion, and the increased demand for outsourcing space needs (for example, school expansion programs, construction starts, recreation and entertainment activities). By outsourcing their space needs, the Company's customers are able to achieve flexibility, preserve capital for core operations, and convert fixed costs into variable costs.

    From 1993 to 1996, the Company increased revenues at a CAGR of 17.9% to $195.1 million. Over the same period, EBITDA grew at a CAGR of 28.2% to $75.4 million, lease fleet units grew by 59.0% to 40,662 units and the average annual utilization rate of its lease fleet increased from 81.1% to 85.5%. The Company has achieved this growth by expanding its lease fleet through factory purchases and acquisitions, expanding its branch network, increasing ancillary high margin services and product lines and improving fleet management.

    The Company has its principal executive offices located at 8211 Town Center Drive, Baltimore, Maryland 21236. The telephone number of the Company's executive offices is (410) 931-6000.

COMPETITIVE STRENGTHS

    The Company attributes its success in the mobile office industry to the following competitive strengths:

    MARKET LEADERSHIP. The Company is one of two national operators competing in the highly fragmented mobile office industry and believes its lease fleet is more than three times larger than that of its next largest competitor. The Company is the first or second largest provider of leased fleet units in most of its regional markets.

    NATIONAL PRESENCE AND CUSTOMER DIVERSITY. The Company's national presence provides it with the benefits of (i) customer and geographic diversification,
(ii) less sensitivity to regional economic downturns, (iii) the ability to redeploy units within its branch network to optimize utilization levels, respond to regional economic downturns and reduce the need for new unit purchases and (iv) economies of scale. The Company has over 12,500 customers, the largest of which accounted for only 2.3% of 1996 revenues.

    EFFECTIVE FLEET MANAGEMENT. The Company's lease fleet is actively managed to maximize customer satisfaction, optimize fleet utilization and improve fleet quality and flexibility. Scotsman's proprietary management information system provides comprehensive fleet statistics and lease information that allows the Company to effectively monitor and allocate its units throughout its branch network. Effective fleet management has helped to improve the average annual utilization rate from 81.1% in 1993 to 85.5% in 1996.

    Scotsman has undertaken a number of fleet management initiatives designed to improve operations and increase profitability, including: (i) standardization of products, (ii) quality improvement, (iii) redeployment and (iv) fleet pruning. These initiatives are outlined in more detail below:

    - EMPHASIS ON STANDARDIZATION OF PRODUCTS. The Company has shifted its fleet composition to more standardized products through a combination of new fleet purchasing guidelines and the conversion of non-standard units into more standard configurations. Product standardization allows Scotsman to easily modify its structures to meet specific customer needs and thus increase utilization. Conversions of existing units from non-standard to standardized units can be completed, on average, at less than the cost of purchasing new units. Overall, the Company believes that the majority of its fleet is comprised of standardized, highly versatile products.

    - FLEET QUALITY. Because the Company believes that rental rates are based upon physical condition rather than age, Scotsman monitors its fleet on a regular basis and has improved the quality of its products over the past three years through refurbishment of units in poor condition or through targeted sales programs. Units classified as "unrentable" have been reduced to less than 1.0% of the total fleet at December 31, 1996. This reduction increased the Company's total rentable fleet, resulting in increased utilization.

    - PORTABILITY OF FLEET AND FLEET REDEPLOYMENT. The Company capitalizes on its nationwide franchise and inventory management systems by actively redeploying excess fleet to areas of higher customer demand. The portability and standardized nature of the units allow them to be relocated to surrounding areas at relatively low cost and with immediate potential for leasing at higher rental rates, thus allowing the Company to minimize capital expenditures for new fleet purchases. For example, during 1995, in response to an economic slowdown, the Company was able to shift over 300 units from its Northeast region to the Midwest and Southeast regions. As part of its fleet purchasing and conversion activities, Scotsman generally has its units built or converted to meet industrialized building codes for use in several surrounding states, thus allowing them to be redeployed as necessary.

    - FLEET PRUNING. From time to time, the Company will sell excess or idle units from its fleet. Pruning activities allow the Company to manage fleet quality and composition.

    DEDICATED MARKETING AND CUSTOMER SERVICE. Through extensive marketing and customer service programs, the Company focuses on maintaining and expanding long-term customer relationships. Scotsman is the only industry operator that maintains its own full-service national support staff to prepare units for lease and maintain units while on lease. As a result of this extensive customer service, Scotsman's leasing operations have generated recurring revenues due to high levels of repeat business.


    PROVEN TRACK RECORD. Since 1993, the current management team has substantially increased the Company's utilization rate of its fleet, increased the size of its fleet by approximately 18,700 units or 73%, doubled the size of its branch network and completed 16 strategic acquisitions. As a result of these and other factors, since 1993, EBITDA has increased at a CAGR of 28.2% to $75.4 million in 1996. Seven of the top eight executive officers of the Company (including the President, Chief Financial Officer and the

Northern and Southern Division Managers) retained all of their common stock and stock options in Holdings (a total of $10.9 million at the Common Stock Repurchase price) as part of the Recapitalization. This represents a significant economic commitment and participation in the continued success of the Company.

BUSINESS AND GROWTH STRATEGY

    Management's business and growth strategy includes the following:


    FLEET AND BRANCH EXPANSION. The Company plans to continue to capitalize on the industry's favorable growth trends by increasing customer penetration and fleet size in existing markets. In addition, the Company plans to open branches in new markets where positive business fundamentals exist. From January 1, 1994 to June 30, 1997, the Company increased its number of branches from 30 to 65 and the number of units from approximately 25,500 to 44,100. The Company plans to continue expanding its network.



    SELECTIVE FLEET ACQUISITIONS. To complement its fleet and branch expansion, the Company plans to capitalize on the industry's fragmentation and expand its geographic coverage by making selective acquisitions of mobile offices and storage product lease fleets. From January 1, 1994 to June 30, 1997, Scotsman made 16 acquisitions of approximately 10,800 units for a total purchase price of $56.1 million. These units have accounted for approximately 28% of the value of the Company's total fleet purchases during that period.


    The Company has generally been able to acquire units at less than the cost of new factory purchased units. Typically, there is a low cost of integrating acquired fleets and acquired units have existing leases that generate immediate revenues and EBITDA. In addition, the Company has historically been able to improve the financial operating performance, utilization and growth rates of acquired fleets.


    ANCILLARY PRODUCTS AND SERVICES. The Company continues to identify new applications for its existing products, diversify into new product offerings and deliver ancillary products and services to leverage the Company's existing branch network. For example, in 1996, the Company began focusing on the market for storage product units, which are used for secured storage space. Since January 1, 1996, the Company has completed five acquisitions totaling approximately 2,400 storage units. Ancillary products and services include the rental of steps, ramps and furniture.


    EDUCATION MARKET TRENDS. The Company believes that the education market accounted for approximately 19% of 1996 revenues and offers growth opportunities as a result of the following: (i) an increase in state and local initiatives governing maximum class sizes, (ii) state and local governmental pressures to decrease spending and find cost-effective ways to expand classroom capacity, and
(iii) increased interstate and intrastate migrations necessitating rapid expansion of education space. For example, California has mandated a statewide classroom size reduction initiative to lower class sizes to 20 students from an average of approximately 29 in kindergarden through third grade, which the Company believes will increase demand for mobile office units for classrooms in California.

RECESSION RESISTANCE

    Although a portion of the Company's business is with customers in industries that are cyclical in nature and subject to changes in general economic conditions, management believes that certain characteristics of the mobile office leasing industry and Scotsman's operating strategies should help to mitigate the effects of economic downturns. These characteristics include (i) the Company's typical lease terms which include contractual provisions requiring customers to retain units on lease for, on average, 12 months, (ii) the flexibility and low cost offered to Scotsman's customers by leasing which may be an attractive alternative to capital purchases, (iii) the Company's ability to redeploy units during regional recessions (for example, during 1995, in response to an economic slowdown the Company moved over 300 units from its

Northeast region to the Midwest and Southeast regions) and (iv) the diversity of the Company's industry segments and the geographic balance of the Company's operations (historically during economic slowdowns, the Company has observed that the construction industry, which the Company believes represents 26% of its 1996 revenues, experiences declines in utilization rates, while the other customer segments including education are more stable). The Company estimates that the current annual capital expenditures (net of replacement costs) required to maintain its lease fleet and facilities at their current size and condition is approximately $20 million.

PRODUCTS

    The Company's products can be used to meet a variety of customer needs. Sample applications include classrooms, sales offices and special events headquarters. The Company's mobile office fleet ranges from single-unit facilities to section modular structures which combine mobile offices into one structure for applications that require more space. Units typically range in size from 8 to 14 feet in width and 16 to 70 feet in length and are generally constructed using a steel frame and undercarriage with an exterior of wood or aluminum. The units are fitted with axles and hitches and are towed to various locations. Most units are wood frame construction, contain materials used in conventional buildings, and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. Mobile office units are extremely durable and have an estimated economic useful life of 20 years. During 1996, the average purchase price for new mobile office units was $10,750 and the average unit was leased for approximately $280 per month, although rates vary depending upon size, product type and features. Products are leased on a short-term basis with average contractual terms of 12 months. However, most customers retain the product for a longer period as evidenced by an average existing lease term of 19 months at March 31, 1997.

    The Company's specific product offerings are described below:

    MOBILE OFFICES. Mobile offices are the most functional and versatile units in the Company's lease fleet. Units typically have "open interiors" which can be modified using movable partitions. Mobile offices currently comprise approximately one half of the Company's lease fleet and commonly include tile floors, air conditioning/heating units, partitions and, if requested, toilet facilities.

    SECTION MODULARS. Section modulars are two or more units combined into one structure. Interiors are customized to match the customer needs. Among its many uses, section modulars have been used as hospital diagnostic annexes, special events headquarters and golf pro shops.

    CLASSROOMS. Classroom units are standard units adapted specifically for use by school systems or universities. Classroom units usually feature chalkboards and teaching aids, air conditioning/heating units, windows along side-walls and, if requested, toilet facilities.

    SALES OFFICES. Sales offices are marketed to businesses that require site located space for sales presentations. Exteriors are typically wood-sided with some models offering recessed front entries. The Company's "Executive Line" sales offices are larger, more expensive versions of the standard sales office with more amenities.

    STORAGE PRODUCTS. Storage products are windowless and are typically used for secure storage space. There are generally two types: ground-level entry storage containers and storage trailers with axles and wheels. The basic storage unit features a roll-up or swing door at one end. Units are made of heavy exterior metals for security and water tightness.

BRANCH NETWORK


    As a key element to its market leadership strategy, the Company maintains a network of 65 branch offices throughout 35 states. This network enables the Company to increase its product availability and customer service within its regional and local markets. Customers benefit because they are provided with (i) improved service availability, (ii) reduced time to occupancy, (iii) better access to sales representatives; (iv) the ability to inspect units prior to rental; and (v) lower freight costs which are typically paid by the customer. The Company benefits because it is able to spread regional overhead and marketing costs over a larger lease base, redeploy units within its branch network to optimize utilization, discourage potential competitors by providing ample local supply and offer profitable short-term leases which would not be profitable without a local market presence.


    Management believes geographic diversification of the Company's branch network spreads economic and operating risk. In 1996, the Southeast, Northeast, Western and Midwest regions accounted for 30%, 27%, 27% and 16% of the Company's revenues, respectively.

    Each branch is indirectly supervised by one of four regional managers (these managers average 15 years of industry experience and 11 years with the Company) and generally headed by a branch manager. Management believes it is important to encourage employees to achieve revenue and profit levels and to provide a high level of service to Scotsman's customers. Approximately 40% of the regional managers' compensation is based upon the financial performance of their branches and approximately 40% of branch managers' compensation is tied to budgeted EBITDA levels. Sales representatives' compensation is commission driven and based on the gross profits of new business.

OPERATIONS

    LEASING. Leasing revenue is a function of average monthly rental rate, fleet size and utilization. The Company monitors fleet utilization at each branch. In 1996, average fleet utilization by region ranged from 82.0% to 88.8% and for the Company was 85.5%. While the Company adjusts its pricing to respond to local competition in its markets, it believes that it generally achieves a rental rate equal to or above that of its competitors because of the quality of its products and its high level of customer service. Based upon its 1996 average utilization rate and fleet size, the Company estimates that a $1.00 change in the average monthly rental rates would result in a $0.4 million impact on EBITDA. Management estimates that a one percentage point decrease in overall Company utilization rates would have reduced 1996 EBITDA by $1.1 million.

    As part of its leasing operations, the Company sells used mobile office units from its lease fleet either at fair market value or to a lesser extent pursuant to pre-established lease purchase options included in the terms of its lease agreements. Due in part to an active fleet maintenance program, the Company's units maintain a significant percentage of their original value. During the period fiscal from 1993 to 1996, the Company was able to sell used units in the ordinary course of business (excluding units sold pursuant to purchase options) for an average between 97% and 102% of their total capitalized cost and a 20% premium to net book value. Such costs include the cost of the units as well as costs of significant improvements made to the unit. However, no assurance can be given that such percentages would have been realized from the sale of the entire lease fleet or will be realized in the future.

    NEW UNIT SALES. New unit sales include sales of newly-manufactured mobile office units. The Company does not generally purchase new units for resale until it has obtained firm purchase orders (which are generally non-cancelable) for such units. New mobile units are generally purchased more heavily in the late spring and summer months due to seasonal classroom and construction market requirements.

    DELIVERY AND INSTALLATION. The Company provides delivery, site-work, installation and other services to its customers as part of its leasing and sales operations. Revenues from delivery, site-work and installation result from the transportation of units to a customer's location, site-work required prior to installation and installation of the mobile units which have been leased or sold. Typically units are placed on temporary foundations constructed by Scotsman service technicians, and service personnel will also generally install the Company's ancillary products. The Company also derives revenues from the tear-down of units and removal once a lease expires.

    OTHER. The Company also derives revenue from the sale of other products and services, including: rental of steps, furniture and ramps; sales of parts, supplies and security systems; and charges for granting insurance waivers (i.e., charging a fee to customers who do not provide their own insurance certificate) and for damage billings.

FLEET PURCHASES

    The Company closely monitors fleet purchases to manage capital expenditures and inventory levels. Generally, fleet purchases are controlled by regional and corporate lease fleet managers, and must pass the Company's fleet purchasing policy guidelines (which include ensuring that utilization rates and unrentable units levels are acceptable, that redeployment, refurbishment and conversion options have been evaluated, and that specific return on investment criteria have been met). Scotsman purchases its units through approximately 30 third-party suppliers (most suppliers have only one factory, which generally serves a market within 300 to 400 miles), with no significant dependence on any supplier. The top three suppliers of units during the twelve months ended December 31, 1996 represented approximately 26% of all purchases. The Company believes that it has an excellent working relationship with its suppliers.

    The Company believes that its fleet purchases are flexible and can be adjusted to match business needs and prevailing economic conditions. Scotsman is not "locked in" to long-term purchase contracts with manufacturers, and can modify its new fleet purchases and acquisition activities to meet customer demand. New fleet purchases are the result of the Company's growth and branch expansion initiatives. The Company supplements its new fleet purchases with acquisitions. Although the timing and amount of acquisitions are difficult to predict, management considers its acquisition strategy to be opportunistic and will adjust its fleet spending patterns as fleet acquisition opportunities become available.

MARKETING

    In addition to opening new branches, the Company uses a number of marketing tools to generate new business and customers. By maintaining a detailed and updated customer and prospect tracking system, marketing and sales personnel generally can identify when a particular customer or prospect typically utilizes the Company's products and may contact such customer or prospect regarding their future needs.

    Through its marketing and sales efforts, the Company has successfully expanded the uses for its products. For example, since 1993, the number of industries (as measured by SIC code) that lease or purchase the Company's products has increased from 360 to 450. Additionally, Scotsman expects to continue to increase its penetration of other industries that would benefit from the usage of the Company's products. See "--Customer Base."

    Developing new customers is an integral part of the sales process and is monitored through the use of quarterly goals for each employee with sales responsibility. In addition to its prospect tracking data bases, Scotsman conducts direct mail campaigns (over 700,000 informational brochures were mailed in 1996) and is a heavy user of print advertising, including the yellow pages and customer trade publications. The Company has developed a toll-free telephone number network so that customers can call and speak to a sales representative in the branch location nearest the site where the call was placed. In addition, the Company participates in numerous regional and national trade shows, and Scotsman sales personnel joins local trade groups and associations. The Company also designs marketing campaigns targeted at specific market niches.

    During 1996, the Company began developing national accounts. To date, the Company has established 50 national accounts and continues to pursue other national account relationships. The relationships are coordinated by a national account manager and serviced by the branch network. Due to its broad geographic capabilities, this program allows the Company to further differentiate itself from many of its "mom-and-pop" competitors by providing consistent service on a national basis.

CUSTOMER BASE

    The Company's customer base is comprised of approximately 12,500 companies which operate in approximately 450 diverse industries, a significant increase over 1993 levels of 7,700 customers in 360 industries. The Company believes that the construction and education industries accounted for approximately 26% and 19% of 1996 total revenues and that no other industry accounted for more than 10% of 1996 total revenues. During 1996 no single customer accounted for more than 2.3% of the Company's total revenues and its top ten customers accounted for approximately 6.6% of total revenues. The Company's customer base as categorized by SIC Code and as a percentage of total revenues for 1996 is estimated as follows:

        CONSTRUCTION: The Company provides office and storage space to a broad array of contractors associated with both residential and nonresidential buildings, commercial offices and warehouses; highway, street, bridge and tunnel contractors; water, sewer, communication and power line contractors; and special construction trades, including glass, glazing and demolition. The Company believes its construction customer base is characterized by a wide variety of contractors, who are associated with original construction as well as capital improvements in the commercial, institutional, residential and municipal arenas.

        EDUCATION: Rapid and unpredictable shifts in population within states often necessitate quick expansion of educational facilities particularly in elementary and secondary schools. State and local governmental budgetary pressures have made mobile offices, especially multi-sectional offices, a convenient and cost-effective way to expand classroom, laboratory and library capacity. The Company's quality products are well suited for educational institutions which demand a high level of maintenance and service support.

        PROFESSIONAL SERVICES: Customers in this category include professionals from a broad array of industry sectors including engineering, architectural, accounting, legal, insurance and sales.

        HEALTH CARE: Health care customers are frequent users of multi-sectional facilities as administrative offices, waiting rooms, MRI and other diagnostic annexes adjacent to existing hospitals.

        UTILITIES: Mobile offices have traditionally been leased to utilities involved in electrical service, natural gas distribution and production, and other energy-related services. Units are used as meeting rooms, reception and visitor centers, security offices and, during periods of utility plant reconstruction, as facilities to house the operations staff.

        GOVERNMENT: Governmental users consist of federal, state and local public sector organizations such as the United States Environmental Protection Agency and state highway administrations. The Company has enjoyed particular success in focused niches such as prisons and jails, courthouses, national security buildings and NASA facilities. The Company's strategy of concentrated regional focus has been particularly helpful in obtaining business from local governmental customers.

        CHEMICAL AND PHARMACEUTICAL: Chemical and pharmaceutical companies have been long-time users of temporary office space. Mobile offices are particularly well suited for laboratory usage where space is needed for the duration of a specific project or for an off-site or isolated laboratory.

        COMMERCIAL/INDUSTRIAL AND OTHER: The Commercial/Industrial and Other segment includes a variety of industries and product uses which help diversify the Company's revenue stream. Common examples include: entertainment, recreation, transportation terminals, recycling, retail and fast food establishments, metal processing and refining and disaster relief. Although there are a number of different industries in this category, the Company believes that no single industry included in this segment was material to it in 1996.

    The Company continually seeks to expand its user base and the applications for its products. Other industries offering potential increasing sources of revenue for the Company include childcare and care for the elderly. There is also potential for a wider number of commercial applications for the Company's products. For example, the Company is marketing its mobile office products to companies for use as designated smoking facilities and to the agricultural industry for use as weigh stations.

MANAGEMENT INFORMATION SYSTEMS

    The Company utilizes a proprietary management information system which substantially differentiates Scotsman from the majority of its competitors. Scotsman's information system is instrumental to its lease fleet management and targeted marketing efforts and allows management to monitor operations at its branches on a daily, weekly, and monthly basis. Lease fleet information is input daily at the branch level and verified through a monthly physical inventory by branch personnel. This provides management with on-line access to utilization, lease fleet unit levels, and rental revenues by branch or geographic region. This information, among other data, is reviewed in weekly reports by management. In addition, an electronic file for each unit showing its lease history and current location/status is maintained in the information system. Branch salespeople utilize the information system to obtain information regarding potential and current customers as well as unit availability. The information data base tracks individual units by serial number and includes complete cost, condition and other financial and specific unit information.

    In 1994, the Company initiated a 4-year $7 million upgrade plan to improve its information systems of which approximately $3.7 million had been spent as of December 31, 1996. The initiatives funded by this plan will increase operating efficiencies and access to management information as these needs grow with the expansion of the business.

MOTOR VEHICLE REGULATIONS

    A portion of the Company's units is subject to regulation in certain states under motor vehicle and similar registration and certificate of title statutes. The Company believes that it has complied in all material respects with all motor vehicle registration and similar certificate of title statutes in states where such statutes clearly apply to mobile office units. The Company has not taken actions under such statutes in states where it has determined that such statutes do not apply to mobile office units. However, in certain states, the applicability of such statutes to the Company's mobile office units is not clear beyond doubt. Due to the difficulty, expense and burden of complying with all possible motor vehicle and certificate of title requirements in such states, the Company does not take action to comply with every possible motor vehicle and similar registration and certificate of title requirement in such jurisdictions. If additional registration and related requirements are deemed to be necessary in such states or if the laws in such states or other states were to change to require the Company to comply with such requirements, the Company could be subject to additional costs, fees and taxes as well as administrative burdens in order to comply with such statutes or requirements. The Company does not believe the effect of such compliance will be material to its business and financial condition.

COMPETITION

    Although the Company's competition varies significantly by market, the mobile office industry, in general, is highly competitive. The Company competes primarily in terms of product availability, customer service and price. The Company believes that its reputation for customer service and its ability to offer a wide selection of units suitable for many varied uses at competitive prices allow it to compete effectively. However, certain of the Company's competitors, such as GE Capital Modular Space, are less leveraged, have greater market share or product availability in a given market and have greater financial resources and pricing flexibility than the Company.

PROPERTIES


    The Company leases approximately 72% of its 65 branch locations and owns the balance as well as its headquarters in Baltimore, Maryland. Management believes that none of the Company's leased facilities, individually, is material to the operations of the Company.


LEGAL PROCEEDINGS

    The Company is involved in certain legal actions arising in the ordinary course of business. The Company believes that none of these actions, either individually or in the aggregate, will have a material adverse effect on the Company's business, results of operations or financial condition.

EMPLOYEES


    As of June 30, 1997, the Company had 625 employees. None of the Company's employees are covered by a collective bargaining agreement. Management believes its relationship with its employees is good. The Company has never experienced any material labor disruption and is unaware of any efforts or plans to organize its employees.


THE GUARANTORS


    The Company acquired the Guarantor in 1994. As of April 30, 1997, the Guarantor transferred substantially all of its assets, consisting primarily of mobile office units, to the Company and ceased operations which were limited to leasing its mobile office units to the Company under a master lease. The operations of the Guarantor are currently limited to issuing the Guarantee. The Subordinated Guarantor is a newly-created special purpose Delaware limited liability company formed to hold certain existing and future Rental Equipment (as defined in "Description of the Notes--Certain Definitions") as to which the Company has not, due to the difficulties in establishing the status thereof under applicable law and the expenses and administrative burden of discerning the requirements of each such jurisdiction's certificate of title or similar statute, taken all possible steps which might be necessary to perfect beyond doubt the first priority lien thereon intended to secure the Company's obligations under the New Credit Facility. At June 30, 1997, the assets of the Subordinated Guarantor included approximately 33,600 of the Company's units and represented approximately 56% of the total consolidated assets of the Company. Under the Subordinated Guarantor's operating agreement, the executive committee of the Subordinated Guarantor is required, for so long as any indebtedness remains outstanding under the New Credit Facility, to included at least one "special executive" who has no interest in or special relationship with Holdings or its subsidiaries, and the affirmative vote of the "special executive" is required, among other things, to authorize the filing of a bankruptcy petition with respect to the Subordinated Guarantor or the making of any other act of bankruptcy by the Subordinated Guarantor.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The Company's directors and executive officers are as follows:


NAME                                                AGE                                POSITION
----------------------------------------------      ---      ------------------------------------------------------------
Barry P. Gossett..............................          57   Director and Chairman of the Board
Gerard E. Holthaus............................          48   President and Chief Executive Officer, Director
James N. Alexander............................          37   Director
Daniel L. Doctoroff...........................          38   Director
Michael F. Finley.............................          35   Director
Robert B. Henske..............................          35   Director
James L. Singleton............................          41   Director
David P. Spalding.............................          42   Director
J. Collier Beall..............................          49   Senior Vice President and Southern Division Manager
Joseph F. Donegan.............................          46   Senior Vice President and Northern Division Manager
Gerard E. Keefe...............................          40   Senior Vice President and Chief Financial Officer
James D. Funk.................................          50   Vice President and Midwestern Regional Manager
Katherine K. Giannelli........................          36   Vice President and Controller
Robert W. Hansen..............................          40   Vice President and Western Regional Manager
William C. LeBuhn.............................          34   Vice President--Human Resources
John B. Ross..................................          48   Vice President and Corporate Counsel
William J. Wyatt..............................          57   Vice President--Marketing and Sales Support


    Mr. Gossett has been Chairman of the Board since April 1997. He formerly served as Chairman and Chief Executive Officer from October 1995 to April 1997. Prior to this, he served as President and Chief Executive Officer of the Company from 1990 to October 1995. Mr. Gossett has been a director and employee of the Company or its predecessor for over twenty-five years. Before joining the Company, Mr. Gossett was a partner at Buchanan and Company, a Washington, D.C. accounting firm. Mr. Gossett was one of the founders of the Modular Building Institute, an industry trade group which represents member companies.

    Mr. Holthaus has been President and Chief Executive Officer of the Company since April 1997. He has been with the Company since June 1994, and served as President and Chief Operating Officer from October 1995 to April 1997 and was Executive Vice President and Chief Financial Officer prior thereto. He has served as a director since June 1994. Before joining the Company, Mr. Holthaus served as Senior Vice President of MNC Financial, Inc. from April 1988 to June 1994. From 1971 to 1988, Mr. Holthaus was associated with the accounting firm of Ernst & Young (Baltimore), where he served as a partner from 1982 to 1988.

    Mr. Alexander was elected as a director of the Company in May 1997. Mr. Alexander has been a Vice President of Keystone and a Principal of Arbor Investors, L.L.C. since August 1995. Prior to joining Keystone, he worked at Goldman, Sachs & Co. where he was a Vice President in the Fixed Income Division from August 1993 to July 1995. He serves on the Boards of Directors of FW Strategic Partners, L.P. and Pipeline Power Partners, L.P. and on the Board of Advisors of FEP Capital Holdings, L.P.

    Mr. Doctoroff was elected as a director of the Company in May 1997. Mr. Doctoroff has been a Vice President of Keystone since October 1992, a Managing Director of Oak Hill Partners, Inc. and its predecessor, which provides investment advisory services to Acadia Partners, L.P. ("Acadia"), since August 1987, Vice President and Director of Acadia MGP, Inc., a corporate general partner of Acadia since March 1992 and a managing partner of Insurance Partners Advisors, L.P., which provides investment advisory services to Insurance Partners, L.P., since February 1994. Mr. Doctoroff is also a director of Bell &

Howell Holdings Company, CapStar Hotel Company, Specialty Foods Corporation and Kemper Corporation.

    Mr. Finley was elected as a director of the Company in May 1997. Mr. Finley has been a Principal of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Vice President in the Merchant Banking Group at Lehman Brothers Inc. from 1989 to 1994.

    Mr. Henske was elected as a director of the Company in May 1997. From January 1997 to the present, Mr. Henske has been a Vice President of Keystone and a Principal at Arbor Investors, L.L.C. From January 1996 to December 1996, he was Executive Vice President and Chief Financial Officer of American Savings Bank, F.A., a federally-chartered thrift. From 1986 to January 1996, he was a partner and held various other positions with Bain & Company, a management consulting firm.

    Mr. Singleton was elected as a director of the Company in May 1997. Mr. Singleton has been a Vice Chairman of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Managing Director in the Merchant Banking Group at Lehman Brothers Inc. Mr. Singleton is also a director of Able Body Corporation, L.P. Thebault Company and Cinemark USA, Inc.

    Mr. Spalding was elected as a director of the Company in May 1997. Mr. Spalding has been Vice Chairman of Cypress since it formation in April 1994. Prior to joining Cypress, he was a Managing Director in the Merchant Banking Group at Lehman Brothers Inc. from February 1991 to April 1994. Previously, he held the position of Senior Vice President of Lehman Brothers Inc. from September 1988 to February 1991. From April 1987 to September 1988, he was Senior Vice President of General Electric Capital Corporation Corporate Finance Group, Inc. Prior to 1987 he was a Vice President of The First National Bank of Chicago. Mr. Spalding is also a director of Lear Corporation and AMTROL Inc.

    Mr. Beall has been Senior Vice President and Southern Division Manager of the Company since September 1996 and was the Southeastern Region Manager prior thereto. Mr. Beall's responsibilities include the implementation of corporate policies, attainment of branch profitability, fleet utilization management and development of personnel. Prior to joining the Company in 1977, Mr. Beall was a Regional Manager for Modular Sales and Leasing Company based in Georgia.

    Mr. Donegan has been Senior Vice President and Northern Division Manager of the Company since September 1996 and served as the Northeast Region Manager prior thereto. Mr. Donegan's responsibilities include the implementation of region profitability, fleet utilization and development of personnel. Mr. Donegan has over 20 years of experience within the industry. From 1991 through May 1994, Mr. Donegan held similar positions with Space Master Buildings, Kullman Industries and Bennett Mobile Offices.

    Mr. Keefe has been Senior Vice President and Chief Financial Officer of the Company since April 1997. He formerly served as Vice President, Fleet and Finance, with responsibilities including overall fleet management and purchasing, treasury functions, pricing and budgeting from February 1995 to April 1997. Prior to joining the Company, Mr. Keefe was with The Ryland Group, a national homebuilder headquartered in Columbia, Maryland, from 1993 to 1995. From 1991 to 1993, he was a management consultant serving the management, distribution and financial services industries, and from 1977 to 1991, he was with Ernst & Young, (Baltimore), most recently as a Senior Manager.

    Mr. Funk has been Vice President and Midwestern Regional Manager of the Company since 1986. Mr. Funk's responsibilities include the implementation of corporate policies, attainment of branch profitability, fleet utilization management and development of personnel in his region. Prior to joining the Company in 1986, Mr. Funk was a branch manager for IISCOM, a distributor of computer products based in Florida.

    Ms. Giannelli has been Vice President and Controller of the Company with responsibilities for the Company's accounting department including regulatory reporting since 1990. Prior to joining the Company, Ms. Giannelli was a Senior Manager of KPMG Peat Marwick in Baltimore, Maryland where she had been employed from 1982 to 1990.

    Mr. Hansen has been Vice President and Western Regional Manager with responsibility for Sales and Operations in the 13 Western States since 1994. His duties include attainment of branch profitability, fleet management, development of personnel and implementation of corporate policy in his region. Prior to joining the Company in 1983, Mr. Hansen was General Manager of Duracite Mfg., a cabinetwork and construction firm in the San Francisco Bay Area.

    Mr. LeBuhn has been Vice President of Human Resources since January 1994. Mr. LeBuhn's responsibilities include the management of human resources related programs. Prior to joining the Company, Mr. LeBuhn was Human Resources Manager for Sherwin-Williams Eastern Division from 1992 to January 1994 and Director of Human Resources for Consolidated International Insurance Group, Inc. from 1985 to 1992.

    Mr. Ross has been Corporate Counsel for the Company since February 1995. Prior to joining Scotsman, Mr. Ross was Corporate Counsel for MNC Leasing Corporation from 1983 to 1991 and Special Assets Counsel for MNC Financial, Inc. from 1991 to 1993. Prior to joining MNC Leasing Corporation, he was engaged in the private practice of law in both North Carolina and Maryland.

    Mr. Wyatt has been Vice President, Marketing and Sales Support since 1994. He was Director of Sales and Marketing for the Mobile Offices Division from 1990 to 1994 and was National Sales Manager of Williams from 1988 to 1990. Before joining Scotsman, Mr. Wyatt operated W.J. Wyatt and Company, Inc., a consulting firm providing sales development, market planning, convention and meeting management and publishing services.

    Each director of the Company is currently also a director of Holdings and the Guarantor. Messrs. Holthaus, Keefe, and Ross and Ms. Giannelli are officers of Holdings in the same capacities as they are at the Company. Messrs. Holthaus and Keefe are officers of the Guarantor in the same capacities as they are at the Company. Ms. Giannelli is the Controller of the Guarantor.

COMPENSATION OF DIRECTORS

    No director of the Company or the Guarantor receives any fee for attendance at Board of Directors meetings or meetings of Committees of the Board of Directors. Executive officers of the Company and the Guarantor are elected by the Board of Directors and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation for the last three completed years of those persons who were, at December 31, 1996, the five highest paid officers of the Company:

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      ------------
                                                                ANNUAL COMPENSATION    SECURITIES
                                                               ---------------------   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR       SALARY      BONUS     OPTIONS(1)    COMPENSATION(2)
--------------------------------------------------  ---------  ----------  ---------  -------------  ----------------
Barry P. Gossett(3)...............................       1996  $  225,000  $  51,000       --           $   20,374
  Chairman and Chief Executive Officer                   1995     205,770     51,000       --               18,066
                                                         1994     200,000     52,000       --                3,287
Gerard E. Holthaus(4).............................       1996  $  200,000  $  50,500       27,000       $   15,422
  President and Chief Operating Officer                  1995     180,769     50,500        7,800           12,968
                                                         1994      78,327     50,000       --                8,297
J. Collier Beall..................................       1996  $  216,881  $  20,000       10,000       $    9,825
  Senior Vice President and Southern Division            1995     171,390     28,000        2,300            7,200
  Manager                                                1994     155,901     23,750       --                7,200
Joseph F. Donegan.................................       1996  $  200,557  $  20,000       10,000       $    9,625
  Senior Vice President and Northern Division            1995     148,635     25,000        1,950            8,138
  Manager                                                1994      54,609     15,000       --                3,600
James D. Funk.....................................       1996  $  147,357  $  20,000        7,000       $    9,144
  Vice President and Midwestern Regional Manager         1995     158,338     20,000        1,950            7,875
                                                         1994     166,018     21,875       --                7,450

------------------------
(1) Represents options granted to purchase shares of Holdings pursuant to the Scotsman Holdings, Inc. 1994 Employee Stock Option Plan.

(2) Represents disability insurance premium, key man life insurance premium, car allowance or lease amounts and employer match under the 401(k) Plan.

(3) Mr. Gossett has been Chairman of the Board since April 1997. He formerly served as Chairman and Chief Executive Officer.

(4) Mr. Holthaus became President and Chief Executive Officer of the Company in April 1997.

SCOTSMAN HOLDINGS, INC. 1994 EMPLOYEE STOCK OPTION PLAN

    In March 1995, a stock option plan was adopted for certain key employees. In March 1995, options for 38,200 shares of Holdings were granted to members of management of the Company at an exercise price of $13.78 per share. Additional options were granted in March 1996 for 115,050 shares at an exercise price of $28.80 per share and in February 1997 for 107,530 shares at an exercise price of $55.18 per share. The options are exercisable for a period of 10 years from date of grant and became fully vested upon consummation of the Recapitalization. Under the terms of the Recapitalization Agreement, members of management had the option of (i) retaining their common stock and options in Holdings or (ii) surrendering their shares for $91.50 per share and their options for the difference of $91.50 per share and the exercise price per share of such option. Seven of the top nine executive officers (including the President and Chief Executive Officer, Chief Financial Officer and the Northern and Southern Division Managers) retained all of their common stock and stock options in Holdings as part of the Recapitalization.

LONG TERM INCENTIVE PLAN

    The Company adopted a long term incentive plan (the "Incentive Compensation Plan"). Under the terms of the Incentive Compensation Plan which was terminated upon the consummation of the Recapitalization, certain management employees have been or would have been entitled to receive, for each of fiscal years 1994 through 1998, cash compensation if certain targets are or were met. In February 1997, $400,000 was paid to approximately 40 management employees based upon the Company's 1996 operating performance. Upon consummation of the Recapitalization, $6.2 million of deferred compensation was paid to, or deferred by, certain management employees under the Incentive Compensation Plan (including all executive officers of the Company) and such plan was terminated. The Company expects to adopt a new option program and annual bonus plan, although the terms of such plan have not been finalized.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No director or executive officer of the Company was or is a director or executive officer of any corporation, other than Holdings, that has a director or executive officer who is also a director of the Company or a member of a committee of the Board of Directors. During 1996, no officers or employees of the Company, other than Messrs. Gossett and Holthaus, participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

                              CERTAIN TRANSACTIONS

THE RECAPITALIZATION

    Holdings, Odyssey, certain other existing stockholders of Holdings, certain partnerships affiliated with Cypress and Scotsman Partners, L.P., a limited partnership whose direct and indirect partners include Keystone and Strategic Partners ("Scotsman Partners"), are parties to the Recapitalization Agreement. Pursuant to the Recapitalization Agreement, Holdings (i) repurchased 3,210,679 shares of outstanding Holdings Common Stock from Odyssey and certain other existing stockholders (including management) for an aggregate of approximately $293.8 million (or a price of $91.50 per share) in cash and approximately $21.8 million of Promissory Notes and (ii) issued 1,475,410 shares of Holdings Common Stock to the Investor Group for an aggregate of approximately $135.0 million (or a price of $91.50 per share) in cash. The Promissory Notes are supported by a stand-by letter of credit in the amount of $22.7 million issued on behalf of the Company for the benefit of the holders of the Promissory Notes. Mr. Gossett sold 183,000 shares of Holdings Common Stock in the Common Stock Repurchase. After giving effect to the Common Stock Repurchase and the Common Stock Issuance, on a primary basis, (i) the Investor Group (including certain partnerships affiliated with Cypress, Scotsman Partners and BT Investment Partners, Inc. ("BTIP") and
(ii) Odyssey and certain other stockholders of Holdings (including members of senior management) own approximately 90% and 10%, respectively, of the Holdings Common Stock.

    Under the Recapitalization Agreement, the holders of options to purchase shares of Holdings Common Stock (including the executive officers of the Company) had the option of either receiving a cash payment or continuing their investment in Holdings. Seven of the top nine executive officers of the Company (including the President and Chief Executive Officer, Chief Financial Officer and the Northern and Southern Division Managers) retained all of their Holdings Common Stock and stock options in Holdings following the Recapitalization. See "Management--Long Term Incentive Plan" for a description of certain other amounts that were paid to, or deferred by, the executive officers of the Company upon the consummation of the Recapitalization.


    The Recapitalization included (i) the Common Stock Repurchase, (ii) the Common Stock Issuance, (iii) a tender offer and related consent solicitation for the Holdings Notes for aggregate consideration of $1,073.60 per $1,000 principal amount of the Holdings Notes plus accrued and unpaid interest from March 1, 1997, (iv) a tender offer and related consent solicitation for the Senior Secured Notes for a purchase price equal to $1,048.30 per $1,000 amount of the Senior Secured Notes plus accrued and unpaid interest, (v) the refinancing of all outstanding indebtedness under the Existing Credit Facility with the New Credit Facility, (vi) the Offering and (vii) the use of the proceeds from the Common Stock Issuance, the New Credit Facility and the Offering to finance the transactions described above. In connection with the Recapitalization on May 22, 1997, (i) Holdings completed the tender offer for the Holdings Notes and accepted for payment all its outstanding Holdings Notes (approximately $29.3 million prior to acceptance), (ii) the Company completed the tender offer for its Senior Secured Notes and accepted for payment approximately 99.8% of its outstanding Senior Secured Notes (approximately $165 million prior to acceptance) and (iii) the Company borrowed an aggregate of $109.1 million under the New Credit Facility (including approximately $2.8 million the Company expects to borrow within the next sixty days to fund expenses related to the Recapitalization). As part of the Recapitalization, the Subordinated Guarantor was created to acquire and hold certain Rental Equipment primarily in cases where such Rental Equipment is not evidenced by certificates of title. The Company transferred approximately $177.4 million to Holdings, its parent corporation, to partially fund the Recapitalization. See "Use of Proceeds." The goals of the Recapitalization were to fund the Common Stock Repurchase, to eliminate all of the indebtedness of Holdings, to refinance the indebtedness of Scotsman and to provide Scotsman with an expanded bank credit facility to fund future business opportunities. As part of the Recapitalization, members of the Investor Group and their affiliates received fees of approximately $4 million in the aggregate and reimbursement of expenses.

    Each existing stockholder of Holdings had the option, subject to certain conditions, to receive either cash or Promissory Notes in exchange for their Holdings Common Stock in the Common Stock Repurchase. The Promissory Notes mature on January 15, 1998 and bear interest at a fixed rate based on forward LIBOR. To fund the Promissory Notes upon their maturity, the Company will transfer sufficient funds to Holdings in the form of a dividend. The Company currently expects to borrow such funds under the New Credit Facility. Approximately $21.8 million aggregate principal amount of the Promissory Notes were issued.

STOCKHOLDERS' AGREEMENT

    The Investor Group, certain management stockholders of Holdings (the "Management Stockholders") and Holdings are parties to a Second Amended and Restated Management Stockholders' and Optionholders' Agreement (the "Stockholders' Agreement"), which amends and restates the previous agreement among Odyssey, the Management Stockholders and Holdings, and which contains certain rights and restrictions with respect to the transfer of each Management Stockholder's shares of Holdings Common Stock. The Stockholders' Agreement prohibits the transfer of shares of Holdings Common Stock by each Management Stockholder (other than sales required in connection with the disposition of all shares of Holdings Common Stock owned by the Investor Group and their affiliates) until the earlier of fifteen months after an initial public offering of the equity of Holdings or the day after the Investor Group and their affiliates have disposed of more than 33 1/3% of the aggregate shares of Holdings Common Stock originally acquired by the Investor Group, and thereafter, the aggregate number of shares which may be transferred by each Management Stockholder in any calendar year (other than certain required sales) may not exceed 25% of the number of shares acquired by such Management Stockholder at the time of Odyssey's acquisition of Holdings plus the number of any shares acquired pursuant to the exercise of stock purchase options. In addition, the Stockholders' Agreement restricts the transfer of shares of Holdings Common Stock by each Management Stockholder for a period of five years from the date of purchase of such shares, except certain permitted transfers and transfers pursuant to an effective registration statement or in accordance with Rule 144 under the Securities Act. Upon the expiration of such five-year period, subject to the foregoing restrictions, each Management Stockholder may transfer his shares after giving the Investor Group and Holdings, respectively, a right of first refusal to purchase such shares.

    Each Management Stockholder has the right (and in limited circumstances the obligation) to sell his shares in connection with certain dispositions of shares by the Investor Group and the right to cause his shares to be included in certain registrations of Holdings Common Stock on behalf of the Investor Group. Each Management Stockholder has granted to the Investor Group an irrevocable proxy that permits the Investor Group to vote his shares. In addition, upon termination of any Management Stockholder's employment, Holdings may elect to require such Management Stockholder to sell to Holdings all of his shares.

    The previous Stockholders' Agreement among Odyssey, certain management stockholders of Holdings and the Company, which contained certain rights and restrictions with respect to the transfer of such management stockholders' shares of Holdings Common Stock, was superseded and replaced in its entirety by the new Stockholders' Agreement.

INVESTOR STOCKHOLDERS AGREEMENT

    Upon consummation of the Recapitalization, Holdings, certain partnerships affiliated with Cypress (the "Cypress Stockholders") and Scotsman Partners (collectively, including their permitted transferees, the "Investor Stockholders") and Odyssey, Barry Gossett, BTIP and certain other stockholders (including their permitted transferees and the Investor Stockholders, the "Stockholders") entered into an investor stockholders agreement (the "Investor Stockholders Agreement").

    Under the terms of the Investor Stockholders Agreement, unless otherwise agreed by the Investor Stockholders, the board of directors of Holdings will consist of eight directors: three persons nominated by the Cypress Stockholders, three persons nominated by Scotsman Partners, the Chairman of the Board and the President of Holdings. Each of the Investor Stockholders agree to vote (or cause their affiliates to vote) in favor of the persons nominated under the Investor Stockholders Agreement and to vote (or cause their affiliates to vote) to remove and replace each other's nominees in accordance with appropriate instructions. If the Holdings Common Stock held by either the Cypress Stockholders or Scotsman Partners is reduced to an amount less than 20% of the outstanding Holdings Common Stock but 5% or more of the outstanding Holdings Common Stock, the Cypress Stockholders or Scotsman Partners, as the case may be, will be entitled to designate one director. Each of the Cypress Stockholders or Scotsman Partners will lose the right to designate one director when the Cypress Stockholders or Scotsman Partners, as the case may be, no longer holds at least 5% of the outstanding Holdings Common Stock.

    Without the approval of a majority of the directors designated by each of the Cypress Stockholders and Scotsman Partners, respectively, Holdings will not take certain actions (including mergers, consolidations, sales of all or substantially all assets, electing or removing the Chairman or President of Holdings, issuing securities, incurring certain indebtedness, making certain acquisitions, approving operating and capital budgets and other major transactions).

    Under the Investor Stockholders Agreement, prior to the consummation of an initial public offering of Holdings Common Stock (an "IPO"), each Stockholder will have the right to acquire shares of Holdings Common Stock in connection with certain new issuances of Holdings Common Stock, on the same terms and conditions, for the amount necessary to allow the participating Stockholder to maintain its percentage holding of the outstanding Holdings Common Stock.

    The Investor Stockholders Agreement will contain provisions limiting the ability of Stockholders to transfer their shares in certain circumstances. Among other provisions, the Investor Stockholders Agreement will include (i) rights of first offer in favor of the Investor Stockholders with respect to proposed transfers of shares to a third party and (ii) tag-along rights in favor of each Stockholder pursuant to which a selling Stockholder would be required to permit the other Stockholders to participate on a proportional basis in a transfer of shares to a third party. Also, if the Investor Stockholders determine to sell shares to a third party, in certain circumstances the Investor Stockholders will have the right to require the other Stockholders to sell their shares to such third party.

    Under the Investor Stockholders Agreement, the Stockholders will have the right to require the Company to register their shares of Holdings Common Stock under the Securities Act in certain circumstances, including upon the demand of certain of the Stockholders.

    The Investor Stockholders Agreement (other than the registration rights provisions) will terminate (unless earlier terminated as specified in the Investor Stockholders Agreement) upon the earlier of (i) 10 years from the closing date and (ii) completion of an IPO.

EMPLOYEE LOANS

    On July 27, 1994, the Company loaned Mr. Holthaus $100,000 in connection with the purchase of Holdings' common stock pursuant to a subscription agreement between Mr. Holthaus and Holdings dated June 1994. Interest accrued under the loan at a rate of 6.5%, corresponding to the Adjusted Federal Interest Rate. The loan was payable in annual principal payments of $25,000 plus accrued interest beginning January 1995. The loan was repaid in 1996.

ODYSSEY INVESTORS MANAGEMENT AGREEMENT

    The Company and Odyssey Investors, Inc. ("Odyssey Investors"), a wholly owned subsidiary of Odyssey Partners, entered into a management agreement (the "Management Agreement"), dated as of December 16, 1993, which provided that the Company pay to Odyssey Investors an annual fee of up to $250,000 in consideration of certain management, consulting, and financial advisory services rendered by Odyssey Investors. The terms of the Management Agreement were not the result of arms' length bargaining and were not reviewed as to fairness by any independent party and no determination was made as to whether the terms of the Management Agreement were as favorable as those which might have been obtained from unaffiliated parties. The Company incurred expense of $250,000 for these services in 1994, 1995 and 1996. The Management Agreement terminated upon the Recapitalization.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    All of the issued and outstanding shares of common stock of the Company are owned by Holdings. The following table sets forth certain information regarding the beneficial ownership of the Holdings Common Stock by (i) all persons owning of record or beneficially to the knowledge of the Company 5% or more of the issued and outstanding Holdings Common Stock, (ii) each director individually,
(iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. The Company is the beneficial owner of 100% of the Guarantor's common stock and the Subordinated Guarantor's limited liability company interests.

                                                                                        SHARES OF      PERCENTAGE
NAME                                                                                   COMMON STOCK       OWNED
-----------------------------------------------------------------------------------  ----------------  -----------

Cypress Merchant Banking Partners L.P.(1)(2)(3)
  c/o The Cypress Group L.L.C.
  65 East 55th Street
  New York, NY 10022...............................................................    675,401              41.18%

Cypress Offshore Partners L.P.(1)(2)(3)
  Bank of Bermuda (Cayman) Limited
  P.O. Box 513 G.T.
  Third Floor
  British American Tower
  George Town, Grand Cayman
  Cayman Islands, B.W.I............................................................     34,982               2.13

Scotsman Partners, L.P.(2)(3)(4)
  201 Main Street
  Fort Worth, TX 76102.............................................................    710,383              43.31

Odyssey Partners, L.P.(3)(5)
  31 West 52nd Street
  New York, NY 10019...............................................................     96,741               5.90

James N. Alexander(6)..............................................................         --             --

Daniel L. Doctoroff(6).............................................................         --             --

Michael F. Finley(7)...............................................................         --             --

Robert B. Henske(6)................................................................         --             --

James L. Singleton(7)..............................................................         --             --

David P. Spalding(7)...............................................................         --             --

Barry P. Gossett(3)(8)(9)..........................................................     41,469               2.53

Gerard E. Holthaus(8)(9)...........................................................     74,030(10)           4.51

J. Collier Beall(8)(9).............................................................     23,800(10)           1.45

Joseph F. Donegan(8)(9)............................................................     23,150(10)           1.41

All executive officers and directors as a group....................................    250,074(10)          15.25

 (1) Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. are controlled by The Cypress Group L.L.C. or affiliates thereof. Certain executives of The Cypress Group L.L.C., including Messrs. Jeffrey P. Hughes, James L. Singleton, David P. Spalding and James A. Stern, may be deemed to share beneficial ownership of the shares shown as beneficially owned by Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. Each of such individuals disclaims beneficial ownership of such shares.

 (2) Does not include shares beneficially owned by Mr. Gossett and members of management, as to which the Investor Group has an irrevocable proxy.

 (3) Under the Investor Stockholders Agreement, the Cypress Stockholders and Scotsman Partners have agreed to vote their shares for certain nominees for director and other matters and the Cypress Stockholders, Scotsman Partners, Odyssey and Mr. Gossett have agree to restrict the transfer of their shares subject to certain exceptions. See "Certain Transactions--Investor Stockholders Agreement."

 (4) The shares of Holdings Common Stock beneficially owned by Scotsman Partners may be deemed to be owned by J. Taylor Crandall, Group 31, Inc. ("Group 31") and Arbor Scotsman, L.P. ("AS"). Mr. Crandall is the sole stockholder of Group 31, which is the general partner of AS, which, in turn, is the general partner of Scotsman Partners. Group 31 and AS disclaim such beneficial ownership. The address of Mr. Crandall, Group 31 and AS is the same as Scotsman Partners. Mr. Crandall is the Chief Financial Officer of Keystone.

 (5) The shares of common stock beneficially owned by Odyssey may be deemed to be beneficially owned by the general partners of Odyssey: Stephen Berger, Brian Wruble, Leon Levy, Jack Nash and Joshua Nash (collectively, the "General Partners"), who will share voting and investing control over such shares. The General Partners disclaim such beneficial ownership. The address of each of the General Partners is the address of Odyssey.

 (6) Such person's address is c/o Scotsman Partners, L.P.

 (7) Such person's address is c/o Cypress Merchant Banking Partners L.P.

 (8) Such person's address is the address of the Company's principal executive offices.

 (9) Each member of management is a party to the Stockholders' Agreement whereby he or she has agreed to limit the transferability of his or her shares. See "Certain Transactions--Stockholders' Agreement."

(10) Includes 61,330, 22,300 and 21,950 and 186,430 shares held as options by Messrs. Holthaus, Beall and Donegan and all executive officers as a group, respectively, that vested upon the consummation of the Recapitalization.

                     DESCRIPTION OF THE NEW CREDIT FACILITY

GENERAL


    As part of the Recapitalization, the Company entered into the New Credit Facility with a syndicate of banks, as lenders, and BT Commercial Corporation ("BTCC"), as agent (the "Agent"). The New Credit Facility allows the Company to obtain revolving credit loans and issue letters of credit for the account of the Company from time to time to make payments in connection with the Recapitalization and for working capital, acquisitions and general corporate purposes. The New Credit Facility provides for a total line of revolving credit of up to $300 million subject to the satisfaction of certain requirements (including a borrowing base test). At the Company's option, the revolving credit loans may be maintained as (a) Base Rate Loans (as defined in the New Credit Facility) which will bear interest at the higher of (x) 1/2 of 1% in excess of the Federal Reserve reported certificate of deposit rate and (y) the prime rate of the Agent, plus 1% or (b) Eurodollar Loans (as defined in the New Credit Facility) which will bear interest at the Eurodollar Rate (as defined in the New Credit Facility) as determined by the Agent plus 2.25%. Beginning in 1998, the applicable margin used to calculate such interest rates may be reduced if the Company satisfies certain leverage ratios. The Company paid certain fees with respect to the New Credit Facility. The New Credit Facility will have a term of five years, unless terminated sooner upon an event of default (to be defined in the New Credit Facility), and outstanding revolving credit loans will be payable on such date or such earlier date as may be accelerated following the occurrence of any event of default. As of June 30, 1997, the outstanding indebtedness under the New Credit Facility was $104.4 million.


    The obligations under the New Credit Facility are guaranteed by Holdings and certain of the Company's subsidiaries (the "Credit Agreement Guarantors"). The obligations under the New Credit Facility are be secured by a first priority lien (subject to permitted encumbrances) on substantially all of the Company's and each Credit Agreement Guarantor's property and on all of the capital stock of the Company and certain of its subsidiaries, and all proceeds thereof. The Notes will be effectively subordinated to the obligations under the New Credit Facility to the extent of the value of the assets securing the New Credit Facility. Upon consummation of the Exchange Offer, the Guarantor and the Subordinated Guarantor will be the only Credit Agreement Guarantors.


    The Subordinated Guarantor is a newly-created special purpose limited liability company formed to hold certain existing and future Rental Equipment as to which the Company has not, due to the difficulties in establishing the status thereof under applicable law and the expenses and administrative burden of discerning the requirements of each such jurisdiction's certificate of title or similar statute, taken all possible steps which might be necessary to perfect beyond doubt the first priority lien thereon intended to secure the Company's obligations under the New Credit Facility. At June 30, 1997, the assets of the Subordinated Guarantor included approximately 33,600 of the Company's units and represented approximately 56% of the total consolidated assets of the Company.


CERTAIN COVENANTS

    The New Credit Facility contains various covenants that restrict the Company from taking various actions and that require that the Company achieve and maintain certain financial covenants. The New Credit Facility includes covenants relating to minimum interest coverage ratio, minimum utilization, and limitations on capital expenditures, indebtedness, mergers, acquisitions, disposition of assets, change in business activities, and certain corporate activities. The New Credit Facility also prohibits the Company from prepaying the Notes and to prohibit certain changes in control of the Company or Holdings.

EVENTS OF DEFAULT

    The New Credit Facility contains events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, ERISA, environmental matters, material judgments and material liabilities and change of control.

                            DESCRIPTION OF THE NOTES

    Except as otherwise indicated, the following description relates both to the Existing Notes issued in the Offering and the New Notes to be issued in exchange for Existing Notes in connection with the Exchange Offer. The form and terms of the New Notes are the same as the form and terms of the Existing Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof.

GENERAL

    The Existing Notes were, and the New Notes will be, issued under an Indenture, dated as of May 15, 1997 (the "Indenture"), among Williams Scotsman Inc., as issuer (the "Issuer"), Mobile Field Office Company, as guarantor (the "Guarantor"), Willscot Equipment, LLC, as subordinated guarantor (the "Subordinated Guarantor") and The Bank of New York, as Trustee (the "Trustee").

    The following is a summary of certain provisions of the Indenture, the Notes, the Guarantees and the Subordinated Guarantee, copies of which will be made available to prospective investors upon request. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by references to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "TIA"). Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 101 Barclay Street, New York, New York 10286).

    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

PRINCIPAL, MATURITY AND INTEREST

    The Notes (and the Exchange Notes) are limited in aggregate principal amount to $550 million, of which $400 million was issued in the offering of the Existing Notes and will mature on June 1, 2007. Additional amounts may be issued in one or more series from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Indebtedness." The Notes will bear interest at the rate per annum of 9 7/8% from May 22, 1997 (the "Issue Date"), or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing December 1, 1997. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    The interest rate on the Notes is subject to increase in certain circumstances if the registration statement for the Existing Notes is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described in "The Exchange Offer."

    The Notes will not be entitled to the benefit of any mandatory sinking fund.

OPTIONAL REDEMPTION

    Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Issuer prior to June 1, 2002. Thereafter, the Notes will be redeemable, at the Issuer's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of the principal amount thereof), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

PERIOD                      REDEMPTION PRICE
--------------------------  ----------------
2002......................        104.938%
2003......................        102.469
2004 and thereafter.......        100.000

    In addition, at any time and from time to time on or prior to June 1, 2000, the Issuer may, at its option, redeem in the aggregate up to 40% of the $400 million original principal amount of the Notes with the proceeds of one or more Public Equity Offerings (provided that if the Public Equity Offering is a public offering of any class of common stock of Holdings or another issuer, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Issuer), at a redemption price (expressed as a percentage of principal amount) of 109.875% plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that at least 60% of the $400 million aggregate principal amount of the Notes originally issued must remain outstanding after each such redemption.

    At any time on or prior to June 1, 2002, the Notes may also be redeemed as a whole but not in part at the option of the Issuer upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (exercisable no later than 30 days after such Change of Control) such Change of Control mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    "Applicable Premium" means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at June 1, 2002 plus (2) all required interest payments due on such Note through June 1, 2002, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the principal amount of such Note.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to June 1, 2002; PROVIDED, HOWEVER, that if the period from the redemption date to June 1, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in principal amount or less shall be redeemed in part; PROVIDED, HOWEVER, that any redemption pursuant to the second paragraph of this section shall be PRO RATA among recordholders. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes that are redeemed by the Issuer or that are purchased by the Issuer pursuant to an "Exceeds Proceeds Offer" as described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and pursuant to a Change of Control Offer as described under "--

Certain Covenants--Change of Control" or that are otherwise acquired by the Issuer will be surrendered to the Trustee for cancellation.

MANDATORY REDEMPTION OR OFFER TO PURCHASE

    Except as set forth below under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control," the Issuer will not be required to make any mandatory redemption or repurchase with respect to the Notes.

RANKING

    The Notes are general unsecured obligations of the Issuer. The Notes rank on a parity in right of payment with all existing and future unsubordinated Indebtedness of the Issuer and senior in right of payment to all future subordinated Indebtedness of the Issuer.


    The Notes are effectively subordinated to all secured Indebtedness of the Issuer (including all Indebtedness outstanding under the Credit Agreement) to the extent of the value of the assets securing such Indebtedness and to all Subordinated Guarantor Senior Indebtedness of the Subordinated Guarantor and to all Indebtedness of the other Subsidiaries of the Issuer (other than the Guarantors). The Guarantees are effectively subordinated to all existing and future secured Indebtedness of the related Guarantor (including all Indebtedness outstanding under the Credit Agreement and guaranteed by the Guarantors) to the extent of the value of the assets securing such Indebtedness. The Subordinated Guarantee is a general unsecured obligation of the Subordinated Guarantor and is subordinated in right of payment to all existing and future Subordinated Guarantor Senior Indebtedness of the Subordinated Guarantor (including the Subordinated Guarantor's guarantee on a senior secured basis of all obligations of the Issuer under or in respect of the New Credit Facility (and refinancings thereof). At June 30, 1997, the assets of the Subordinated Guarantor included approximately 33,600 of the Company's units and represented approximately 56% of the total consolidated assets of the Company.



    As of June 30, 1997, the Company had approximately $504.7 million of Indebtedness outstanding (including approximately $104.4 million of Secured Indebtedness outstanding under the New Credit Facility). All of the outstanding Indebtedness under the New Credit Facility is guaranteed by the Guarantors and the Subordinated Guarantor on a secured basis. The New Credit Facility provides for a total line of revolving credit of up to $300 million subject to the satisfaction of certain requirements (including a borrowing base test).


    Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be secured. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of the Issuer's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "--Certain Covenants--Limitation on Indebtedness."

GUARANTEES OF THE NOTES

    The Indenture provides that each Guarantor will unconditionally guarantee on a senior basis jointly and severally to each Holder, all of the Issuer's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the applicable Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount PRO RATA, based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in "--Certain Covenants" below, the Issuer is not restricted from selling or otherwise disposing of any of the Guarantors. The Guarantors will also be jointly and severally guaranteeing all obligations of the Issuer under the Credit Agreement, and each Guarantor will be granting a security interest in all or substantially all of its assets to secure its respective guarantee of the obligations of the Issuer under the Credit Agreement.

    The Guarantors include (i) Mobile Field Office Company, (ii) any Significant Subsidiary, whether formed or acquired after the Issue Date, and (iii) any Subsidiary, whether formed or acquired after the Issue Date, that guarantees any Indebtedness outstanding under the Credit Agreement; PROVIDED, HOWEVER, that any Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument or other agreement in existence at the time such Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction; PROVIDED, FURTHER, that if any Guarantor is released from its guarantee of all outstanding Indebtedness of the Issuer under the Credit Agreement, such Guarantor shall be automatically released from its obligations as Guarantor and, from and after such date, such Guarantor shall cease to constitute a Guarantor; AND PROVIDED, FURTHER, that the Subordinated Guarantor shall not be a Guarantor except to the extent permitted below. Notwithstanding the foregoing, any Subsidiary that is a Securization Subsidiary or is an Unrestricted Subsidiary and that, in each case, does not guarantee any indebtedness under the Credit Agreement shall not be required to become a Guarantor. Mobile Field Office Company is the only Guarantor. If permitted by the holders of the then outstanding Subordinated Guarantor Senior Indebtedness, the Subordinated Guarantor may notify the Trustee that it desires to become a Guarantor. In such case, the subordination provisions with respect to the Subordinated Guarantee shall cease to apply and the guarantee of the Subordinated Guarantee shall be amended to have terms substantially equivalent to those of a Guarantee.

    The Indenture provides that if the Notes thereunder are defeased in accordance with the terms of the Indenture, or if all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by stock sale or issuance or otherwise) by the Issuer in a transaction constituting an Asset Disposition, and if (x) the Net Available Cash from such Asset Disposition is used in accordance with the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" or (y) the Issuer delivers to the Trustee an Officers' Certificate to the effect that the Net Available Cash from such Asset Disposition shall be used in accordance with the covenant described under "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor) or the person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes issued thereunder (including, without limitation, the provisions applicable to Guarantors described in "--Certain Covenants--Merger and Consolidation").

    The Guarantees are general unsecured obligations of each Guarantor. The Guarantees rank on a parity in right of payment with all existing and future unsubordinated Indebtedness of the Guarantor and senior in right of payment to all future subordinated indebtedness of the Guarantor. The obligations of each Guarantor under a Guarantee are effectively subordinated to all Secured Indebtedness of the Guarantor (including all Indebtedness outstanding under the Credit Agreement and guaranteed by such Guarantor) to the extent of the value of the assets securing such Indebtedness.

SUBORDINATED GUARANTEE OF THE NOTES

    The Indenture provides that the Subordinated Guarantor will unconditionally guarantee to each holder, subject to the subordination provisions described below, the full and prompt performance of the Issuer's obligations under the Indenture and the Notes, including the payment of principal of, premium, if any, and interest on the Notes. The obligations of the Subordinated Guarantor are limited to the maximum amount (after giving effect to its guarantee of the New Credit Facility) which will result in the obligations of the Subordinated Guarantor under the Subordinated Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The Subordinated Guarantor also guarantees on a senior basis all obligations of the Issuer under the Credit Agreement and grants a security interest in all or substantially all of its assets to secure such guarantee of the obligations of the Issuer under the Credit Agreement. See "Description of New Credit Facility."

    The Indenture provides that if the Notes thereunder are defeased in accordance with the terms of the Indenture, or if all or substantially all of the assets of the Subordinated Guarantor or all of the Capital Stock of the Subordinated Guarantor is sold (including by stock sale or issuance or otherwise) by the Issuer in a transaction constituting an Asset Disposition, and if (x) the Net Available Cash from such Asset Disposition is used in accordance with the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" or (y) the Issuer delivers to the Trustee an Officers' Certificate to the effect that the Net Available Cash from such Asset Disposition shall be used in accordance with the covenant described under "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" and within the time limits specified by such covenant, then the Subordinated Guarantor (in the event of a sale or other disposition of all of the Capital Stock of the Subordinated Guarantor) or the person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of the Subordinated Guarantor) shall be released and discharged of its Subordinated Guarantee obligations in respect of the Indenture and the Notes issued thereunder (including, without limitation, the provisions applicable to the Subordinated Guarantor described in "Certain Covenants--Merger and Consolidation").

    The payment by the Subordinated Guarantor of all obligations on the Subordinated Guarantee is subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all obligations on Subordinated Guarantor Senior Indebtedness. Upon any payment or distribution of assets of the Subordinated Guarantor to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Subordinated Guarantor, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Subordinated Guarantor or its property, whether voluntary or involuntary, all obligations with respect to all Subordinated Guarantor Senior Indebtedness shall first be paid in full, in cash or cash equivalents, before any payment or distribution of any kind of character, whether in cash, property, or securities is made on account of any obligations on the Subordinated Guarantee or for the acquisition of all or any part of the Subordinated Guarantee for cash or property or otherwise; and until all such obligations with respect to all Subordinated Guarantor Senior Indebtedness are paid in full, in cash or cash equivalents, any distribution to which the holders of the Subordinated Guarantee would be entitled but for the subordination provisions will be made to the holders of Subordinated Guarantor Senior Indebtedness as their interests may appear. If (i) any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, or other amounts due and owing on, any Subordinated Guarantor Senior Indebtedness or (ii) any default occurs and is continuing with respect to any Subordinated Guarantor Senior Indebtedness resulting in the acceleration of the maturity of all or any portion of such Subordinated Guarantor Senior Indebtedness, no payment shall be made by or on behalf of the Subordinated Guarantor or any of its Subsidiaries or any other person on its or their behalf with respect to any obligations on the Subordinated Guarantee or to acquire all or any part of the obligations covered by the Subordinated Guarantee for cash or property or otherwise; PROVIDED, HOWEVER, that, except to the extent provided in the second succeeding paragraph, the forgoing provisions shall not restrict the Issuer from making payments of principal, premium or interest on or with respect to the Notes (including, without limitation, by redemption, repurchase or other acquisition). In addition, if any other event of default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Subordinated Guarantee) with respect to the Subordinated Guarantor Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing or guaranteeing such Subordinated Guarantor Senior Indebtedness permitting the holders of such Subordinated Guarantor Senior Indebtedness then outstanding, or their Representative, to accelerate the maturity thereof (or the obligations guaranteed thereby) and if the respective Representative for the Subordinated Guarantor Senior Indebtedness gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until the date, if any, on which all Subordinated Guarantor Senior Indebtedness to which such event of default relates is paid in full in cash or cash equivalents or the Representative for the respective Subordinated Guarantor Senior Indebtedness gives notice that all events of default have been cured or waived or have ceased to exist or the Trustee receives written notice from the Representative for the respective Subordinated Guarantor Senior Indebtedness terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), none of the Subordinated Guarantor or any of its Subsidiaries or any other person on its or their behalf shall (x) make any payment with respect to any obligations evidenced by the Subordinated Guarantee or (y) acquire all or any part of the obligations covered by the Subordinated Guarantee for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date of the commencement thereof. Only one such Blockage Period may be commenced within any 360 consecutive days; PROVIDED, HOWEVER, that, except to the extent provided in the second succeeding paragraph, the forgoing provisions shall not restrict the Issuer from making payments of principal, premium or interest on or with respect to the Notes (including, without limitation, by redemption, repurchase or other acquisition). No event of default which existed or was continuing (it being acknowledged that (x) any action of the Issuer, the Subordinated Guarantor or any of their respective Subsidiaries occurring subsequent to delivery of a Default Notice that would give rise to any event of default pursuant to any provision under which an event of default previously existed (or was continuing at the time of delivery of such Default Notice) and (y) any breach of a financial covenant for a period ended after the date of the commencement of a Blockage Period, in each case shall constitute a new event of default for this purpose) on the date of the commencement of any Blockage Period with respect to the Subordinated Guarantor Senior Indebtedness shall be, or be made, the basis for the commencement of a second Blockage Period by the Representative of the Subordinated Guarantor Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

    By reason of such subordination, in the event of the insolvency of the Subordinated Guarantor, creditors of the Subordinated Guarantor who are not holders of Subordinated Guarantor Senior Indebtedness, including the holders of the Subordinated Guarantee, may recover less, ratably, than holders of Subordinated Guarantor Senior Indebtedness.

    The Indenture also provides that the Noteholders will acknowledge and agree, on behalf of themselves and all their successors and assigns as Noteholders, that the claims of the Noteholders against the Subordinated Guarantor, and against the assets from time to time held by the Subordinated Guarantor (including, without limitation, all units, leases and proceeds therefrom at any time transferred to the Subordinated Guarantor), are limited to the claims expressly provided pursuant to the Subordinated Guarantee. To induce the lenders pursuant to the Credit Agreement (and pursuant to any Hedging Obligations from time to time entered into) to make the extensions of credit to the Issuer, the Noteholders will agree, on their behalf and on behalf of all their successors and assigns, that in no event (whether pursuant to a proceeding under the Bankruptcy Code or otherwise), shall they (or any representative on their behalf including the Trustee) assert that the assets of the Subordinated Guarantor should be substantively consolidated or otherwise combined with the assets of the Issuer, Holdings or any of their other Subsidiaries, or otherwise returned (whether under claims of fraudulent conveyance or otherwise) to any such person. Furthermore, in the event that pursuant to any proceeding pursuant to the Bankruptcy Code or otherwise the assets (or any of the assets) of the Subordinated Guarantor are substantively consolidated or otherwise combined in a similar fashion with the assets of the Issuer, Holdings or any other of their Subsidiaries, or otherwise returned to any such person, then, as between the Noteholders (and their successors and assigns) and the lenders pursuant to the Credit Agreement (and pursuant to any Hedging Obligations from time to time entered into); the Noteholders agree that all distributions received by them (and their successors and assigns) to the extent attributable to the assets, or representing any proceeds from any disposition of assets, which were held by the Subordinated Guarantor prior to any such consolidation, combination or return of assets shall be treated by the Noteholders as if received pursuant to the Subordinated Guarantee and shall be fully subject to the subordination provisions with respect thereto in the Indenture.

CERTAIN DEFINITIONS

    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Permitted Business; (ii) Indebtedness of a Person engaged in a Permitted Business if such Indebtedness is acquired in connection with the acquisition of the Permitted Business (other than Indebtedness Incurred to provide all or a portion of the funds or credit support utilized to consummate the acquisition); (iii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary; or (iv) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (iii) or (iv) above is primarily engaged in a Permitted Business.

    "Adjusted Consolidated Assets" means at any time the total amount of assets of the Issuer and its consolidated Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of the Issuer and its consolidated Restricted Subsidiaries (excluding intercompany items, the current portion of long-term debt and Indebtedness outstanding under the Credit Agreement), all as set forth on the consolidated balance sheet of the Issuer and its consolidated Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements are available prior to the date of determination.

    "Affiliate" means, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled, by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants-- Limitation on Restricted Payments," "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary or (iii) any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (v) a disposition by a Restricted Subsidiary to the Issuer by the Issuer or a Restricted Subsidiary to a Wholly Owned Subsidiary, (w) for purposes of the covenant described under "-- Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (x) a disposition of assets with a fair market value of less than $1,000,000, (y) any Permitted Units Financing and (z) any Scheduled Asset Disposition).

    "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the

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total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Board of Directors" means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

    "Business Day" means each day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York are authorized to close.

    "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Change of Control" means the occurrence of any of the following events:

    (i) prior to the first Public Equity Offering, the Permitted Holders in the aggregate cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Issuer, whether as a result of issuance of securities of the Issuer, any merger, consolidation, liquidation or dissolution of the Issuer, any direct or indirect transfer of securities or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a partnership, limited liability company or corporation (the "specified corporation") held by any other partnership, limited liability company or corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

    (ii) on or after the first Public Equity Offering, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause
(i) above, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause
(ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

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    (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of 66 2/3% of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

    (iv) the merger or consolidation of the Issuer with or into another Person or the merger or consolidation of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer to another Person (other than a Person that is controlled by the Permitted Holders in the aggregate), and, in the case of any such merger or consolidation, the securities of the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if the Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during such four fiscal quarters or such shorter period when such facility and any replaced facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during the period from the date of creation of such facility to the date of the calculation), (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Disposition (other than sales or lease of Rental Equipment in the ordinary course of the business of the Issuer and its Restricted Subsidiaries), the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its

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
continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business or a division or a line of business thereof, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the total interest expense of the Issuer and its consolidated Restricted Subsidiaries, net of any interest income of the Issuer and its consolidated Restricted Subsidiaries for such period, as determined in accordance with GAAP, PLUS, to the extent not included in such total interest expense, and to the extent incurred by the Issuer or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount, (iii) capitalized interest, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) net costs associated with Hedging Obligations (including amortization of fees), (vi) Preferred Stock dividends in respect of all Preferred Stock (other than pay in kind dividends or accretions to liquidation value of Preferred Stock that is not Disqualified Stock) held by Persons other than the Issuer or a Wholly Owned Subsidiary, (vii) interest incurred in connection with Investments in discontinued operations, (viii) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Issuer or any Restricted Subsidiary, (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness Incurred by such plan or trust and (x) interest-equivalent costs associated with any Permitted Units Financing, whether accounted for as interest expense or loss on the sale of Units and Related Assets and LESS, to the extent included in such total interest expense, the amortization during such period of capitalized financing costs associated with the Recapitalization and financing thereof.

    "Consolidated Net Income" means, for any period, the net income of the Issuer and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

    (i) any net income of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Issuer's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate

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
amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Issuer's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

    (ii) any net income (or loss) of any Person acquired by the Issuer or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that (A) subject to the exclusion contained in clause (iv) below, the Issuer's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Issuer's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (iv) any gain (or loss) realized upon the sale or other disposition of any assets of the Issuer or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

    (v) extraordinary gains or losses; and

    (vi) the cumulative effect of a change in accounting principles.

    Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets (including any sale of an Investment) to the Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

    "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Issuer and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Issuer for which financial statements are available, as
(i) the par or stated value of all outstanding Capital Stock of the Issuer plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

    "Credit Agreement" means, collectively, the Credit Agreement dated as of May 22, 1997, among Holdings, the Issuer, the Lenders, BT Commercial Corporation as agent, and Bankers Trust Company, as Issuing Bank (including any guarantee agreements and related security documents), in each case as such agreements or documents may be amended (including any amendment, restatement or restructuring thereof), supplemented or otherwise modified or replaced from time to time, including any agreement extending the maturity of, refunding, refinancing, increasing the amount available under or replacing such agreement or document or any successor or replacement agreement or document and whether by the same or any other agent, lender or group of lenders.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

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
    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 123rd day following the Stated Maturity of the Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control."

    "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense, plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Issuer and its consolidated Restricted Subsidiaries, (b) depreciation expense of the Issuer and its consolidated Restricted Subsidiaries, (c) amortization expense of the Issuer and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (d) all other non-cash charges of the Issuer and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), (e) income attributable to discontinued operations and (f) any cash charges (including from the write-up of assets) or write-offs associated with the transactions contemplated by the Recapitalization and the financing thereof. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "Eligible Accounts Receivable" has the meaning specified in the Credit Agreement.

    "Eligible Rental Equipment" has the meaning specified in the Credit
Agreement.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

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    "guarantee" means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

    "Guarantee" means the guarantee of the Notes by the Guarantors.

    "Guarantor" means, individually and collectively, (i) Mobile Field Office Company, (ii) each Significant Subsidiary, whether formed or acquired after the Issue Date, and (iii) any Subsidiary, whether formed or acquired after the Issue Date, that guarantees any Indebtedness outstanding under the Credit Agreement; PROVIDED, HOWEVER, that any Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument in existence at the time such Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Guarantor so long as any such restriction is in existence and to the extent of any such restriction; PROVIDED, FURTHER, that if any Guarantor is released from its guarantee of the outstanding Indebtedness of the Issuer under the Credit Agreement and the pledge by it, directly or indirectly, of any of its assets as security for such Indebtedness at a time when no Default or Event of Default has occurred and is continuing, such Guarantor shall be automatically released from its obligations as a Guarantor and, from and after such date, such Guarantor shall cease to constitute a Guarantor; AND PROVIDED, FURTHER, that the Subordinated Guarantor shall not be a Guarantor except to the extent permitted below. Notwithstanding the foregoing, any Subsidiary that is a Securitization Subsidiary or is designated an Unrestricted Subsidiary and that, in each case, does not guarantee or so pledge any of its assets as security for any Indebtedness under the Credit Agreement shall not be required to become a Guarantor. If permitted by the holders of the then outstanding Subordinated Guarantor Senior Indebtedness, the Subordinated Guarantor may notify the Trustee that it desires to become a Guarantor. In such case, the subordination provisions with respect to the Subordinated Guarantee shall cease to apply and the guarantee of the Subordinated Guarantee shall be amended to have terms substantially equivalent to those of a Guarantee.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

    "Holdings" means Scotsman Holdings, Inc. and its successors.

    "Incur" means issue, assume, guarantee, incur or otherwise become liable for Indebtedness or Capital Stock; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

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    (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

    (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

    (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th day following payment on the letter of credit);

    (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

    (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

    (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

    (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

    The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; PROVIDED, HOWEVER, that the amount outstanding at any time of any Indebtedness Incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

    "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary against fluctuations in interest rates.

    "Investment" in any Person means any direct or indirect advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), loan or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary;

PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Issuer's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "Issue Date" means the date on which the Notes are originally issued.

    "Issuer" means Williams Scotsman, Inc. and its successors.

    "Lenders" has the meaning specified in the Credit Agreement.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, all broker's and finder's fees and expenses, all investment banking fees and expenses, employee severance and termination costs, and trade payable and similar liabilities solely related to the assets sold or otherwise disposed of and required to be paid by the seller as a result thereof), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all relocation expenses relating to any Rental Equipment incurred as a result thereof, (iii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (v) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Permitted Business" means (i) all or any part of the business of selling and leasing mobile offices and modular structures or any other equipment sold or leased to a similar customer base, (ii) any other business conducted by the Company or its Restricted Subsidiaries on the Issue Date and (iii) any business or services related, ancillary or complementary to such businesses.

    "Permitted Holders" means (i) The Cypress Group L.L.C., Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Keystone, Inc., FW Strategic Partners, L.P., Scotsman Partners, L.P. and any Person who on the Issue Date is an Affiliate of any of the foregoing, (ii) any Person who is a member of the senior management of the Issuer or Holdings and a stockholder of Holdings on the Issue Date and

(iii) an affiliate of BT Securities Corporation, Odyssey and any Person who is an Affiliate on the Issue Date of either of them.

    "Permitted Investment" means an Investment by the Issuer or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Permitted Business; (iii) Temporary Cash Investments; (iv) Investments existing on the Issue Date; (v) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances; (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary;
(viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; (ix) Investments made in connection with any Asset Disposition or other sale, lease, transfer or other disposition permitted under the Indenture; (x) Investments made in Holdings by the Issuer, the proceeds of which enable Holdings to fund the transactions contemplated by the Recapitalization (including the payment of fees and expenses), to pay interest and principal on the Promissory Notes and to pay interest on and to repurchase, redeem, defease or pay on maturity any Holdings Notes (including any accrued interest, principal and premium, if any, thereon) (to the extent not repurchased as part of the Recapitalization); and (xi) additional Investments in an aggregate amount which, together with all other Investments made pursuant to this clause that are then outstanding, does not exceed $20.0 million.

    "Permitted Liens" means (a) Liens of the Issuer and its Restricted Subsidiaries securing Indebtedness of the Issuer or any of its Restricted Subsidiaries Incurred under the Credit Agreement to the extent permitted to be Incurred under clause (b)(1) or (b)(14) of the description of the "Limitation on Indebtedness" covenant below; (b) Liens in favor of the Issuer or its Wholly-Owned Restricted Subsidiaries; (c) Liens on property of a person existing at the time such person becomes a Restricted Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and such Liens do not extend to or cover any property other than such property, improvements thereon and any proceeds therefrom; (d) Liens of the Issuer securing Indebtedness of the Issuer incurred under clause (b)(2) or (b)(8) of the description of the "Limitation on Indebtedness" covenant below; (e) Liens of the Issuer and its Restricted Subsidiaries securing Indebtedness of the Issuer or any of its Restricted Subsidiaries (including under a Sale/Leaseback Transaction) permitted to be Incurred under clause (b)(9), (b)(11) or (b)(12) of the description of the "Limitation on Indebtedness" covenant below so long as the Capital Stock, property (real or personal) or equipment to which such Lien attaches solely consists of the Capital Stock, property or equipment which is the subject of such acquisition, purchase, lease, improvement, Sale/Leaseback Transaction and additions and improvements thereto (and the proceeds therefrom); (f) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such acquisition and such Liens do not extend to or cover any property other than such property, additions and improvements thereon and any proceeds therefrom; (g) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety or appeal bonds, government contracts, performance and return of money bonds or other obligations of a like nature incurred in the ordinary course of business; (h) Liens existing on the Issue Date (including, without limitation, Liens securing the Senior Secured Notes) and any additional Liens created under the terms of the agreements relating to such Liens existing on the Issue Date;
(i) Liens for taxes, assessments or
governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (j) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations that do not exceed $20.0 million in the aggregate at any one time outstanding and that
(1) are not incurred in connection with or in contemplation of the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business by the Issuer or such Restricted Subsidiary; (k) statutory Liens of landlords and warehousemen's, carrier's, mechanics', suppliers', materialmen's, repairmen's or other like Liens (including contractual landlords' liens) arising in the ordinary course of business of the Issuer and its Restricted Subsidiaries; (l) Liens incurred or deposits made in the ordinary course of business of the Issuer and its Restricted Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security; (m) easements, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Issuer or any of its Restricted Subsidiaries; (n) Liens securing reimbursement obligations with respect to letters of credit permitted under the covenant entitled "Limitation on Indebtedness" which encumber only cash and marketable securities and documents and other property relating to such letters of credit and the products and proceeds thereof; (o) judgment and attachment Liens not giving rise to an Event of Default; (p) any interest or title of a lessor in the property subject to any Capital Lease Obligation permitted under the covenant entitled "Limitation on Indebtedness"; (q) Liens encumbering the residual interest of the Issuer or any of its Restricted Subsidiaries under any lease of mobile office units, modular structures or similar equipment to third parties (i) that is accounted for as a sale of such units, structures or equipment and (ii) the interest in which lease is sold to a third party financing source on a non-recourse basis; (r) leases or subleases of mobile office units, modular structures or similar equipment granted to others in the ordinary course of business and consistent with the past practice of the Issuer and its Restricted Subsidiaries and any other lease or sublease not interfering in any material respect with the business of the Issuer and its Restricted Subsidiaries; (s) Liens on cash and cash equivalents posted as margin pursuant to any Hedging Obligations permitted under the covenant entitled "Limitation on Indebtedness";
(t) Liens securing Refinancing Indebtedness to the extent such Liens do not extend to or cover any property of the Issuer not previously subjected to Liens relating to the Indebtedness being refinanced; (u) Liens to secure Indebtedness incurred in a developmental financing provided by a governmental entity which is on terms more favorable than those available (at the time of such financing) from third party sources; PROVIDED that such Liens do not cover any property other than the property subject to such financing, any additions and improvements thereon and the proceeds therefrom; (v) Liens on pledges of the capital stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary; or (w) Liens on Units and Related Assets securing Indebtedness or otherwise permitted to be incurred in each case, with a Permitted Units Financing.

    "Permitted Secured Indebtedness" means Indebtedness of the Issuer or any Restricted Subsidiary permitted to be incurred or outstanding under the Indenture which is secured by a Permitted Lien.

    "Permitted Units Financing" means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases Units and Related Assets from the Issuer or any Restricted Subsidiary and finances such Units and Related Assets through the issuance of indebtedness or equity interests or through the sale of the Units and Related Assets or a fractional undivided interest in the Units and Related Assets; PROVIDED that (i) the Board of Directors shall have determined in good faith that such Permitted Units Financing is economically fair and reasonable to the Issuer and the Securitization Subsidiary; (ii) all sales of Units and Related Assets to or by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors of the Issuer); (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Issuer); (iv) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to the Issuer or any Restricted Subsidiary (other than (i) recourse of customary representations, warranties, covenants and indemnities relating solely to title, use or condition of the Units and Related Assets subject thereto and the Capital Stock of the Securitization Subsidiary and (ii) as permitted under clause
(b)(10)(B) of the description of the "Limitation on Indebtedness" covenant below) and (v) neither the Issuer nor any Restricted Subsidiary has any obligation to maintain or preserve the Securitization Subsidiary's financial condition.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

    "Public Equity Offering" means an underwritten primary public offering of common stock or common equity of the Issuer, Holdings or any other Person that directly or indirectly owns 100% of the common stock of the Issuer pursuant to an effective registration statement under the Securities Act.

    "Recapitalization Agreement" means the Recapitalization Agreement dated as of April 11, 1997 among Holdings, Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Keystone, Inc., FW Strategic Partners, L.P., Odyssey Partners, L.P. and certain other stockholders of Holdings, as the same may from time to time be amended, modified or supplemented.

    "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Issuer or (y) Indebtedness of the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "Rental Equipment" means all mobile office units or other equipment held for rental (or at the time being rented) or sale by the Issuer and its Restricted Subsidiaries in the ordinary course of business.

    "Representative" means, for any issue of Subordinated Guarantor Senior Indebtedness, the agent, trustee or similar representative for the holders of the respective issue of such Indebtedness or, in the absence of any such representative, the holders of a majority of the outstanding amount of such Subordinated Guarantor Senior Indebtedness.

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
    "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any such payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Issuer or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or Holdings held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuer (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuer that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment (other than a Permitted Investment) in any Person.

    "Restricted Subsidiary" means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary leases it from such Person.

    "Scheduled Asset Dispositions" means an Asset Disposition of any of the real property and any equipment located at sites in Berlin, N.J., North East, Maryland and Lawrenceville, Georgia on the Issue Date.

    "Scotsman" means the Issuer.

    "SEC" means the Securities and Exchange Commission.

    "Secured Indebtedness" means any Indebtedness of the Issuer or a Restricted Subsidiary secured by a Lien.

    "Securitization Subsidiary" means a Subsidiary (all the Voting Stock (other than directors' qualifying shares) of which is owned by the Issuer or one or more Wholly Owned Subsidiaries) which is established for the limited purpose of acquiring and financing Units and Related Assets and engaging in activities ancillary thereto; provided, however, that the Subordinated Guarantor shall not be a Securitization Subsidiary.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Subordinated Guarantor Senior Indebtedness" means (i) all Indebtedness of the Subordinated Guarantor Incurred pursuant to the Credit Agreement (whether Incurred pursuant to clause (b) (1) or (b) (14) or Incurred pursuant to clause
(b) (7) in respect of Indebtedness Incurred pursuant to clause (b) (1) or (b)
(14) as described below under "--Certain Covenants--Limitation on Indebtedness"), and all Indebtedness under any guarantee by the Subordinated Guarantor of Indebtedness described above incurred by the Issuer or any Guarantor, and all expenses, fees, reimbursements, indemnities, unpaid drawings, interest (including interest at the contract rate accruing on or after the filing of any petition in bankruptcy or reorganization relating to the Issuer or the Subordinated Guarantor whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts owing in respect thereof and (ii) all Indebtedness of the Subordinated Guarantor incurred pursuant to clause
(b)(2) or (b)(8) or incurred

                                       71
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pursuant to clause (b)(7) in respect of Indebtedness incurred pursuant to clause
(b)(2) or (b)(8) as described below under "--Certain Covenants-- Limitation on Indebtedness", and all Indebtedness under any guarantee thereof by the Subordinated Guarantor, and all expenses, fees, reimbursements, indemnities and other amounts owing with respect thereto; provided, that Subordinated Guarantor Senior Indebtedness will not be deemed to include (a) any Indebtedness, guarantee or obligation of the Subordinated Guarantor which is expressly subordinate or junior by its terms in any respect to any other Indebtedness, guarantee or obligations of the Subordinated Guarantor or (b) that portion of any Indebtedness incurred in violation of the "Limitation of Indebtedness" covenant; provided, further, that clause (b) of the immediately preceding proviso shall not apply to any Indebtedness which the respective lenders believed, at the time of the extension thereof, was permitted to be incurred in accordance with the "Limitation of Indebtedness" covenant so long as the Issuer or its respective Subsidiary which was the direct obligor thereon represented, at the time of such extension of credit, that such extension did not violate the provisions of the Indenture.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "Subordinated Guarantee" means the subordinated guarantee of the Notes by the Subordinated Guarantor.

    "Subordinated Guarantor" means Willscot Equipment, LLC.

    "Subordinated Indebtedness" means any Indebtedness of the Issuer or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred), as the case may be, which is subordinate or junior in right of payment to the Notes or the Guarantor's Guarantee, as the case may be, pursuant to a written agreement to that effect.

    "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

    "Tax Sharing Agreement" means any tax sharing agreement between the Issuer and Holdings or any other Person with which the Issuer is required to, or is permitted to, file a consolidated tax return or with which the Issuer is or could be part of a consolidated group for tax purposes.

    "Temporary Cash Investments" means any of the following:

        (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

        (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor,

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
       (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

        (iv) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

        (v) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

    "Units and Related Assets" means mobile office units, modular structures or other equipment leased or sold to a similar customer base, leases, general intangibles and other similar assets, in each case relating to such mobile office units, modular structures or other equipment, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all of the foregoing.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary; provided, however, that the Subordinated Guarantor shall not be, or be designated as, an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary (other than a Guarantor) to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) the Issuer could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the Issuer's option.

    "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Issuer or one or more Wholly Owned Subsidiaries.

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CERTAIN COVENANTS

    The Indenture contains covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS. (a) The Issuer shall not, and shall not permit its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER, that the Issuer may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

    (b) Notwithstanding the foregoing paragraph (a), the Issuer and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

        (1) Indebtedness of the Issuer Incurred pursuant to the Credit Agreement; PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of $300 million or the sum of (i) 75% of the net book value of Eligible Rental Equipment of the Issuer and its Restricted Subsidiaries and (ii) 85% of the book value of the Eligible Accounts Receivable of the Issuer and its Restricted Subsidiaries (less (i) the amount of net proceeds which have been received in connection with a Permitted Units Financing permitted under clause (b)(13)(i) of this covenant (provided that such reduction shall apply only to the extent of any outstanding balance on such financing and for so long as such Permitted Units Financing is in effect) and (ii) the amount of any outstanding Attributable Debt incurred under clause (b)(12) of this covenant);

        (2) Indebtedness of the Issuer Incurred pursuant to an Interest Rate Agreement or Currency Agreement entered into with any of the Lenders directly related to (as determined in good faith by the Issuer) Indebtedness Incurred pursuant to the Credit Agreement;

        (3) Indebtedness owed to and held by the Issuer or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary, or any subsequent transfer of such Indebtedness (other than to the Issuer or another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

        (4) the Notes and the Exchange Notes and the Guarantees thereof;

        (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (b)(1), (2), (3) and (4) of this covenant);

        (6) Indebtedness or Preferred Stock of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer); PROVIDED, HOWEVER, that on the date of such acquisition and after giving effect thereto, the Issuer would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) above;

        (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clause (a) or pursuant to clause (b)(2), (4), (5), (6), (8) or
    (12) or this clause (b)(7); PROVIDED, HOWEVER, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Restricted Subsidiary described in clause (b)(6), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;

        (8) Hedging Obligations consisting of Interest Rate Agreements directly related (as determined in good faith by the Issuer) to Indebtedness permitted to be Incurred by the Issuer and its Restricted

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    Subsidiaries pursuant to the Indenture and Currency Agreements Incurred in
    the ordinary course of business;

        (9) Indebtedness (including Capitalized Lease Obligations) of the Issuer or any Restricted Subsidiary financing the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in each case Incurred no more than 180 days after such purchase, lease or improvement of such property, and any Refinancing Indebtedness in respect of such Indebtedness; PROVIDED, HOWEVER, that at the time of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (b)(9) and then outstanding shall not exceed the greater of $40 million and 10% of Adjusted Consolidated Assets;

        (10)(A) Any guarantee by the Issuer of Indebtedness of any Restricted Subsidiary (other than the Subordinated Guarantor) so long as the Incurrence of such Indebtedness Incurred by such Restricted Subsidiary is permitted under the terms of the Indenture and any guarantee by any Restricted Subsidiary of Indebtedness of the Issuer Incurred pursuant to clause (a) or clause (b)(1), (2), (4), (5), (8), (9), (11), (12) or (14) or clause (b)(7)
    in respect of Indebtedness of the Issuer Incurred pursuant to clause (b)(1),
    (2), (4), (5) ,(8) or (12) or (B) any guarantee of the Issuer or a Restricted Subsidary of Indebtedness of an Unrestricted Subsidiary or a Securization Subsidiary provided that such guarantee is recourse only to the Capital Stock of such Unrestricted Subsidiary or Securization Subsidiary (and the proceeds therefrom);

        (11) Indebtedness of the Issuer or any Guarantor Incurred in connection with the acquisition of a Permitted Business and any Refinancing Indebtedness in respect of such Indebtedness; PROVIDED, HOWEVER, that the aggregate amount of Indebtedness Incurred pursuant to this clause (b)(11) and then outstanding shall not exceed $10 million;

        (12) Attributable Debt in respect of a Sale/Leaseback Transaction entered into by the Issuer or any Restricted Subsidiary on or before December 31, 1998 in respect of Rental Equipment; PROVIDED, HOWEVER, that at the time of the incurrence of such Attributable Debt and after giving effect thereto, the aggregate principal amount of all Attributable Debt incurred pursuant to this clause (12) and then outstanding shall not exceed $50 million; and

        (13) Indebtedness of a Securitization Subsidiary pursuant to a Permitted Units Financing, provided that after giving effect to the Incurrence thereof, either (i) the amount of net proceeds to be received in such Permitted Units Financing and any net proceeds for all previous Permitted Units Financing (only to the extent of any outstanding balance on such financing and for so long as any such Permitted Units Financings is in effect) does not exceed the greater of $300 million or the sum of (A) 75% of the net book value of Eligible Rental Equipment of the Issuer and its Restructed Subsidiaries and (B) 85% of the book value of the Eligible Accounts Receivable of the Issuer and its Restructured Subsidiaries or (ii) the Issuer could Incur at least $1.00 of Indebtedness under clause (a) of this covenant;

        (14) Indebtedness of the Issuer, any Guarantor or the Subordinated Guarantor (which may be but need not be issued pursuant to the Credit Agreement) in an aggregate principal amount which, together with all other Indebtedness of the Issuer, any Guarantor or the Subordinated Guarantor outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (b)(1) through (13) above or paragraph (a)) does not exceed $50 million.

    (c) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (including subclauses of different types of Indebtedness in clause (b) above), the Issuer, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses (or subclauses) and (ii) an item of Indebtedness may be

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divided and classified in more than one of the types of Indebtedness described above (including subclauses of different types of Indebtedness in clause (b) above).

    (d) Notwithstanding paragraphs (a) and (b) above, the Issuer shall not Incur
(i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Indebtedness, unless such Indebtedness is expressly subordinated in right of payment to the Notes and the Exchange Notes or (ii) any Secured Indebtedness (other than Permitted Secured Indebtedness) unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    (e) Notwithstanding paragraphs (a) and (b) above, a Guarantor shall not Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Indebtedness of such Guarantor, unless such Indebtedness is expressly subordinated in right of payment to such Guarantor's Guarantee of the Notes and the Exchange Notes or (ii) any Secured Indebtedness (other than Permitted Secured Indebtedness) unless contemporaneously therewith effective provision is made to secure such Guarantor's Guarantee of the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    (f) Notwithstanding paragraphs (a) and (b) above, the Subordinated Guarantor shall not incur (i) any Indebtedness if such Indebtedness is expressly by its terms subordinate or junior in right of payment to any Indebtedness of the Subordinated Guarantor and senior in respect of payment to the Subordinated Guarantee; or (ii) any Indebtedness other than Subordinated Guarantor Senior Indebtedness and Indebtedness permitted to be Incurred by a Restricted Subsidiary pursuant to paragraph (b) above.

    LIENS. The Indenture provides that neither the Issuer nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset of the Issuer or any Restricted Subsidiary whether now owned or hereafter acquired, or on any income or profits therefrom or assign or otherwise convey any right to receive income or profits therefrom except, in each case, Permitted Liens.

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to, make a Restricted Payment if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Issuer is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

    (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

    (B) the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale of its Capital Stock (other than Disqualified Stock) and the aggregate cash received by the Issuer as a capital contribution from its shareholders, in each case subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Issuer and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of its employees);

    (C) the amount by which Indebtedness of the Issuer is reduced on the Issuer's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date, of any Indebtedness of the Issuer for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount

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of any cash, or the fair value of any other property (other than such Capital
Stock), distributed by the Issuer upon such conversion or exchange);

    (D) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets (including any sale of such Investment), in each case to the Issuer or any Restricted Subsidiary, and (ii) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Person (including any Unrestricted Subsidiary), the amount of Investments previously made in such Person (and treated as a Restricted Payment) by the Issuer and the Restricted Subsidiaries; and

    (E) $15 million.

        (b) The provisions of the foregoing paragraph (a) shall not prohibit:

    (i) (x) any Restricted Payment made on the Issue Date to fund the transactions contemplated by the Recapitalization (including fees and expenses),
(y) any Restricted Payment made to fund Holdings' payment of interest and principal on the Promissory Notes, and to fund interest on, and the redemption, repurchase, defeasance or payment upon maturity of the Holdings Notes after the Issue Date (including any accrued interest, principal and premium thereon) and
(z) any other Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of its employees); PROVIDED, HOWEVER, that (A) each such Restricted Payment described in clauses (x), (y) and (z) shall be excluded in the calculation of the amount of Restricted Payments and (B) if applicable, the Net Cash Proceeds of each such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

    (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness or Capital Stock of the Issuer which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from the calculation of the amount of Restricted Payments;

    (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (iv) the repurchase of shares of, or options to purchase shares of, common stock of Holdings, the Issuer or any of their respective Subsidiaries from employees, former employees, directors or former directors of Holdings, the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors of Holdings or the Issuer under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock (or any Restricted Payment made to Holdings solely to fund at the time made such payments); PROVIDED, HOWEVER, that the aggregate amount of such repurchases or Restricted Payments shall not exceed $2,000,000 in any calendar year; PROVIDED, FURTHER, HOWEVER, that such repurchases or Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments;

    (v) following the initial Public Equity Offering, dividends or Common Stock buybacks by Holdings, the Issuer or another issuer in an aggregate amount in any year not to exceed 6% of the aggregate Net Cash Proceeds received by the Issuer in connection with such initial Public Equity Offering and any

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subsequent Public Equity Offering (or any Restricted Payment made to Holdings or such other issuer solely to fund at the time made such payments);; PROVIDED, HOWEVER, that at the time of payment of such dividends, no other Default shall have occurred and be continuing (or result therefrom); PROVIDED, FURTHER, HOWEVER, that such dividends or common stock buybacks shall be included in the calculation of the amount of Restricted Payments;

    (vi) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; PROVIDED, HOWEVER, that such repurchase shall be excluded from the calculation of the amount of Restricted Payments;

    (vii) any payment by the Issuer to Holdings pursuant to the Tax Sharing Agreement; PROVIDED, HOWEVER, that the amount of any such payment shall not exceed the amount of taxes that the Issuer would have been liable for on a stand-alone basis; PROVIDED, FURTHER, HOWEVER, that such dividends shall be excluded in the calculation of the amount of Restricted Payments; and

    (viii) dividends to Holdings to the extent required to pay for general corporate and overhead expenses incurred by Holdings; PROVIDED, HOWEVER, that such dividends shall not exceed $1,000,000 in any calendar year; PROVIDED, FURTHER, HOWEVER that such dividends shall be excluded from the calculation of the amount of Restricted Payments.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Issuer shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer, (b) to make any loans or advances to the Issuer or (c) to transfer any of its property or assets to the Issuer, except:

    (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreement and related security documents and the Senior Secured Notes and any related agreements);

    (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date;

    (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;

    (iv) any such encumbrance or restriction consisting of customary non-assignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

    (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

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    (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or any assets of such Restricted Subsidiary pending the closing of such sale or disposition;

    (vii) any encumbrance or restriction pursuant to an agreement entered into after the Issue Date governing Indebtedness incurred by a Restricted Subsidiary in compliance with the covenant described under "Limitation on Indebtedness"; PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to any Restricted Subsidiary contained in any such agreement are no less favorable to the Holders of the Notes than encumbrances and restrictions with respect to such Restricted Subsidiary in the Credit Agreement on the Issue Date;

    (viii) any encumbrance or restriction pursuant to an agreement with a governmental entity providing for developmental financing on terms which are more favorable (at the time such agreement is entered into) than those available from third party financing sources;

    (ix) with respect to a Securitization Subsidiary, an agreement relating to Indebtedness of a Securitization Subsidiary which is permitted under "--Limitation on Indebtedness" above or pursuant to an agreement relating to a Permitted Units Financing by a Securitization Subsidiary; or

    (x) the Indenture.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) In the event and to the extent that the Net Available Cash received by the Issuer or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date in any period of 12 consecutive months exceeds the greater of $40 million or 10% of Adjusted Consolidated Assets as of the beginning of such 12-month period, then the Issuer shall (i) no later than 360 days after the date such Net Available Cash so received exceeds such $40 million or 10% of Adjusted Consolidated Assets (A) apply an amount equal to such excess Net Available Cash to repay any Indebtedness (other than Subordinated Indebtedness) of the Issuer or of any Restricted Subsidiary, in each case owing to a Person other than the Issuer or any Affiliate of the Issuer, or (B) invest or commit to invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets; PROVIDED, HOWEVER, that in the case of any commitment to invest, such investment must be made within six months thereafter, and any amount not so invested shall be treated as Excess Proceeds (as defined below); and (ii) apply such excess Net Available Cash (to the extent not applied pursuant to clause
(i)) as provided in the following paragraphs of the covenant described hereunder. The amount of such excess Net Available Cash required to be applied during the applicable period and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $20 million, the Issuer must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment").

    The Issuer will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Issuer under the covenant described hereunder and the Issuer is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

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    (b) In the event of the transfer of substantially all (but not all) the property and assets of the Issuer as an entirety to a Person in a transaction permitted by the covenant described under "--Merger and Consolidation," the Successor Issuer (as defined therein) shall be deemed to have sold the properties and assets of the Issuer not so transferred for purposes of the covenant described hereunder, and shall comply with the provisions of the covenant described hereunder with respect to such deemed sale as if it were an Asset Disposition, and the Successor Company shall be deemed to have received Net Available Cash in an amount equal to the fair market value (as determined in good faith by the Board of Directors) of the properties and assets not so transferred or sold.

    LIMITATION ON AFFILIATE TRANSACTIONS. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Issuer (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $5.0 million, (i) are set forth in writing and
(ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, have been determined by a nationally recognized accounting or investment banking firm (an "Independent Financial Advisor") to be fair, from a financial standpoint, to the Issuer and its Restricted Subsidiaries. Notwithstanding clause (2)(ii) above, in the event that there are less than two members of the Board of Directors not having a personal stake in any Affiliate Transaction, such Affiliate Transaction shall be permitted to exist so long as an Independent Financial Advisor has determined the terms of such Affiliate Transaction to be fair, from a financial standpoint, to the Issuer and its Restricted Subsidiaries.

    (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments" or a Permitted Investment in Holdings as described in clause (x) of such definition, (ii) any issuance of securities, or other payments, benefits, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Issuer pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Issuer and its Restricted Subsidiaries who are not employees of the Issuer or its Restricted Subsidiaries, (vi) any Tax Sharing Agreement; PROVIDED, HOWEVER, that the aggregate amount payable by the Issuer pursuant thereto shall not exceed the amount of taxes that the Issuer would have been liable for on a stand-alone basis, (vii) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Issuer and its Restricted Subsidiaries, in each case in the ordinary course of business, (viii) any employment, noncompetition or confidentiality agreement entered into by the Issuer and its Restricted Subsidiaries with its employees in the ordinary course of business, (ix) the payment by the Issuer of fees, expenses and other amounts to the Permitted Holders and their respective Affiliates in connection with the Recapitalization,
(x) payments by the Issuer or any of its Restricted Subsidiaries to the Permitted Holders (described in clause (i) of such defintion) and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement, or in respect of other investment banking activities, in each case as determined by the Board of Directors in good faith, (xi) any Affiliate Transaction between the Issuer and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (xii) any Affiliate Transaction between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries, in each and approved by the Board of Directors in good faith, (xiii) execution, delivery and performance by Holdings, the Issuer and any Subsidiary or Holdings or the Issuer of the Recapitalization Agreement as in effect on the Issuer Date, (xiv) the pledge of any Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof and (xv) transactions in connection with a

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Permitted Units Financing (as to which the Board approval requirements, in the definition of Permitted Units Financing will apply).

    CHANGE OF CONTROL. (a) Upon a Change of Control, if either (i) the Issuer does not redeem the Notes as described in "Optional Redemption" or (ii) such Change of Control occurs after June 1, 2002, the Issuer will be required to make an offer to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in paragraph (b) below.

    (b) Within 30 days following any Change of Control (unless the Issuer has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control), the Issuer shall mail or cause to be mailed a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

    (c) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings. Restrictions on the ability of the Issuer to incur additional Indebtedness are contained in the covenant described under "--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

    Future indebtedness of the Issuer may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

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    The provisions under the Indenture relative to the Issuer's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

    LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Issuer shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to the Issuer or a Wholly Owned Subsidiary or to any director of a Restricted Subsidiary to the extent required as director's qualifying shares, (ii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Issuer nor any of its Restricted Subsidiaries owns any Capital Stock of such Restricted Subsidiary or (iii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition or (iv) any sale of Capital Stock in connection with a Permitted Units Financing.

    MERGER AND CONSOLIDATION. The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person (including Holdings), unless: (i) the resulting, surviving or transferee Person (the "Successor Issuer") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Issuer (if not the Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any Subsidiary as a result of such transaction as having been Incurred by such Successor Issuer or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Issuer would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Issuer prior to such transaction; and (v) the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Notwithstanding clause (iii) above, a Wholly-Owned Subsidiary (other than the Subordinated Guarantor) may be consolidated with or merged into the Issuer and the Issuer may consolidate with or merge with or into
(A) another Person, if such Person is a single purpose corporation that has not conducted any business or Incurred any Indebtedness or other liabilities and such transaction is being consummated solely to change the state of incorporation of the Issuer and (B) Holdings; PROVIDED, HOWEVER, that, in the case of clause (B), (x) Holdings shall not have owned any assets other than the Capital Stock of the Issuer (and other immaterial assets incidental to its ownership of such Capital Stock) or conducted any business other than owning the Capital Stock of the Issuer, (y) Holdings shall not have any Indebtedness or other liabilities (other than ordinary course liabilities incidental to its ownership of the Capital Stock of the Issuer) and (z) immediately after giving effect to such consolidation or merger, the Successor Company shall have a pro forma Consolidated Coverage Ratio that is not less than Consolidated Coverage Ratio of the Issuer immediately prior to such consolidation or merger; AND, PROVIDED FURTHER, that the Subordinated Guarantor may be consolidated with, may be merged into or may transfer all or substantially all its assets to the Issuer with the consent of the holders of all Subordinated Guarantor Senior Indebtedness outstanding (in which case, if such consent has been given, the Subordinated Guarantee (including, the subordination provisions described above) shall terminate and be extinguished).

    The Successor Company shall be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, but the predecessor

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Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

    Each Guarantor shall not and the Issuer shall not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person other than the Issuer or any other Guarantor, unless: (i) the resulting, surviving or transferee Person (the "Successor Guarantor") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not the Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Guarantor on the Guarantee and in the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction, and the use of any proceeds therefrom on a pro forma basis, the Issuer could satisfy the provisions of clauses (iii) and (iv) of the first paragraph of this Section.

    Except as provided above, the Issuer shall not permit the Subordinated Guarantor, and the Subordinated Guarantor shall not, consolidate with or merge into or with, or convey, transfer or lease, in any transaction or a series of related transactions, all or substantially all of its assets to any Person; PROVIDED that the Subordinated Guarantor may be consolidated with, merged with or into, or transfer all or substantially all its assets to, any Guarantor with the consent of the holders of all Subordinated Guarantor Senior Indebtedness outstanding (in which case, if such consent has been given, the subordination provisions described above) with respect to the Subordinated Guarantee shall terminate and be extinguished. Notwithstanding the above provisions, the Subordinated Guarantor may lease any or all of its assets to the Company or any Wholly Owned Subsidiary of the Company at any time.

    SEC REPORTS. Notwithstanding that the Issuer may not be, or may not be required to remain, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall file or continue to file with the SEC and provide the Trustee and any Noteholder (upon the request of such Noteholder) with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

    ACTIVITIES OF THE ISSUER AND ITS RESTRICTED SUBSIDIARIES. The Issuer shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than developing, owning, engaging in and dealing with a Permitted Business.

    ADDITIONAL GUARANTEES. The Issuer will cause each Subsidiary which becomes a Guarantor after the Issue Date (i) to execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, pursuant to which such Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) to deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of this Indenture until it ceases to be such pursuant to the definition of Guarantor contained herein.

    ACTIVITIES OF SUBORDINATED GUARANTOR. The Issuer shall not permit the Subordinated Guarantor to, and the Subordinated Guarantor shall not: (i) engage in any activity other than acquiring, owning, holding, managing, marketing, maintaining, leasing, selling or disposing of Rental Equipment and activities directly incidental thereto (including leasing such Rental Equipment to the Company or any of its Subsidiaries) or (ii) incur any Indebtedness other than Indebtedness incurred in compliance with the covenant described under "--Limitations on Indebtedness".

    Neither the Issuer nor any of the Restricted Subsidiaries will sell, transfer or otherwise convey to the Subordinated Guarantor any of its or their respective assets other than Rental Equipment (and related

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leases) which Rental Equipment, at the time of transfer, (x) is not evidenced by a certificate of title under applicable motor vehicle registration, certificate of title and other applicable state laws or (y) if evidenced by a certificate of title as described in preceding clause (x), where counsel to the Issuer is unable to conclude that the notation of a security interest thereon (or another similar procedure) is effective under applicable state law to create a fully perfected security interest therein.

    All Rental Equipment (and related leases) sold, transferred or otherwise conveyed by the Issuer or any of the Restricted Subsidiaries to the Subordinated Guarantor shall be transferred, sold or otherwise conveyed only by way of a capital contribution to the common equity of the Subordinated Guarantor.

    The Subordinated Guarantor is not permitted to have any Subsidiaries.

DEFAULTS

    An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to Change of Control or an Excess Proceeds Payment), (iii) the failure by the Issuer to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (iv) the failure by the Issuer to comply for 30 days after notice with any of its obligations in the covenants described above under "--Certain Covenants" under "-- Limitation on Indebtedness," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Restricted Payments," "Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--Change of Control" (other than a failure to purchase Notes), "--SEC Reports," or "--Activities of Subordinated Guarantor",
(v) the failure by the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Issuer or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the "cross acceleration provision"), (vii)(a) certain events of bankruptcy, insolvency or reorganization of the Issuer or (b) certain events of bankruptcy, insolvency or reorganization of a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $25.0 million (net of applicable insurance coverage provided that the insurance carriers have acknowledged coverage) is rendered against the Issuer or any Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice or an enforcement proceeding is commenced upon such judgment or decree (the "judgment default provision"), or (ix) any of the Guarantees or the Subordinated Guarantee ceases to be in full force and effect or any of the Guarantees or the Subordinated Guarantee is declared to be null and void and unenforceable or any of the Guarantees or the Subordinated Guarantee is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or any of the Guarantors or the Subordinated Guarantor denies its liability under its Guarantee or the Subordinated Guarantee (other than by reason of release of a Guarantor or the Subordinated Guarantor in accordance with the terms of the Indenture). However, a default under clauses
(iv), (v) and (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice.

    If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and interest on all the Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

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    Subject to the provisions of the Indenture relating to the duties of the
Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

    The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, or (viii) release any Guarantor or the Subordinated Guarantor from any of its obligations under its Guarantee or Subordinated Guarantee, as the case may be, or the Indenture otherwise then in accordance with the terms of the Indenture.

    Without the consent of any holder of the Notes, the Issuer, the Guarantors, the Subordinated Guarantor and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor issuer or guarantor of the obligations of the Issuer, the Guarantor or the Subordinated Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered

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form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes or to provide for the release of the Subordinated Guarantee as described in the definition of Guarantor, to secure the Notes, to add to the covenants of the Issuer, Guarantors or the Subordinated Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer, Guarantors or the Subordinated Guarantor, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

    The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Issuer is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

    The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Issuer may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

    The Issuer may, at its option and at any time may elect to have its obligations and the obligations of the Guarantors and the Subordinated Guarantor discharged with respect to the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the Subordinated Guarantor and the judgment default provision described under "--Defaults" above, the Events of Default specified in clause (iv) under "--Defaults" above and the limitations contained in clauses
(iii), (iv) and (z) in the first paragraph and clause (iii) of the third paragraph under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Issuer to comply with clause (iii) or (iv) under "--Certain Covenants--Merger and Consolidation" above.

    In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not

                                       86
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occurred (and, in the case of legal defeasance only, (i) such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law and (ii) such Opinion of Counsel shall not be required to be delivered if such legal defeasance occurs within one year of the Stated Maturity of the Notes or the earliest possible optional redemption date for the Notes (June 1, 2002).

CONCERNING THE TRUSTEE

    The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes.

    The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the New Notes will be issued in the form of one or more registered notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between the Depository and the Trustee.

    The Depository has advised the Company that it is (i) a limited purpose trust company organized undee the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

    The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants with an interest in the Global Note and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the Interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer New Notes to pledge the New Notes as collateral will be limited to such extent.

    So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the New Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of

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
beneficial interests in a Global Note will not be entitled to have New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such Person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the indenture or such Global Note. The Company, the Guarantor and the Subordinated Guarantor understand that under existing industry practice, in the event the Company requests any action of Holders or a Person that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize Persons owning through such Participants to take such action or would otherwise act upon the instruction of such Persons. Neither the Company, the Guarantor and the Subordinated Guarantor, nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

    Payments with respect to the principal of, premium, if any, and interest on any New Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Note representing such New Notes under the Indenture. Under the terms of the Indenture, the Company, the Guarantor and the Subordinated Guarantor and the Trustee may treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company, the Guarantor and the Subordinated Guarantor nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants of the Indirect Participants.

GOVERNING LAW

    The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion of certain of the anticipated federal income tax consequences of an exchange of Existing Notes for New Notes and of the purchase, ownership, and disposition of the New Notes is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary, and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor, nor any tax consequences arising under the laws of any state, locality, or foreign jurisdiction, and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold New Notes as part of a straddle or conversion transaction, or holders subject to the alternative minimum tax, may be subject to special rules. In addition, the summary is limited to persons that will hold the New Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. ALL INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE AND THE OWNERSHIP AND DISPOSITION OF NEW NOTES.

TAXATION OF HOLDERS ON EXCHANGE

    Although the matter is not free from doubt, an exchange of Existing Notes for New Notes should not be a taxable event to holders of Existing Notes and holders should not recognize any taxable gain or loss as a result of such an exchange. Accordingly, a holder would have the same adjusted basis and holding period in the New Notes as it had in the Existing Notes immediately before the exchange. Further, the tax consequences of ownership and disposition of any New Notes should be the same as the tax consequences of ownership and disposition of Existing Notes.

MARKET DISCOUNT

    If a holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such a Note at the time of such payment or disposition. In addition, the holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the holder elects to accrue on a constant interest method. A holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent to the Internal Revenue Service (the "IRS").

AMORTIZABLE BOND PREMIUM

    A holder that purchases a Note for an amount in excess of the sum of its principal amount will be considered to have purchased the Note at a "premium." A holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the holder's interest income from the Note. Bond premium on a Note held by a holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

    A holder's tax basis in a Note will, in general, be the holder's cost therefor, increased by market discount previously included in income by the holder and reduced by any amortized premium. Upon the sale, exchange or retirement of a Note, a holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the Note. Except as described above with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on Notes and to the proceeds of sale of a Note made to holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

    THE FOREGOING SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF HIS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF NOTES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT VERSIONS THEREOF.

                              ERISA CONSIDERATIONS

    Sections 406 and 407 of the Employee Reitrement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code prohibit certain employee benefit plans, individual retirement accounts, individual retirement annuities, and employee annuity plans ("Plans") from engaging in certain transactions with persons who, with respect to such Plan, are "parties in interest" under ERISA or "disqualified persons" under the Code. A violation of these "prohibited transactions" rules may generate excise taxes under the Code and other liabilities under ERISA for such persons. Possible violations of the prohibited transaction rules occur if the Notes are purchased with the assets of any Plan if the Company or any of its affiliates is a party in interest or disqualified person with respect to such Plan, unless such acquisition is subject to a statutory or administrative exemption.

    The foregoing discussion is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan considering the purchase of the Notes should consult its legal advisors regarding the consequences of such purchases under ERISA and the Code. If the Plan is not subject to ERISA, the fiduciary should consult its legal advisors regarding the consequences of any state law or Code considerations.

                              PLAN OF DISTRIBUTION

    Based on certain no action letters issued by the staff of the commission to third parties in unrelated transactions, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of the holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of such New Notes and are not participating in, and do not intend to participate in, the distribution of such New Notes. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register to qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably request in writing.

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company, Guarantor and Subordinated Guarantor have agreed that, for a period of 120 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    The Company, the Guarantor and the Subordinated Guarantor will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 120 days after the close of the Exchange Offer the Company, the Guarantor and the Subordinated Guarantor will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company, the Guarantor and the Subordinated Guarantor have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Existing Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS



    The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for the years then ended, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as stated in their report with respect thereto. The consolidated financial statements of the Company for the year ended December 31, 1994, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report with respect thereto. The consolidated financial statements are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


                                 LEGAL MATTERS

    The validity of the New Notes, the Guarantees and the Subordinated Guarantee offered hereby will be passed upon for the Company, the Guarantor and the Subordinated Guarantor by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain matters with respect to the laws of New Jersey and Maryland will be passed upon for the Company and the Guarantor by Piper & Marbury L.L.P., Baltimore, Maryland.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


    Certain statements under "Prospectus Summary," "The Recapitalization," "Use of Proceeds," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: substantial leverage and ability to service debt; changing market trends in the mobile office industry; general economic and business conditions including a prolonged or substantial recession; the ability of the Company to implement its business and growth strategy and maintain and enhance its competitive strengths; the ability to finance fleet and branch expansion, locate and finance acquisitions, and integrate recently acquired businesses into the Company; the ability of the Company to obtain financing for general corporate purposes; competition; availability of key personnel; industry over capacity; and changes in, or the failure to comply with, government regulations. See "Risk Factors." As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.

                                                                         ANNEX A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 10-K

(Mark One)

/X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1996

                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

            For the transition period from            to

                       Commission File Number: 033-68444

                            WILLIAMS SCOTSMAN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  MARYLAND                                      52-0665775
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

           8211 TOWN CENTER DRIVE                                  21236
             BALTIMORE, MARYLAND                                (ZIP CODE)
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrants' telephone number, including area code: (410) 931-6000

Securities registered pursuant to Section 12(b) of the Act:

             TITLE OF EACH CLASS                 NAME OF EACH EXCHANGE ON WHICH REGISTERED
---------------------------------------------  ---------------------------------------------
                    None                                           None

          Securities registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (TITLE OF CLASS)

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.    Yes /X/    No / /

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

    The Registrant is a wholly-owned subsidiary of Scotsman Holdings, Inc., a Delaware corporation. As of March 28, 1997, Scotsman Holdings, Inc. owned 3,320,000 shares of common stock ("Common Stock") of the Registrant.

                                     PART I

ITEM 1. BUSINESS

GENERAL

    Williams Scotsman, Inc., formerly known as The Scotsman Group, Inc., ("Scotsman" or the "Company") believes, based upon management's assessment of the industry, it is the second largest lessor of mobile office units in the United States as ranked by lease fleet size and revenues. The Company maintains a fleet of approximately 40,600 units which are leased through a network of 56 branch offices in 32 states. To a lesser extent, the Company also sells new and used mobile office units and sells and leases modular structures. The Company's products provide flexible, relocatable, cost-effective and timely solutions for space requirements. The Company has over 12,500 customers operating in approximately 450 diverse industries including education, utilities, health care, chemicals, engineering services and construction.

    The Company's primary business is the leasing of mobile office units. These units typically range in size from eight to 14 feet in width and 16 to 70 feet in length and are generally constructed using a steel frame undercarriage with an exterior of wood or aluminum. The Company has the flexibility to readily adapt its lease fleet units to meet a wide variety of customer needs. Units can be configured using any combination of the Company's standard products which are offered in a variety of sizes and floor plans. The basic functional design of mobile office units has remained virtually unchanged since the inception of the industry in the 1940s. Mobile office units are extremely durable and, due in part to an active maintenance program, the Company's units retain a significant percentage of their original value. The Company's lease fleet units have an average age of approximately eight years and an estimated economic useful life of approximately 20 years.

    To a lesser extent, the Company also sells, leases and services modular structures, which compete with conventional space alternatives. Modular structures revenues represented less than 1% of total revenues in the year ended December 31, 1996. Each modular structure typically is three thousand square feet or more in size and comprises several smaller units which are assembled into a single structure at the building site. Modular structures can generally be dismantled and refurbished as individual mobile office units and returned to the Company's lease fleet.

    On December 16, 1993, Scotsman Holdings, Inc. ("Holdings") acquired all of the issued and outstanding capital stock of the Company. In connection with the acquisition and related refinancing (the "Acquisition"), the Company issued $165.0 million aggregate principal amount of 9 1/2% Senior Secured Notes Due 2000 and entered into a Loan and Security Agreement with Congress Financial Corporation. Upon consummation of the Acquisition, the Company retired certain existing indebtedness consisting of $175.0 million principal amount of 11.31% Senior Secured Notes and a $15.6 million senior secured credit facility.

    The Company and its predecessors have operated in the mobile office and modular structures industry since 1945. In 1990 the Company more than doubled its size through the combination of Scotsman Manufacturing Co., Inc. ("Scotsman Manufacturing") with Williams Mobile Offices, Inc. ("Williams"). Since 1990, the Company has substantially eliminated duplicate functions of the two predecessor companies, eliminated manufacturing operations, and repositioned the Company to significantly reduce its modular structures operations and focus on its core leasing activities, which accounted for substantially all of the total gross profit in the year ended December 31, 1996.

    The Company purchases its new units through third-party suppliers. The Company believes there are numerous manufacturers and suppliers of mobile office units and modular structures which supply these products at competitive prices throughout the United States. The Company anticipates being able to procure an adequate supply of product on acceptable terms for its projected operational requirements.

The Company does not believe that the loss of any one of its suppliers would have a material adverse effect on its operations.

RECENT DEVELOPMENTS

    The Company has announced that its parent company, Scotsman Holdings, Inc., is considering various strategic alternatives, including a sale of the Company. In this connection, Scotsman Holdings has retained Goldman, Sachs & Co. as its financial advisor. There can be no assurance that any transaction will be consummated.

OPERATING STRATEGY

    Due to the local and regional nature of its business, the Company's goals are to become the leader in each of the local markets in which it competes and to expand its coverage to additional local markets. To achieve market leadership, the Company has implemented a strategy which emphasizes (i) superior service, (ii) a well maintained, readily available and versatile lease fleet,
(iii) effective fleet management using proprietary information systems, and (iv) targeted marketing through an experienced and motivated sales force. The Company believes that it is generally the first or second largest provider of relocatable space in each of its regional markets as measured by lease fleet size and revenues. The Company's branch offices are distributed throughout the United States and are located in the majority of the major metropolitan areas.

    To further its market leadership, expand its coverage to additional local markets and leverage its existing cost structure, the Company plans to continue to capitalize on the industry's fragmentation by acquiring mobile office lease fleets. During 1994, the Company acquired approximately 5,500 units through the acquisition of Mobile Holdings, Inc. ("MFO") in September and from other lease fleet acquisitions. During 1995 and 1996, the Company acquired a total of approximately 3,600 units through the acquisition of various lease fleets. See note 1 of Notes to Financial Statements included elsewhere herein. Increased penetration in existing markets through acquisitions of competitors allows the elimination of duplicate branch offices and overhead, an expanded customer base and facilitates higher profitability. Expanded coverage to additional local markets allows the Company to capitalize on market-specific opportunities, diversify geographically and further leverage its cost structure.

COMPETITION

    Although the Company's competition varies significantly by market, the mobile office and modular structure industry, in general, is highly competitive. The Company competes primarily in terms of product availability, customer service and price. The Company believes that its reputation for customer service and its ability to offer a wide selection of units suitable for many varied uses at competitive prices allow it to compete effectively. However, certain of the Company's competitors are less leveraged, have greater market share or product availability in a given market and have greater financial resources than the Company.

EMPLOYEES

    At December 31, 1996, the Company employed 607 persons. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its relationship with its employees to be good.

REGULATORY MATTERS

    The Company must comply with various federal, state and local environmental, health and safety laws and regulations in connection with its operations. The Company believes that it is in substantial compliance with applicable environmental, health and safety laws and regulations. In addition to compliance costs, the Company may incur costs related to alleged environmental damage associated with past or current properties owned or leased by the Company. The Company believes that its liability, if any, for any environmental remediation will have no material adverse effect on its financial condition.

ITEM 2. PROPERTIES

    The Company's headquarters is a three-story modular office structure located on 3.1 acres in suburban Baltimore, Maryland. The location, ownership status, approximate size and primary use of the Company's other principal properties are set forth in the table below.


                                                                   OWNERSHIP     SIZE
LOCATION                                                            STATUS     IN ACRES          PRIMARY USE
----------------------------------------------------------------  -----------  ---------  -------------------------
Albuquerque, NM.................................................       Owned      2.0     Branch Office
Albuquerque, NM.................................................      Leased      1.7     Drop Lot
Allentown, PA...................................................      Leased      4.8     Branch Office
Atlanta, GA.....................................................       Owned      6.2     Branch Office
Atlanta, GA.....................................................       Owned     30.82    Branch Office (future    )
Baltimore, MD...................................................       Owned      7.3     Branch Office
Berlin, NJ......................................................       Owned     26.0     Branch Office
Birmingham, AL..................................................      Leased      4.9     Branch Office
Boise, ID.......................................................      Leased      2.0     Branch Office
Casper, WY......................................................      Leased      2.0     Branch Office
Charles City, VA................................................       Owned      9.2     Branch Office (future    )
Charleston, SC..................................................      Leased      3.0     Branch Office
Charleston, SC..................................................       Owned      1.5     Branch Office
Charlestown, WV.................................................      Leased     10.5     Branch Office
Cherry Hill, NJ.................................................       Owned      4.3     Branch Office
Cherry Hill, NJ.................................................      Leased     18.6     Branch Office (future    )
Cherry Hill (Mt. Laurel), NJ....................................      Leased      7.5     Storage Lot
Cheshire, CT....................................................      Leased      9.6     Branch Office
Chicago, IL.....................................................       Owned      6.5     Branch Office
Cincinnati, OH..................................................       Owned      6.2     Branch Office
Cleveland, OH...................................................       Owned      8.0     Branch Office
Columbus, OH....................................................      Leased      1.1     Branch Office
Dallas, TX......................................................      Leased      4.4     Branch Office
Denver, CO......................................................      Leased      4.0     Branch Office
Detroit, MI.....................................................      Leased      4.6     Branch Office
Durham, NC......................................................      Leased      4.4     Branch Office
Ellwood City, PA................................................      Leased      5.0     Storage Lot
Fresno, CA......................................................      Leased      3.5     Branch Office
Ft. Lauderdale, FL..............................................      Leased      6.0     Branch Office
Ft. Myers, FL...................................................       Owned      8.9     Branch Office
Ft. Myers, FL...................................................       Owned      1.9     Storage Lot
Grand Junction, CO..............................................      Leased      0.65    Branch Office
Houston, TX.....................................................       Owned      7.87    Branch Office
Jacksonville, FL................................................      Leased      2.3     Branch Office
Langhorne, PA...................................................      Leased   LESS.THAN1 Sales Office
Kansas City, MO.................................................      Leased      2.19    Branch Office
Irmo, SC........................................................       Owned      5.0     Branch Office

                                                                   OWNERSHIP     SIZE
LOCATION                                                            STATUS     IN ACRES          PRIMARY USE
----------------------------------------------------------------  -----------  ---------  -------------------------
Kingwood, TX....................................................      Leased   LESS.THAN1 ac. Administrative Office
Kinston, NC.....................................................      Leased      3.0     Storage Lot
Lafayette, LA...................................................      Leased      4.0     Branch Office
Las Vegas, NV...................................................      Leased      2.5     Branch Office
Long Island, NY.................................................      Leased      3.1     Storage Lot
Louisville, KY..................................................      Leased      3.0     Branch Office
Manassas, VA....................................................      Leased      2.7     Branch Office
Mira Loma, CA...................................................      Leased     17.0     Branch/Storage
Mobile, AL......................................................      Leased      3.0     Branch Office
New Orleans, LA.................................................      Leased     10.15    Branch Office
Norfolk, VA.....................................................      Leased      5.5     Branch Office (future    )
North East, MD..................................................       Owned     33.1     Leased Property
Orlando, FL.....................................................      Leased      5.5     Branch Office
Orlando, FL.....................................................       Owned      4.0     Service Facility
Pelham, NH......................................................       Owned     16.0     Branch Office
Phoenix, AZ.....................................................      Leased      2.2     Branch Office
Phoenix, AZ.....................................................      Leased     10.0     Branch Office (future    )
Pittsburgh, PA..................................................      Leased      2.0     Branch Office
Portland, OR....................................................      Leased      1.3     Branch Office
Richmond, VA....................................................       Owned      6.6     Branch Office
Riverside, CA...................................................      Leased     13.5     Branch Office
Rotterdam, NY...................................................      Leased      2.1     Branch Office
Salt Lake City, UT..............................................      Leased      4.7     Branch Office
San Antonio, TX.................................................      Leased      2.6     Branch Office
San Diego, CA...................................................      Leased      1.3     Branch Office
Santa Fe Springs, CA............................................      Leased     16.5     Branch Office
Seattle, WA.....................................................      Leased      1.4     Branch Office
South Kearny, NJ................................................      Leased      5.0     Branch Office
St. Charles, MO.................................................      Leased      2.5     Branch Office
Statesville, NC.................................................      Leased      3.0     Storage Lot
Syracuse, NY....................................................      Leased      5.0     Branch Office
Tampa, FL.......................................................       Owned      4.8     Branch Office
Tulsa, OK.......................................................      Leased      2.1     Branch Office
Tulsa, OK.......................................................       Owned      4.3     Branch Office
Vacaville, CA...................................................      Leased     11.0     Branch Office


    The Company believes that its existing owned and leased facilities are adequate for its operations.

ITEM 3. LEGAL PROCEEDINGS

    The Company is involved in certain legal actions arising in the ordinary course of business. The Company believes that none of these actions, either individually or in the aggregate, will have a material adverse effect on the Company's business, results of operations or financial condition.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    None.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

    There is no established public trading market for the Company's Common Stock. The Company is a wholly-owned subsidiary of Scotsman Holdings, Inc., a Delaware corporation.

    During 1996, the Company paid dividends to Holdings in the aggregate amount of $2,070,000, in accordance with provisions of the Note Indenture. The Company does not intend to pay any further dividends in the foreseeable future but reserves the right to do so.

    Pursuant to the Scotsman Holdings, Inc. 1994 Employee Stock Option Plan (the "Plan"), options for 115,050 shares of Holdings were granted during 1996. No shares of Holdings' common stock were issued during 1996 upon the exercise of the options previously granted under the Plan. This transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder.

ITEM 6. SELECTED HISTORICAL FINANCIAL DATA

    The following tables summarize certain selected historical financial data which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements appearing elsewhere herein. The selected historical financial data set forth below for the fiscal years ended December 31, 1992, 1993, 1994, 1995 and 1996 and as of the end of each of such periods have been derived from the audited Financial Statements.

                                                                         FISCAL YEARS ENDED (1)
                                                       ----------------------------------------------------------
                                                          1992        1993        1994        1995        1996
                                                       ----------  ----------  ----------  ----------  ----------

                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Leasing............................................  $   72,744  $   73,384  $   79,342  $   96,498  $  116,769
  New units sales....................................      27,709      18,501      22,290      23,126      28,042
  Delivery and installation..........................      28,369      24,237      26,511      28,162      32,767
  Other..............................................       3,712       3,011       5,832      10,734      17,564
                                                       ----------  ----------  ----------  ----------  ----------
    Total............................................  $  132,534  $  119,133  $  133,975  $  158,520  $  195,142
Gross profit:
  Leasing............................................  $   41,146  $   39,340  $   39,960  $   49,978  $   59,534
  New unit sales.....................................       3,354       2,534       2,854       3,853       4,999
  Delivery and installation..........................       4,874       3,363       4,942       6,114       7,520
  Other..............................................       2,515       1,639       4,285       8,108      13,590
                                                       ----------  ----------  ----------  ----------  ----------
    Total............................................  $   51,889  $   46,876  $   52,041  $   68,053  $   85,643
Selling, general and administrative expenses.........  $   28,237  $   24,264  $   29,303  $   36,295  $   42,260
Restructuring costs (2)..............................       1,921       6,082         912      --          --
Earnings (loss) from continuing operations before
  extraordinary item.................................        (582)     (3,841)      1,072       4,559       9,195
Earnings (loss) from continuing operations before
  extraordinary item per common share................       (0.17)      (1.15)       0.32        1.37        2.77
                                                       ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed charges (3)...............        1.0x        0.7x        1.1x        1.3x        1.6x

BALANCE SHEET DATA (4):
Rental equipment, net................................  $  209,388  $  246,550  $  283,181  $  324,207  $  356,183
Total assets.........................................     263,287     295,882     335,633     383,679     428,697
Long-term debt.......................................     191,019     176,408     206,346     242,695     268,753
Stockholder's equity.................................      17,585      56,877      57,949      62,508      69,633

------------------------

(1) On December 16, 1993, Holdings purchased all of the issued and outstanding stock of Scotsman. The acquisition was accounted for under the purchase method of accounting by Holdings, and the Company restated its balance sheet to "push down" the effects of the purchase accounting adjustments.

(2) Restructuring costs consist primarily of costs incurred in connection with the acquisition of Scotsman by Holdings in December 1993.

(3) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and debt discount and the estimated interest component of rent expense.

(4) Balance sheet data at December 31, 1993 reflect the acquisition of Scotsman by Holdings and the related "push down" of the purchase accounting adjustments. See note (1) above.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion regarding the financial condition and results of operations of the Company for the three fiscal years ended December 31, 1996 should be read in conjunction with the more detailed information and Financial Statements included elsewhere herein.

GENERAL

    The Company derives its revenues and earnings from the leasing and sale of mobile office units and modular structures and their delivery and installation. Leasing operations account for a majority of the Company's revenues and gross profits and are primarily comprised of the leasing of mobile office units and the sale of units from the Company's lease fleet. Used mobile office units are sold by the Company in the ordinary course of its business at either fair market value or pursuant to pre-established lease purchase options. The Company's cash flow from leasing operations is favorably affected by the sale of used units from the Company's lease fleet, as the costs of such units generally have been incurred in previous fiscal periods. Accordingly, the sale of used units results in the availability of the total cash proceeds and the reporting of gross profit on such sales.

    New unit sales revenues are derived from the sale of new mobile offices, similar to those units rented by the Company, and from the sale of modular structures. Revenues from delivery and installation result from activities related to the transportation and installation of and site preparation for both leased and sold products. Other revenues are derived from the sale of parts, granting of insurance waivers, rental and sale of steps and furniture and other services provided by the Company.

    The Company's business is affected by the economic conditions of the local or regional markets in which it operates. Economic conditions have an impact upon rental rates, fleet utilization and new unit sales. The Company, however, believes that mobile office leasing is less affected by unfavorable economic conditions than its other operations and that during periods of economic uncertainty many businesses postpone or delay making major capital expenditures for space needs and instead choose the flexibility and lower cost of leasing mobile offices.

RESULTS OF OPERATIONS

    FISCAL 1996 COMPARED WITH FISCAL 1995. Revenues in fiscal 1996 were $195.1 million, a $36.6 million or 23.1% increase from revenues of $158.5 million in fiscal 1995. The increase resulted from a $20.3 million or 21.0% increase in leasing revenue, a $4.9 million or 21.3% increase in new sales revenue, a $4.6 million or 16.4% increase in delivery and installation revenue and a $6.8 million or 63.3% increase in other revenue. The increase in leasing revenue is attributable to a 10% increase in the average lease fleet to approximately 38,600 units, an increase in the average fleet utilization of approximately four percentage points to 85% and an increase of $10 in the average monthly rental rate. The increase in new sales revenue is primarily due to the overall branch expansion that the Company has experienced during 1995 and 1996. The increase in delivery and installation revenue is attributable to the increases in the leasing and new unit sales revenue described above. Other revenue increased as a result of increases in the rental of steps, ramps and furniture as well as miscellaneous revenue related to services provided for customer-owned units.

    Gross profit in fiscal 1996 was $85.6 million, a $17.6 million or 25.8% increase from fiscal 1995 gross profit of $68.1 million. This increase is primarily a result of an increase in leasing gross profit of $9.6 million or 19.1% and gross profit from other revenue of $5.5 million or 67.6%. The increase in gross profit from leasing is a result of the increase in leasing revenue described above while the leasing profit margins dropped slightly. This decline in leasing profit margins is a result of the increases in depreciation and amortization expense during fiscal 1996. Excluding depreciation and amortization, leasing margins increased from 76.1% for fiscal 1995 to 77.2% for fiscal 1996. The increase in gross profit from other revenue is due to the increase in other revenue described above.

    Selling, general and administrative (S,G&A) expenses increased by $6.0 million or 16.4% from fiscal 1995, primarily due to an increase in field related expenses. This increase is a result of the branch expansion activity experienced by the Company during fiscal 1995 and 1996 and is comprised of a $3.6 million increase in personnel expenses and a $0.7 million increase in occupancy expenses.

    Interest expense increased by 14.7% to $25.8 million in fiscal 1996 from $22.5 million in fiscal 1995 primarily as a result of the increase in the average balances outstanding under the revolving line of credit. The increase is due to financing the fleet expansion and growth experienced by the Company during 1996.

    FISCAL 1995 COMPARED WITH FISCAL 1994. Revenues in fiscal 1995 were $158.5 million, a $24.5 million or 18.3% increase from revenues of $134.0 million in fiscal 1994. The increase resulted primarily from a $17.2 million or 21.6% increase in leasing revenue and a $4.9 million or 84.1% increase in other revenue. The increase in leasing revenue is attributable to a 23.9% increase in the average lease fleet to approximately 35,000 units, while average rental rates declined slightly due to a change in the fleet mix and utilization dropped slightly. The increase in the fleet reflects the acquisition activity by the Company during 1995 as well as general fleet expansion. The increase in other revenue is due to the overall increases in revenue enhancement programs, primarily the rental of steps, as well as miscellaneous revenue related to services provided for customer-owned units.

    Gross profit in fiscal 1995 was $68.1 million, a $16.0 million or 30.8% increase from fiscal 1994 gross profit of $52.0 million. This increase is primarily a result of an increase in leasing gross profit of $10.0 million or 25.1% and gross profit from other revenue which increased by $3.8 million or 89.2%. The increase in gross profit from leasing is a result of the increase in leasing revenue described above as well as an increase in the leasing profit margin to 51.8% from 50.4% in 1994. Excluding depreciation and amortization, leasing margins increased from 74.1% in fiscal 1994 to 76.1% in fiscal 1995. The increase in gross profit from other revenue is due to the increase in other revenue described above.

    Selling, general and administrative (S,G&A) expenses increased by $7.0 million or 23.9% from fiscal 1994. This increase is comprised of a $5.1 million increase in field related expenses, a $0.8 million increase in expenses related to the deferred compensation plan and a $1.1 million increase in other S,G&A expenses. The increase in field related expenses is the result of lease fleet acquisitions and branch expansion activity experienced by the Company during fiscal 1995 and is comprised primarily of a $3.9 million increase in personnel expenses and a $0.9 million increase in occupancy expenses.

    Interest expense increased by 20.2% to $22.5 million in 1995 from $18.7 million in fiscal 1994 primarily as a result of the increase in the average balances outstanding under the revolving line of credit during 1995. This increase is the result of financing fleet expansion and acquisitions made by the Company.

LIQUIDITY AND CAPITAL RESOURCES

    During fiscal 1994, 1995, and 1996, the Company's principal sources of funds consisted of cash flow from operating and financing sources. Cash flow from operating activities of $21.8 million in fiscal 1994, $33.9 million in fiscal 1995 and $46.0 million in fiscal 1996 was largely generated by its leasing operations which included the rental and sale of units from the Company's lease fleet. Mobile office leasing operations have been the most reliable source of the Company's cash flow.

    The Company has increased its EBITDA and believes that EBITDA provides the best indicator of its financial performance and provides the best measure of its ability to meet historical debt service requirements. The Company defines EBITDA as net income before depreciation, amortization, interest, provision for deferred compensation, and income taxes. EBITDA as defined by the Company does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to cash flow as a measure of liquidity, nor should it be considered as an alternative to net income as an indicator of the Company's operating performance. The Company's EBITDA increased by $18.8 million or 33.3% to $75.4 million in fiscal 1996 compared to $56.6 million in fiscal 1995. This increase in EBITDA is a result of increased leasing activity resulting from the overall increase in the number of units in the fleet and new unit sales activity, partially offset by increased SG&A expenses to support the increased activities during fiscal 1996.

    Cash flow used in investing activities was $46.7 million in fiscal 1994, $68.0 million in fiscal 1995 and $70.0 million in fiscal 1996. The Company's primary capital requirements are for the purchase of new units for its lease fleet and units purchased through acquisition. The Company seeks to maintain its lease fleet in good condition at all times and generally increases the size of its lease fleet only in those local or regional markets experiencing economic growth. During fiscal 1994, 1995 and 1996, the Company significantly increased its net capital expenditures through purchases of new units for the rental fleet, capital improvements and betterments for existing units and the acquisitions of existing rental fleets including the acquisition of MFO in 1994, increasing the size of the rental fleet by approximately 8,000 units during 1994, 4,000 units during 1995 and 3,000 units during 1996. This increased activity was in response to increased customer demand and the implementation of the Company's acquisition strategy. The following table sets forth the Company's investment in its lease fleet for the periods indicated.

                                                                                                 FISCAL YEARS ENDED
                                                                                                    DECEMBER 31,
                                                                                           -------------------------------
                                                                                             1994       1995       1996
                                                                                           ---------  ---------  ---------

                                                                                                (DOLLARS IN MILLIONS)
Gross capital expenditures for rental equipment:
  Acquisitions...........................................................................  $    21.2  $    25.0  $     3.1
  New units and betterments..............................................................       40.6       47.1       69.2
                                                                                           ---------  ---------  ---------
                                                                                                61.8       72.1       72.3
Book values of sold, used units..........................................................       (6.4)      (7.7)      (9.7)
                                                                                           ---------  ---------  ---------
Net capital expenditures for rental equipment............................................  $    55.4  $    64.4  $    62.6
                                                                                           ---------  ---------  ---------
Lease fleet maintenance expenses.........................................................  $    13.9  $    15.3  $    16.7
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    The Company believes it can manage its capital requirements for its lease fleet, and thus its cash flow, through the careful monitoring of its lease fleet additions. For instance, the Company believes that during an economic downturn it can sell used units while limiting additions to its lease fleet to maintain cash flow. Selling used units during an economic downturn may result in lower sales prices for the Units. During fiscal 1994, 1995 and 1996, selling prices for used units (excluding units sold pursuant to purchase options) averaged approximately 102%, 101% and 97%, respectively, of total capitalized cost of the unit. Such costs include the cost of the unit as well as costs of significant improvements made to the unit. See further explanation below and note 2 of Notes to Financial Statements. Historically, the Company has recognized net gains on the sale of used units.

    Lease fleet maintenance expenses represent the costs for repairing, refurbishing and servicing used units and are included in the Company's cost of leasing. Generally, costs of improvements and betterments aggregating less than $1,000 per unit are expensed as incurred. Expenditures greater than $1,000 that significantly extend the economic useful life of a unit or that materially alter a unit's composition are capitalized. The Company's maintenance and refurbishment program is designed to help (i) maintain the value of lease fleet units and (ii) realize rental rates and operating cash flows from older units comparable to those from newer units. The sale of used units helps preserve the overall high quality of the Company's lease fleet and enhances cash flow.

    Other capital expenditures of $1.2 million, $6.9 million and $10.3 million in fiscal 1994, 1995 and 1996, respectively, consist of those capital expenditures for items not directly related to the lease fleet such as branch or headquarters equipment, leasehold improvements and management information systems.

    Cash provided by financing activities was $24.2 million in 1994, $33.8 million in 1995 and $23.9 million in 1996. Cash flow was generated primarily from borrowings of long-term debt net of repayments thereon, offset by the dividends paid to Holdings.

    The Company's credit facility, at December 31, 1996, provides for a total line of credit up to an aggregate principal amount of $120.0 million at any time outstanding. Effective January 31, 1997, the facility was amended to increase the total line of credit to an aggregate principal amount of $140.0 million. The credit facility has three components, as amended: (i) a revolving line of credit in an aggregate amount of up to $20.0 million at any one time outstanding to be used by the Company for general operating and working capital purposes of the Company and other corporate purposes (other than non-ordinary course acquisitions), (ii) a line of credit in an amount of up to $110.0 million to be used to purchase new fleet or to pay the cash purchase price (and related expenses) for future arm's length acquisitions of assets or stock of companies in the same or similar businesses as the business in which the Company is currently engaged and (iii) a line of credit in an aggregate amount of up to $10.0 million which may be used either for the purposes described in subsection
(i) or subsection (ii) above at the Company's option. The credit facility, as amended, matures on December 16, 1997, is secured by a first lien on substantially all of the assets of the Company and can be extended to December 16, 1998 at the option of the Company. Approximately $103.8 million is outstanding under the credit facility at December 31, 1996. The credit facility contains certain financial covenants and provides for certain events of default as are customarily contained in facilities of a similar type.

    Interest on the loans under the credit facility, as amended, is payable monthly at the rate of 0.25% per annum in excess of the prime rate from time to time publicly announced by Philadelphia National Bank, changing monthly with each change in prime rate or 2.50% per annum in excess of LIBOR, with the applicable rate to be selected at the option of the Company.

    The Company believes it will have, for the next 12 months, sufficient liquidity under its credit facility and from cash generated from operations to meet its expected obligations as they arise.

SEASONALITY

    The Company's operations are somewhat seasonal, with some effect on revenues but little or no seasonal effect upon earnings.

INFLATION

    The Company believes that inflation has not had a material effect on its results of operations. However, an inflationary environment could materially increase interest rates on the Company's floating rate debt and the replacement cost of units in the Company's lease fleet. The price of used units sold by the Company could also increase in such an environment. In addition, the Company may seek to limit its exposure to interest rate fluctuations by utilizing certain hedging mechanisms, although it is under no obligation to do so.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                            ---------
Independent Auditors' Reports.............................................................................       A-13

Consolidated Balance Sheets at December 31, 1996 and 1995.................................................       A-15

Consolidated Statements of Operations for the years ended December 31, 1996, 1995 and 1994................       A-16

Consolidated Statements of Changes in Stockholder's Equity for the years ended December 31, 1996, 1995 and
  1994....................................................................................................       A-17

Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994................       A-18

Notes to Consolidated Financial Statements................................................................       A-19



                    INDEX TO FINANCIAL STATEMENTS SCHEDULES



Schedule II -- Valuation and Qualifying Accounts................................

  A-37


    All schedules not listed have been omitted because of the absence of the conditions under which they are required or the required information is included elsewhere in the financial statements or notes thereto.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Williams Scotsman, Inc.
(formerly The Scotsman Group, Inc.)


    We have audited the accompanying consolidated balance sheets of Williams Scotsman, Inc. (formerly The Scotsman Group, Inc.) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for the years then ended. Our audits also included the 1996 and 1995 financial statement schedule listed in the Index at
Item 14(a). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the 1996 and 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Williams Scotsman, Inc. (formerly The Scotsman Group, Inc.) and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. Also, in our opinion, the related 1996 and 1995 financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          ERNST & YOUNG LLP


Baltimore, Maryland
January 24, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Williams Scotsman, Inc.
(formerly The Scotsman Group, Inc.):

    We have audited the accompanying consolidated statements of operations, changes in stockholder's equity and cash flows of Williams Scotsman, Inc. (formerly The Scotsman Group, Inc.) and subsidiary (Scotsman) for the year ended December 31, 1994. These consolidated financial statements are the responsibility of Scotsman's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Williams Scotsman, Inc. (formerly The Scotsman Group, Inc.) and subsidiary for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Baltimore, Maryland
March 10, 1995

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS


                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
ASSETS
Cash, and temporary investments of $13 in 1996 and $263 in 1995...........................  $      351  $      679
Trade accounts receivable, net of allowance for doubtful accounts of $258 in 1996 and $447
  in 1995 (Note 3)........................................................................      23,145      17,372
Prepaid expenses and other current assets.................................................       9,295       7,048
Rental equipment, net of accumulated depreciation of $67,520 in 1996 and $40,162 in 1995
  (Note 3)................................................................................     356,183     324,207
Property, plant and equipment, net (Notes 2 & 3)..........................................      29,032      21,088
Deferred financing costs, net.............................................................       5,494       7,830
Other assets..............................................................................       5,197       5,455
                                                                                            ----------  ----------
                                                                                            $  428,697  $  383,679
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable..........................................................................  $    9,826  $    6,667
Accrued expenses..........................................................................       8,924       8,114
Rents billed in advance...................................................................      10,621       9,809
Long-term debt (Note 3)...................................................................     268,753     242,695
Deferred compensation (Note 7)............................................................       3,300       1,900
Deferred income taxes (Note 5)............................................................      57,640      51,986
                                                                                            ----------  ----------
  Total liabilities.......................................................................     359,064     321,171
                                                                                            ----------  ----------
Stockholder's equity:
  Common stock, $.01 par value. Authorized 10,000,000 shares; issued and outstanding
    3,320,000 shares......................................................................          33          33
  Additional paid-in capital..............................................................      56,844      56,844
  Retained earnings.......................................................................      12,756       5,631
                                                                                            ----------  ----------
Total stockholder's equity................................................................      69,633      62,508
                                                                                            ----------  ----------
                                                                                            $  428,697  $  383,679
                                                                                            ----------  ----------
                                                                                            ----------  ----------


          See accompanying notes to consolidated financial statements.

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1996         1995         1994
                                                                             -----------  -----------  -----------

                                                                                (IN THOUSANDS EXCEPT PER SHARE
                                                                                           AMOUNTS)
REVENUES
Leasing....................................................................   $ 116,769    $  96,498    $  79,342
Sales of new units.........................................................      28,042       23,126       22,290
Delivery and installation..................................................      32,767       28,162       26,511
Other......................................................................      17,564       10,734        5,832
                                                                             -----------  -----------  -----------
      Total revenues.......................................................     195,142      158,520      133,975
                                                                             -----------  -----------  -----------
COST OF SALES AND SERVICES
Leasing:
  Depreciation and amortization............................................      30,588       23,417       18,804
  Other direct leasing costs...............................................      26,647       23,103       20,578
Sales of new units.........................................................      23,043       19,273       19,436
Delivery and installation..................................................      25,247       22,048       21,569
Other......................................................................       3,974        2,626        1,547
                                                                             -----------  -----------  -----------
      Total cost of sales and services.....................................     109,499       90,467       81,934
                                                                             -----------  -----------  -----------
      Gross profit.........................................................      85,643       68,053       52,041
                                                                             -----------  -----------  -----------
Selling, general and administrative expenses...............................      42,260       36,295       30,215
Other depreciation and amortization........................................       2,411        1,851        1,349
Interest, including amortization of deferred financing costs of $2,449,
  $1,601 and $1,439........................................................      25,797       22,485       18,705
                                                                             -----------  -----------  -----------
      Total operating expenses.............................................      70,468       60,631       50,269
                                                                             -----------  -----------  -----------
      Income before income taxes...........................................      15,175        7,422        1,772
Income tax expense (Note 5)................................................       5,980        2,863          700
                                                                             -----------  -----------  -----------
      Net income...........................................................   $   9,195    $   4,559    $   1,072
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
      Net income per common share..........................................   $    2.77    $    1.37    $    0.32
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------


          See accompanying notes to consolidated financial statements.

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY


                                                                 COMMON STOCK          ADDITIONAL
                                                           ------------------------     PAID-IN      RETAINED
                                                             SHARES       AMOUNT        CAPITAL      EARNINGS     TOTAL
                                                           -----------  -----------  --------------  ---------  ---------
                                                                                   (IN THOUSANDS)
Balance at December 31, 1993.............................       3,320    $      33     $   56,844    $  --      $  56,877
Net income...............................................      --           --             --            1,072      1,072
                                                                -----          ---        -------    ---------  ---------
Balance at December 31, 1994.............................       3,320           33         56,844        1,072     57,949
Net income...............................................      --           --             --            4,559      4,559
                                                                -----          ---        -------    ---------  ---------
Balance at December 31, 1995.............................       3,320           33         56,844        5,631     62,508
Dividends--$.62 per share................................      --           --             --           (2,070)    (2,070)
Net income...............................................      --           --             --            9,195      9,195
                                                                -----          ---        -------    ---------  ---------
Balance at December 31, 1996.............................       3,320    $      33     $   56,844    $  12,756  $  69,633
                                                                -----          ---        -------    ---------  ---------
                                                                -----          ---        -------    ---------  ---------


          See accompanying notes to consolidated financial statements.

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1996         1995         1994
                                                                             -----------  -----------  -----------

                                                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................................  $     9,195  $     4,559  $     1,072
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization............................................       35,448       26,869       21,592
  Provision for bad debts..................................................        2,209        1,509        1,207
  Deferred income tax expense..............................................        5,654        2,763          600
  Provision for deferred compensation......................................        1,400        1,375          525
  Gain on sale of rental equipment.........................................       (2,618)      (2,080)      (1,620)
  Increase in net trade accounts receivable................................       (7,982)          (4)      (2,072)
  Other....................................................................        2,721       (1,087)         513
                                                                             -----------  -----------  -----------
      Net cash provided by operating activities............................       46,027       33,904       21,817
                                                                             -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Redemption of certificates of deposit......................................          250        1,255        1,267
Rental equipment additions.................................................      (72,277)     (72,096)     (45,174)
Proceeds from sales of rental equipment....................................       12,331        9,733        8,045
Purchase of property, plant and equipment, net.............................      (10,284)      (6,871)      (1,286)
Net assets of business acquired, including rental equipment of $16,648
  (Note 1).................................................................      --           --            (9,538)
                                                                             -----------  -----------  -----------
      Net cash used in investing activities................................  $   (69,980) $   (67,979) $   (46,686)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt...............................................  $   219,420  $   204,389  $   173,401
Repayment of long-term debt................................................     (193,362)    (168,040)    (148,968)
Increase in deferred financing costs.......................................         (113)      (2,555)        (281)
Cash dividends paid........................................................       (2,070)     --           --
                                                                             -----------  -----------  -----------
Net cash provided by (used in) financing activities........................       23,875       33,794       24,152
                                                                             -----------  -----------  -----------
      Net decrease in cash.................................................          (78)        (281)        (717)
Cash at beginning of period................................................          416          697        1,414
                                                                             -----------  -----------  -----------
Cash at end of period......................................................  $       338  $       416  $       697
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Supplemental cash flow information:
  Cash paid for (received from) income taxes...............................  $       110  $        (5) $      (453)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
  Cash paid for interest...................................................  $    23,888  $    21,068  $    17,086
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------


          See accompanying notes to consolidated financial statements.

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. ORGANIZATION AND BASIS OF PRESENTATION

    Williams Scotsman, Inc. (the Company) is a wholly-owned subsidiary of Scotsman Holdings, Inc. (Holdings), a corporation which was organized in November 1993 for the purpose of acquiring the Company. The Company changed its name from The Scotsman Group, Inc. to Williams Scotsman, Inc. effective January 1, 1997.

    The operations of the Company consist of the leasing and sale of mobile offices and, to a lesser extent, modular structures (equipment) and their delivery and installation. Leasing operations account for a majority of the Company's revenues and gross profits and are primarily comprised of the leasing of mobile office and storage units and the sale of units from the Company's lease fleet.

1994 ACQUISITION

    On September 14, 1994, the Company purchased all of the outstanding shares of common stock of Mobile Holdings, Inc. (Mobile) for an aggregate cost of $9,538. The acquisition, which was effective as of August 31, 1994, was accounted for under the purchase method of accounting and, accordingly, the total cost has been allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows:

Rental equipment...................................................  $  16,648
Property, plant and equipment......................................      2,055
Long-term debt assumed.............................................     (5,505)
Deferred income taxes recorded.....................................     (4,313)
Other net liabilities assumed......................................       (702)
                                                                     ---------
Net assets acquired................................................      8,183
                                                                     ---------
Excess of cost over net assets acquired (goodwill).................      1,355
                                                                     ---------
Total cost.........................................................  $   9,538
                                                                     ---------
                                                                     ---------

    The long-term debt was repaid subsequent to the acquisition. A deferred income tax liability was recorded for the tax effect of differences between the bases of Mobile's assets and liabilities for tax and financial reporting purposes.

    Unaudited pro forma results of operations for the year ended December 31, 1994 assuming that the acquisition of Mobile had occurred on January 1, 1994, are presented below:

Total revenue.....................................................  $ 140,365
Net income........................................................      1,242
Net income per share..............................................  $    0.37

    The pro forma results include the historical accounts of the Company and the historical accounts for the acquired business adjusted to reflect (1) depreciation and amortization of the acquired identifiable tangible and intangible assets based on the new cost basis of the acquisition, (2) interest on acquisition financing and (3) the elimination of non-recurring expenses. The pro forma results of operations are not necessarily indicative of actual results which might have occurred had the operations and management teams of the Company and the acquired company been combined in prior years.

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

(A) USE OF ESTIMATES

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

(B) LEASING OPERATIONS

   Equipment is leased generally under operating leases and, occasionally, under sales-type lease arrangements. Operating lease terms generally range from 3 months to 36 months, and contractually averaged approximately 12 months at December 31, 1996. Rents billed in advance are initially deferred and recognized as revenue over the term of the operating leases. Rental equipment is depreciated by the straight-line method using an estimated economic useful life of 10 to 20 years and an estimated residual value of either $1,000 or 20%. Costs of improvements and betterments are capitalized, whereas costs of replacement items, repairs and maintenance are expensed as incurred. Costs incurred for equipment to meet particular lease specifications are capitalized and depreciated over the lease term. However, costs aggregating less than $1,000 per unit are generally expensed as incurred.

(C) DEFERRED FINANCING COSTS

   Costs of obtaining long-term debt are amortized over the term of the debt by the interest method.

(D) PROPERTY, PLANT AND EQUIPMENT

   Depreciation is computed by the straight-line method over estimated useful lives ranging from 20 to 40 years for buildings and improvements and 3 to 12 years for furniture and equipment. Maintenance and repairs are charged to expense as incurred.

(E) INCOME TAXES

   Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is included in the consolidated federal income

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED) tax return of Holdings. Income taxes are included in the accompanying financial statements on a separate return basis.

(F) EARNINGS PER SHARE


   Earnings per share is computed based on weighted average number of common shares outstanding of 3,320,000 shares for 1996, 1995 and 1994.


2. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:


                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Land..................................................................  $    6,889  $    5,018
Buildings and improvements............................................      12,820      11,052
Furniture and equipment...............................................      13,870       7,428
                                                                        ----------  ----------
                                                                            33,579      23,498
Less accumulated depreciation.........................................       4,547       2,410
                                                                        ----------  ----------
Net property, plant and equipment.....................................  $   29,032  $   21,088
                                                                        ----------  ----------
                                                                        ----------  ----------


3. LONG-TERM DEBT

    Long-term debt consists of the following:


                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Borrowings under revolving credit facility............................  $  103,753  $   77,695
9.5% senior secured notes.............................................     165,000     165,000
                                                                        ----------  ----------
                                                                        $  268,753  $  242,695
                                                                        ----------  ----------
                                                                        ----------  ----------


    The loan agreement for the revolving credit facility, as amended, provides for a $120,000 revolving credit facility which matures December 16, 1997 and can be extended for an additional year at the option of the Company. Interest is payable at a rate of either prime plus .25% or LIBOR plus 2.50% at the option of the Company. The weighted average interest rate was 8.18% at December 31, 1996. Borrowings under the credit facility are secured by a first priority lien on and security interest in the Company's rental equipment, accounts receivable and property, plant and equipment. In addition to the restrictions and limitations described under the note agreement, the credit facility loan agreement requires compliance with certain financial covenants including maintenance of minimum net worth, working capital, number of units in the lease fleet and fleet utilization.

    The 9.5% senior secured notes are due December 15, 2000 with interest payable semi-annually on June 15 and December 15 of each year. On or after December 15, 1997, the notes are redeemable at the

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

3. LONG-TERM DEBT (CONTINUED)
option of the Company, at redemption prices of 103.167% and 101.583% during the 12 month periods beginning December 15, 1997 and 1998, respectively, and 100% thereafter (subject to price adjustment under certain events). Upon the occurrence of a change of control, the holders of the notes have the right to require the Company to repurchase the notes at a purchase price of 101%. The notes are secured by a second priority lien on and security interest in the collateral under the revolving credit facility loan agreement. The note agreement limits or restricts the Company's ability to incur additional indebtedness, issue preferred stock, make distributions of capital in an amount not to exceed 50% of accumulated earnings, dispose of property, incur liens on property and merge with or acquire other companies.


    At December 31, 1996 and 1995, the fair value of long-term debt was approximately $274,000 and $246,000, respectively, based on the quoted market price of the senior secured notes and the book value of the revolving credit facility, which is an adjustable rate note.


4. OBLIGATIONS OF PARENT COMPANY

    On March 2, 1994, Holdings completed a private placement of 21,250 securities consisting of $21,250 principal amount of 11% Series A senior notes due March 1, 2004 and 173,648 shares of Holdings common stock. The common stock was assigned a value of $2,042 based on a per share price of $11.76. The remaining proceeds of $19,208 were assigned to the notes. The discount on the notes of $2,042 is being accreted over the maturity period. The proceeds of this offering were used to retire unsecured convertible notes payable to a stockholder of Holdings of $20,000. Interest on the 11% notes is payable semi-annually in additional notes or cash through March 1, 1999, and payable in cash thereafter. Holdings elected to pay all interest payments due under the notes in additional notes payable aggregating $6,514. These notes bear interest at 11% and are due March 1, 2004. On or after March 1, 1999, the notes are redeemable at the option of Holdings at redemption prices of 104.125%, 102.750% and 101.375%, during the twelve month periods beginning March 1, 1999, 2000 and 2001 respectively, and 100% thereafter. Upon the occurrence of a change in control, the holders of the notes have the right to require Holdings to repurchase the notes at a purchase price of 101%.

    Effective, August 12, 1994, Holdings completed the registration of 11% Series B notes. Such notes have been exchanged for all of the outstanding 11% Series A senior notes. The form and terms of the Series B notes are identical to the form and terms of the Series A notes except that the Series B notes have been registered under the Securities Act of 1933, as amended, and do not bear any legends restricting the transfer thereof.

    The Holdings notes are not secured by the Company's assets or common stock and the Company has no plans to assume or otherwise become liable with respect to the notes.

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

5. INCOME TAXES

    Deferred income taxes related to temporary differences between the tax bases of assets and liabilities and the respective amounts reported in the financial statements are summarized as follows:


                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
Deferred tax liabilities:
Cost basis in excess of tax basis of assets and accelerated tax depreciation:
    Rental equipment....................................................  $  94,050  $  86,718
    Property, plant and equipment.......................................        983        983
                                                                          ---------  ---------
        Total deferred tax liabilities..................................     95,033     87,701
                                                                          ---------  ---------
Deferred tax assets:
Allowance for doubtful accounts.........................................        100        177
Rents billed in advance.................................................      3,317      2,759
Pre-acquisition separate company net operating loss carryovers..........     25,816     26,273
Net operating loss carryovers...........................................      3,547      2,728
Alternative minimum tax credit carryovers...............................      1,465      1,296
Investment tax credit carryovers........................................        860        860
Other...................................................................      2,288      1,622
                                                                          ---------  ---------
        Total deferred tax assets.......................................     37,393     35,715
                                                                          ---------  ---------
Net deferred tax liabilities............................................  $  57,640  $  51,986
                                                                          ---------  ---------
                                                                          ---------  ---------


    In December 1993, Holdings purchased all of the issued and outstanding shares of common stock of the Company. For financial statement purposes, the acquisition was accounted for under the purchase method of accounting by Holdings, and the Company restated its balance sheet to "push down" the effects of the purchase accounting adjustments. In connection with the acquisition of the Company, the tax bases of the assets and liabilities of the Company prior to the acquisition are carried over and continue as the tax bases of the Company. As a result, the Company recorded deferred income tax liabilities of $13,455 representing the tax effect of the differences between such tax bases and the related amounts recorded as the cost of the acquisition for financial reporting purposes.

    At December 31, 1996, the Company had net operating loss carryovers available for federal income tax purposes of approximately $76,120, including pre-acquisition separate company loss carryovers available for federal income tax purposes of approximately $67,315 and investment tax credit carryovers of approximately $860. These carryovers expire at various dates from 2000 to 2009. Also, alternative minimum tax credit carryovers of approximately $1,465 are available without expiration limitations. The annual utilization of the preacquisition net operating loss carryovers is subject to certain limitations under the Internal Revenue Code.

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

5. INCOME TAXES (CONTINUED)
    The income tax expense consists of the following:


                                                                      YEARS ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
Current..........................................................  $     326  $     100  $     100
Deferred.........................................................      5,654      2,763        600
                                                                   ---------  ---------  ---------
                                                                   $   5,980  $   2,863  $     700
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Federal..........................................................  $   5,145  $   2,453  $     600
State............................................................        835        408        100
                                                                   ---------  ---------  ---------
                                                                   $   5,980  $   2,863  $     700
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------


    The provision for income taxes is reconciled to the amount computed by applying the Federal corporate tax rate of 34% to income before income taxes as follows:


                                                                        YEARS ENDED DECEMBER 31,
                                                                     -------------------------------
                                                                       1996       1995       1994
                                                                     ---------  ---------  ---------
Income tax at statutory rate.......................................  $   5,311  $   2,524  $     602
State income taxes, net of federal tax benefit.....................        543        308         66
Other..............................................................        126         31         32
                                                                     ---------  ---------  ---------
                                                                     $   5,980  $   2,863  $     700
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------


6. COMMITMENTS

    The Company is obligated under noncancellable operating leases of certain equipment, vehicles and parcels of land. At December 31, 1996 approximate future minimum rental payments are as follows:

1997................................................................  $   1,525
1998................................................................        883
1999................................................................        758
2000................................................................        495
2001 and thereafter.................................................        126
                                                                      ---------
                                                                      $   3,787
                                                                      ---------
                                                                      ---------


    Rent expense was $2,875 in 1996, $2,605 in 1995 and $2,288 in 1994.


7. EMPLOYEE BENEFIT PLANS

    The Company has adopted a defined contribution plan (the 401(k) Plan) which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k), and 401(m) of the Internal Revenue Code of 1986 (the Code). The 401(k) Plan covers substantially all employees and permits participants to contribute the lessor of (i) 15% of their annual compensation from the Company and (ii) the dollar limit described in

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

7. EMPLOYEE BENEFIT PLANS (CONTINUED)
Section 402(g) of the Code ($9,500 in 1996). All amounts under this salary reduction feature are fully vested.

    The 401(k) Plan has a "matching" contribution feature under which the Company may contribute a percentage of the amount deferred by each participant. The Plan also has a "profit sharing" feature, under which the Company may contribute, at its discretion, an additional amount allocable to the accounts of active participants meeting the aforementioned eligibility requirements.


    Contributions by the Company to the 401(k) Plan were approximately $243 in 1996, $129 in 1995, and $54 in 1994.


    The Company recorded $925, $1,775, and $1,800 of management incentive compensation in 1994, 1995, and 1996 respectively, including deferred compensation of $525 in 1994, $1,375 in 1995 and $1,400 in 1996, in connection with the Incentive Compensation Plan (the Plan). The Plan covers approximately 40 management members of the Company. Under the terms of the Plan, incentive compensation is payable annually to members of the Plan, based upon the Company achieving certain earnings before interest, income taxes, provision for deferred compensation, depreciation and amortization (EBITDA) targets. In addition, if certain cumulative EBITDA targets are met over the five year period ending December 31, 1998, additional compensation will be payable in 1999.

    In March 1995, the Company adopted a stock option plan for certain key employees. Under the plan, employees may be granted options to purchase up to a total of 7.5% of Holdings' outstanding common stock. The options are granted with an exercise price equal to the fair value of the shares as of the date of grant. The options vest ratably over 5 years and expire 10 years from the date of the grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees", and, accordingly, recognizes no compensation expense for the stock option grants.

    Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for its employee stock options under the minimum value method of that Statement. The minimum value for these options was estimated at the date of grant by calculating the excess of the fair value of the stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk free rate, over the expected exercise life of the option. The following weighted average assumptions were used for 1995 and 1996: risk-free interest rate of 6%; weighted average expected life of the options of 5 years; and no dividends.

    For purposes of pro forma disclosures, the estimated minimum value of the options is amortized to expense over the options' vesting period. Note that the effects of applying SFAS 123 for pro forma disclosure in the current year are not necessarily representative of the effects on pro forma net income for future years. The Company's pro forma information follows:


                                                                               1996       1995
                                                                             ---------  ---------
Pro forma net income.......................................................  $   9,076  $   4,543
Pro forma earnings per share...............................................  $    2.73  $    1.37

                            WILLIAMS SCOTSMAN, INC.
               (FORMERLY THE SCOTSMAN GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (CONTINUED)

7. EMPLOYEE BENEFIT PLANS (CONTINUED)
    A summary of stock option activity and related information for the years ended December 31 follows:


                                                                                   1996                     1995
                                                                          ----------------------  ------------------------
                                                                                      WEIGHTED                  WEIGHTED
                                                                                       AVERAGE                   AVERAGE
                                                                                      EXERCISE                  EXERCISE
                                                                           OPTIONS      PRICE       OPTIONS       PRICE
                                                                          ---------  -----------  -----------  -----------
Beginning balance.......................................................     38,200   $   13.78       --           --
Granted.................................................................    115,050       28.80       38,200    $   13.78
Exercised...............................................................     --          --           --           --
Forfeited...............................................................     (2,200)      20.61       --           --
                                                                          ---------  -----------  -----------  -----------
Ending balance..........................................................    151,050   $   25.12       38,200    $   13.78

Exercisable at end of year..............................................     37,610   $   22.89        7,640    $   13.78

Weighted average minimum value of options granted during year...........              $    7.28                 $    3.48


    Exercise prices for options outstanding as of December 31, 1996 are $13.78 and $28.80. The weighted-average remaining contractual life of those options is
8.75 years.

8. RELATED PARTY TRANSACTIONS


    In connection with the acquisition of the Company by Holdings, the Company entered into a management agreement with a subsidiary of the principal stockholder of Holdings. The agreement provides that the Company will pay an annual fee of up to $250 in consideration for certain management, consulting and financial advisory services. The Company incurred expenses of $250 for these services in 1996, 1995 and 1994.



9. OTHER



    Holdings is considering various strategic alternatives, including a sale of the Company. There can be no assurance that any transaction will be consummated.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
  ACCOUNTING AND FINANCIAL DISCLOSURE

    None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS AND OFFICERS

    The Company's directors and executive officers are as follows:

NAME                                                AGE                                POSITION
----------------------------------------------      ---      ------------------------------------------------------------
Barry P. Gossett..............................          56   Chairman and Chief Executive Officer; Director
Gerard E. Holthaus............................          47   President and Chief Operating Officer; Director
Marietta F. Adamo.............................          46   Executive Vice President--Administration
Stephen Berger................................          57   Director
Muzzafar Mirza................................          39   Director
Brian Kwait...................................          35   Director

    The directors are elected annually and serve until their successors are duly elected and qualified. No director of the Company receives any fee for attendance at Board of Directors meetings or meetings of Committees of the Board of Directors. Outside directors are reimbursed for their expenses for any meeting attended.

    Executive officers of the Company are elected by the Board of Directors and serve at the discretion of the Board of Directors.

    In addition to the executive officers of the Company identified above, the following persons are instrumental to the management of the Company:

J. Collier Beall.....................          49   Senior Vice President and Southern Division
                                                    Manager
Joseph F. Donegan....................          46   Senior Vice President and Northern Division
                                                    Manager
James D. Funk........................          52   Vice President--Midwestern Regional Manager
Katherine K. Giannelli...............          36   Vice President and Controller
Robert W. Hansen.....................          40   Vice President--Western Regional Manager
Gerard E. Keefe......................          40   Vice President--Fleet and Finance
William C. LeBuhn....................          34   Vice President--Human Resources
John B. Ross.........................          48   Vice President and Corporate Counsel
William H. Ryan......................          51   Vice President--Customer Development Services
William J. Wyatt.....................          57   Vice President--Marketing and Sales Support

    Mr. Gossett was elected Chairman and Chief Executive Officer in October 1995. Prior to this, he served as President and Chief Executive Officer of the Company from 1990 to October 1995. Mr. Gossett has been a director and employee of the Company or its predecessor for over twenty-five years. Before joining the Company, Mr. Gossett was a partner at Buchanan and Company, a Washington, D.C. accounting firm. Mr. Gossett was one of the founders of the Modular Building Institute, an industry trade group which represents 160 member companies.

    Mr. Holthaus was appointed President and Chief Operating Officer of the Company in October 1995. Prior to this, he served as the Executive Vice President, Chief Financial Officer of the Company from June 1994 to October 1995. He has been a director of the Company since June 1994. Before joining the Company, Mr. Holthaus served as Senior Vice President of MNC Financial, Inc. from April 1988 to

June 1994. From 1971 to 1988, Mr. Holthaus was associated with the accounting firm of Ernst and Young (Baltimore), where he served as a partner from 1982 to 1988.

    Ms. Adamo has been the Executive Vice President--Administration since 1990, and was Vice President of Administration of Williams from 1988 to 1990. Ms. Adamo is responsible for corporate and branch office administrative services, as well as the Company's Productivity Improvement initiatives.

    Mr. Berger has been a director of the Company since December 1993. Mr. Berger has been a General Partner of Odyssey Partners, a private New York investment firm, since July 1993. From July 1990 to July 1993, he was employed by General Electric Capital Corporation, most recently as Executive Vice President and as Chairman of a subsidiary of such company. From October 1985 to June 1990, he served as the Executive Director of the New York and New Jersey Port Authority. Mr. Berger is also a director of Forstmann & Co. Inc. and Hugoton Energy Corporation.

    Mr. Mirza has been a director of the Company since December 1993. Mr. Mirza has been a principal of Odyssey Partners since July 1993. From May 1988 to June 1993, he was employed by General Electric Capital Corporation, as Managing Director of Merchant Banking for the GE Capital Corporate Finance Group. From 1983 to 1988, he was a Vice President of Marine Midland Bank, N.A. Mr. Mirza is also a director of JPS Textile Group, Inc.

    Mr. Kwait has been a director of the Company since December 1993. Mr. Kwait has been a principal of Odyssey Partners since August 1989. From July 1988 to August 1989, he was an associate with Bear, Stearns & Company. From 1986 to 1988, he attended the Wharton Business School at the University of Pennsylvania. Mr. Kwait is also a director of CellNet Data Systems.

    Mr. Beall was appointed Senior Vice President and Southern Division Manager in October 1996. In addition, he serves as the Southeastern Regional Manager of the Company. Mr. Beall's responsibilities include the implementation of corporate policies, attainment of branch profitability, fleet utilization management and development of personnel. Prior to joining Williams in 1977, Mr. Beall was a Regional Manager for Modular Sales and Leasing Company based in Georgia.

    Mr. Donegan was appointed Senior Vice President and Northern Division Manager in October 1996. In addition, he serves as the Northeastern Regional Manager of the Company, a position he has held since June 1994, and also prior to 1991. Mr. Donegan's responsibilities include the implementation of corporate policies, attainment of branch profitability, fleet utilization management and development of personnel. Mr. Donegan has over 20 years of experience within the industry. From 1991 through May 1994, Mr. Donegan held similar positions with Space Master Buildings, Kullman Industries and Bennett Mobile Offices.

    Mr. Funk is the Midwestern Regional Manager of the Company. Mr. Funk's responsibilities include the implementation of corporate policies, attainment of branch profitability, fleet utilization management and development of personnel. Prior to joining the Company in 1986, Mr. Funk was a branch manager for IISCOM, a distributor of computer products based in Florida.

    Ms. Giannelli has served as Controller of the Company since 1990, with responsibilities for the Company's accounting department including regulatory reporting. Prior to joining the Company, Ms. Giannelli was a Senior Manager of KPMG Peat Marwick in Baltimore, Maryland where she had been employed since 1982.

    Mr. Hansen is the Western Regional Manager of the Company. Mr. Hansen's responsibilities include the implementation of corporate policies, attainment of branch profitability, fleet utilization management and development of personnel. Prior to joining the Company in 1983, Mr. Hansen was General Manager of Duracite Mfg., a cabinetwork and construction firm in the San Francisco Bay Area.

    Mr. Keefe was appointed Vice President, Fleet and Finance in February, 1995, with responsibilities including overall fleet management and purchasing, treasury functions, planning and budgeting. Prior to joining the Company, Mr. Keefe was with The Ryland Group, a national homebuilder headquartered in Columbia, Maryland, from 1993 to 1995. From 1991 to 1993, he was a management consultant serving the manufacturing, distribution and financial services industries, and from 1977 to 1991, he was with Ernst & Young in Baltimore, Maryland, most recently as a Senior Manager.

    Mr. LeBuhn has served as Vice President of Human Resources since January 1994. Mr. LeBuhn's responsibilities include the management of human resources related programs. Prior to joining the Company, Mr. LeBuhn was Human Resources Manager for Sherwin-Williams Eastern Division from 1992 to January 1994 and Director of Human Resources for Consolidated International Insurance Group, Inc. from 1985 to 1992.

    Mr. Ross has been Corporate Counsel for the Company since February 1995. Prior to joining on, Mr. Ross was Corporate Counsel for MNC Leasing Corporation from 1983 to 1991 and Special Assets Counsel for MNC Financial, Inc. from 1991 to 1993. He has engaged in the private practice of law in both North Carolina and Maryland.

    Mr. Ryan has served as Vice President of Customer Development Services since October 1994, responsible for the rental and sales of revenue enhancement products to Scotsman's existing customer base and national accounts. From 1990 to 1994, Mr. Ryan was Vice President of Scotsman Buildings, responsible for the Company's Modular Structures Division. Prior to joining on, Mr. Ryan was employed as Vice President of Sales for Cardinal Industries, Inc., a manufacturer and builder of modular buildings.

    Mr. Wyatt has served as Director of Marketing and Sales Support since February 1994, was Director of Sales and Marketing for the Mobile Offices Division from 1990 to 1994 and was National Sales Manager of Williams from 1988 to 1990. Before joining on, Mr. Wyatt operated W.J. Wyatt and Company, Inc., a consulting firm providing sales development, market planning, convention and meeting management and publishing services.

ITEM 11.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the five highest paid officers of the Company who received total compensation in excess of $100,000 during 1996.

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        -------------
                                                                  ANNUAL COMPENSATION    SECURITIES
                                                                 ---------------------   UNDERLYING      ALL OTHER
                                                        YEAR       SALARY      BONUS       OPTIONS     COMPENSATION
                                                      ---------  ----------  ---------  -------------  -------------
Barry P. Gossett
Chairman and Chief Executive Officer................       1996  $  225,000  $  51,000       --          $  20,374(2)
                                                           1995     205,770     51,000       --             18,066(2)
                                                           1994     200,000     52,000       --              3,287(2)
Gerard E. Holthaus
President and Chief Operating Officer...............       1996     200,000     50,500       27,000(1)      15,422(2)
                                                           1995     180,769     50,500        7,800(1)      12,968(2)
                                                           1994      78,327     50,000       --              8,297(2)
J. Collier Beall
Senior Vice President and Southern Division
  Manager...........................................       1996     216,881     20,000       10,000(1)       9,825(2)
                                                           1995     171,390     28,000        2,300(1)       7,200(2)
                                                           1994     155,901     23,750       --              7,200(2)
Joseph F. Donegan
Senior Vice President and Northern Division
  Manager...........................................       1996     200,557     20,000       10,000(1)       9,625(2)
                                                           1995     148,635     25,000        1,950(1)       8,138(2)
                                                           1994      54,609     15,000       --              3,600(2)
James D. Funk
Vice President--Midwestern Regional Manager.........       1996     147,357     20,000        7,000(1)       9,144(2)
                                                           1995     158,338     20,000        1,950(1)       7,875(2)

------------------------

(1) Represents options granted to purchase shares of Holdings pursuant to the Scotsman Holdings, Inc. 1994 Employee Stock Option Plan.

(2) Represents disability insurance premium, key man life insurance premium, car allowance or lease amounts and employer match under the 401(k) Plan.

1994 MANAGEMENT EQUITY OFFERING

    In 1994, certain management employees were offered the opportunity to purchase up to 1.6% of Holdings' common stock at a purchase price of $11.76 per share, representing fair market value of the shares. A total of 54,082 shares were offered and purchased under this plan. See a description of the restriction on these shares in "Item 13--Stockholders' Agreement".

SCOTSMAN HOLDINGS, INC. 1994 EMPLOYEE STOCK OPTION PLAN

    In March 1995, a stock option plan was adopted for certain key employees. In February 1997, options for 107,530 shares of Holdings were granted at an offer price of $55.18 per share. Under this plan, certain key employees may be granted options to purchase up to a total of 7.5% of Holdings' outstanding common stock. The options are exercisable for a period of 10 years from date of grant and have a five year vesting schedule.

LONG TERM INCENTIVE PLAN

    The Company adopted a long term incentive plan (the "Incentive Compensation Plan") under which certain management employees will be entitled to receive, for each of fiscal years 1994 through 1998, cash compensation, if certain operating targets (EBITDA) are met. Each participant under the Incentive Compensation Plan may be entitled to an additional lump sum payment following the end of the Company's 1998 fiscal year, depending on the extent to which cumulative EBITDA of the Company for the five year period beginning in fiscal 1994 and ending in fiscal 1998 exceeds the EBITDA target amount for the same period. In February 1997, $400,000 was paid to approximately 40 management employees based upon the Company's 1996 operating performance.

401(K)/DEFINED CONTRIBUTION PLAN

    On May 1, 1993 the Company adopted a defined contribution plan (the "401(k) Plan") which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k), and 401(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Each employee of the Company who completes one hour of service with the Company is eligible to participate in the salary reduction feature of the 401(k) Plan. The 401(k) Plan permits participants to contribute the lesser of (i) 15% of their annual compensation from the Company and (ii) the dollar limit described in Section 402(g) of the Code ($9,500 in 1996). All amounts deferred under the 401(k) Plan's salary reduction feature by a participant are fully vested.

    The 401(k) Plan has a "matching" contribution feature under which the Company may contribute a percentage of the amount deferred by each participant who makes salary reduction deferrals to the 401(k) Plan, has been employed for 12 consecutive months by the Company, completes 1,000 hours of service with the Company during the Plan year and is employed by the Company on the last day of the year. This percentage, if any, is determined by the Board of Directors at their discretion and is communicated to 401(k) Plan participants during the year for which the matching contribution will be made. Matching contributions made on behalf of a 401(k) Plan participant are subject to a deferred vesting schedule based on the number of years a participant has been employed by the Company. A participant becomes 20%, 40%, 60%, and 100% vested in the matching contributions made to the 401(k) Plan on his or her behalf after completion of 2, 3, 4 and 5 years of service with the Company, respectively.

    The 401(k) Plan also has a "profit sharing" feature, under which the Company may contribute, in its discretion, an additional amount which is allocated to the accounts of active participants who have been employed for 12 consecutive months by the Company, who have completed 1,000 hours of service during the Plan Year and who are employed on the last day of the year, based on such participants' compensation for the year.

    A participant's 401(k) Plan benefits generally are payable upon the participant's death, disability, retirement, or other termination of employment. Payments under the 401(k) Plan are made in a lump sum.

    In 1996, the Company made matching contributions to the 401(k) Plan participants in an aggregate amount of $242,913.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No director or executive officer of the Company was or is a director or executive officer of any corporation, other than Holdings, that has a director or executive officer who is also a director of the Company or a member of a committee of the Board of Directors. During 1996, no officers or employees of the Company other than Messrs. Gossett and Holthaus participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    All of the issued and outstanding shares of Common Stock of the Company are owned by Holdings. The following table sets forth certain information regarding the ownership of Holding's Common Stock as of the date of this Report by (i) all persons owning of record or beneficially to the knowledge of the Company 5% or more of the issued and outstanding Common Stock of Holdings, (ii) each director individually and (iii) all executive officers and directors as a group:

                                                                                                        PERCENTAGE
NAME                                                                                         SHARES        OWNED
-----------------------------------------------------------------------------------------  ----------  -------------
Odyssey Partners, L.P. (1)
  Stephen Berger (2)
  Brian Wruble (2)
  Leon Levy (2)
  Jack Nash (2)
  Joshua Nash (2)
31 West 52nd Street
New York, New York 10019.................................................................   2,989,201(3)        88.6%
Barry P. Gossett(1)(4)...................................................................     259,469          7.7%
Gerard E. Holthaus(1)(4).................................................................      12,700          0.4%
All executive officers and directors as a group..........................................   3,285,020         97.3%

------------------------

(1) Deemed a beneficial owner of the Company's Common Stock by virtue of ownership of shares of common stock of Holdings, the parent company of the Company.

(2) The shares of common stock beneficially owned by Odyssey Partners may be deemed to be beneficially owned by the general partners of Odyssey Partners:
    Stephen Berger, Brian Wruble, Leon Levy, Jack Nash and Joshua Nash (collectively, the "General Partners"), who will share voting and investing control over such shares. The General Partners disclaim such beneficial ownership. The address of each of the General Partners is the address of Odyssey Partners.

(3) Does not include shares beneficially owned by Mr. Gossett, as to which Odyssey Partners has an irrevocable proxy. See "Item 13--Stockholders' Agreement."

(4) Mr. Gossett's and Mr. Holthaus' address is the address of the Company's principal executive offices.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ODYSSEY INVESTORS MANAGEMENT AGREEMENT

    The Company and Odyssey Investors, Inc. ("Odyssey Investors"), a wholly owned subsidiary of Odyssey Partners, entered into a management agreement (the "Management Agreement"), dated as of December 16, 1993, which provides that the Company will pay Odyssey Investors an annual fee of up to $250,000 in consideration of certain management, consulting, and financial advisory services to be rendered by Odyssey Investors, until such time, if any, as the Company has outstanding publicly-held shares of Common Stock. The terms of the Management Agreement were not the result of arms' length bargaining and have not been reviewed as to fairness by any independent party and no determination has been made as to whether the terms of the Management Agreement were as favorable as those which might have been obtained from unaffiliated parties. The Company incurred expense of $250,000 for these services in 1996.

STOCKHOLDERS' AGREEMENT

    Odyssey Partners, the Management Stockholders and the Company are parties to an Amended and Restated Management Stockholders' and Optionholders' Agreement dated as of June 6, 1994 (the "Stockholders' Agreement"), which amends and restates the Management Stockholders' and Optionholders' Agreement dated as of November 9, 1993, and which contains certain rights and restrictions with respect to the transfer of each Management Stockholder's shares of Common Stock. The Stockholders' Agreement prohibits the transfer of any shares of Common Stock by each Management Stockholder (other than sales required in connection with the disposition of all shares of Common Stock owned by Odyssey Partners and its affiliates) until the earlier of fifteen months after an initial public offering of the equity of the Company or the day after Odyssey Partners and its affiliates have disposed of more than 33 1/3% of the shares of Common Stock originally acquired by Odyssey Partners, and thereafter, the aggregate number of shares which may be transferred by each Management Stockholder in any calendar year (other than certain required sales) may not exceed 25% of the number of shares acquired in connection with the Acquisition plus the number of any shares acquired pursuant to the exercise of stock purchase options. In addition, the Stockholders' Agreement restricts the transfer of shares of Common Stock by each Management Stockholder for a period of five years from the date of purchase of such shares, except certain permitted transfers and transfers pursuant to an effective registration statement or in accordance with Rule 144 under the Securities Act. Upon the expiration of such five-year period, subject to the foregoing restrictions, each Management Stockholder may transfer his shares after giving to Odyssey Partners and the Company, respectively, a right of first refusal to purchase such shares.

    Each Management Stockholder has the right (and in limited circumstances the obligation) to sell his shares in connection with certain dispositions of shares by Odyssey Partners and the right to cause his shares to be included in certain registrations of Common Stock on behalf of Odyssey Partners. Each Management Stockholder has granted to Odyssey Partners an irrevocable proxy that permits Odyssey partners to vote his shares. In addition, upon termination of any Management Stockholder's employment, the Company may elect to require such Management Stockholder to sell to the Company all of his shares.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

    (a) Financial Statements and Financial Statement Schedules (1) and (2) See Index to Financial Statements and Supplemental Schedules at Item 8 of this Annual Report on Form 10-K.

    (b) Reports on Form 8-K filed in the fourth quarter of 1996.

    In a report on Form 8-K dated November 27, 1996, the Company reported a change in the Registrant's name from The Scotsman Group, Inc. to Williams Scotsman, Inc., effective January 1, 1997.

    (c) Exhibits

  EXHIBIT
  NUMBER
-----------

       3.1   --Certificate of Incorporation of Williams Scotsman, Inc., as amended. (Incorporated by reference to
               Exhibit 3(i) of Form 8-K dated November 27, 1996).

       3.2   --By-laws of Williams Scotsman, Inc. (Incorporated by reference to Exhibit 3.2 of Registration Statement on Form S-l, Commission File No. 33-68444).

       4.1   --Indenture dated as of December 16, 1993 between The Scotsman Group, Inc. and Continental Bank National
               Association, as trustee (Incorporated by reference to Exhibit 10.1 to the annual report on Form 10-K of
               The Scotsman Group, Inc. for the year ended December 31, 1993 (the "Scotsman 1993 10-K")).

      10.1   --Loan and Security Agreement dated December 16, 1993 between Congress Financial Corporation and The
               Scotsman Group, Inc. (Incorporated by reference to Exhibit 10.2 to the Scotsman 1993 10-K).

      10.2   --Amendment No. 1 to Loan and Security Agreement dated June 15, 1994 between Congress Financial
               Corporation and The Scotsman Group, Inc. (Incorporated by reference to Exhibit 10.2 to the annual report on Form 10-K of The Scotsman Group, Inc. for the year ended December 31, 1994 (the "Scotsman
               1994 10-K")).

      10.3   --Amendment No. 2 to Loan and Security Agreement dated September 14, 1994 between Congress Financial
               Corporation and The Scotsman Group, Inc. (Incorporated by reference to Exhibit 10.3 to the Scotsman
               1994 10-K).

      10.4   --Amendment No. 3 to Loan and Security Agreement dated March 24, 1995 between Congress Financial
               Corporation and The Scotsman Group, Inc. (Incorporated by reference to Exhibit 10.4 to the Scotsman
               1994 10-K).

      10.5   --Amendment No. 4 to Loan and Security Agreement dated March 28, 1995 between Congress Financial
               Corporation and The Scotsman Group, Inc. (Incorporated by reference to Exhibit 10.5 to the annual report on Form 10-K of The Scotsman Group, Inc. for the year ended December 31, 1995 (the "Scotsman
               1995 10-K")).

      10.6   --Amendment No.5 to Loan and Security Agreement dated August 1, 1995 between Congress Financial
               Corporation and The Scotsman Group, Inc. (Incorporated by reference to Exhibit 10.6 to the Scotsman
               1995 10-K).

      10.7   --Amendment No.6 to Loan and Security Agreement dated October 13, 1995 between Congress Financial
               Corporation and The Scotsman Group, Inc. (Incorporated by reference to Exhibit 10.7 to the Scotsman
               1995 10-K).

  EXHIBIT
  NUMBER
-----------
      10.8   --Amendment No. 7 to Loan and Security Agreement dated January 30, 1996 between Congress Financial
               Corporation and The Scotsman Group, Inc. (Incorporated by reference to Exhibit 10.8 to the Scotsman
               1995 10-K).

      10.9   --Amendment No. 8 to Loan and Security Agreement dated September 30, 1996 between Congress Financial
               Corporation and The Scotsman Group, Inc.

      10.10  --Amendment No. 9 to Loan and Security Agreement dated January 31, 1997 between Congress Financial
               Corporation and Williams Scotsman, Inc.

      10.11  --Intercreditor Agreement dated December 16, 1993 among The Scotsman Group, Inc., Congress Financial
               Corporation and Continental Bank National Association, as trustee (Incorporated by reference to Exhibit
               10.3 to the Scotsman 1993 10-K).

      10.12  --Amended and Restated Management Stockholders' and Optionholders' Agreement dated as of June 6, 1994, amending and restating the Management Stockholders' and Optionholders' Agreement dated as of November
               9, 1993 by and among Scotsman Holdings, Inc., Odyssey Partners, L.P. and the parties identified as management stockholders on the signature pages thereto. (Incorporated by reference to Exhibit 10.4 of
               Registration Statement on Form S-l of Scotsman Holdings, Inc., Commission File No. 33-68444).

      10.13  --Management Agreement, dated as of December 16, 1993 between The Scotsman Group, Inc. and Odyssey
               Investors, Inc. (Incorporated by reference to Exhibit 10.5 of Registration Statement on Form S-l of
               Scotsman Holdings, Inc., Commission File No. 33-68444).

      10.14  --Agreement, dated as of June 30, 1993 by and among The Scotsman Group, Inc., Simon E. Dragan and Whitley
               Manufacturing Co., Inc. (Incorporated by reference to Exhibit 10.6 of Registration Statement on Form
               S-l, Commission File No. 33-68444).

      10.15  --Supply Agreement, dated as of August 25, 1993, by and between Whitley Manufacturing Co., Inc. and The
               Scotsman Group, Inc. (Incorporated by reference to Exhibit 10.7 of Registration Statement on Form S-l,
               Commission File No.3-68444).

      10.16  --Scotsman Holdings, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.8 of
               Registration Statement on Form S-l of Scotsman Holdings, Inc., Commission File No. 33-68444).

      10.17  --Scotsman Holdings, Inc. 1994 Employee Stock Option Plan. (Incorporated by reference to Exhibit 10.11 of the Scotsman 1994 10-K).

      12.    --Statement regarding computation of ratios.

      21.    --Subsidiaries of Registrant: Mobile Field Office Company

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                WILLIAMS SCOTSMAN, INC.

                                By:            /s/ GERARD E. HOLTHAUS
                                     -----------------------------------------
                                                 Gerard E. Holthaus
                                                     PRESIDENT

Dated: March 28, 1997

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerard E. Holthaus, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Report, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

             NAME                        CAPACITY                  DATE
------------------------------  --------------------------  -------------------

     /s/ BARRY P. GOSSETT
------------------------------  Chief Executive Officer       March 28, 1997
       Barry P. Gossett           and Director

    /s/ GERARD E. HOLTHAUS
------------------------------  President, Chief Operating    March 28, 1997
      Gerard E. Holthaus          Officer and Director

  /s/ KATHERINE K. GIANNELLI
------------------------------  Controller                    March 28, 1997
    Katherine K. Giannelli

      /s/ STEPHEN BERGER
------------------------------  Director                      March 28, 1997
        Stephen Berger

      /s/ MUZZAFAR MIRZA
------------------------------  Director                      March 28, 1997
        Muzzafar Mirza

       /s/ BRIAN KWAIT
------------------------------  Director                      March 28, 1997
         Brian Kwait

                     WILLIAMS SCOTSMAN, INC. AND SUBSIDIARY

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                 (IN THOUSANDS)

                                                                                      1996       1995       1994
                                                                                    ---------  ---------  ---------
Allowance for Doubtful Accounts:
  Balance at beginning of the period..............................................  $     447  $     444  $     416
  Provision charged to expense....................................................      2,209      1,509      1,207
  Purchase of Mobile Holdings, Inc................................................     --         --             65
  Accounts receivable written-off (net of recoveries).............................     (2,398)    (1,468)    (1,282)
                                                                                    ---------  ---------  ---------
Balance at end of the period......................................................  $     258  $     447  $     406
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

                                                                         ANNEX B

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 10-Q

(Mark One)

/X/ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended June 30, 1997

                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

            For the transition period from            to

                       Commission File Number: 033-68444

                            WILLIAMS SCOTSMAN, INC.
             (Exact name of Registrant as specified in its Charter)

                  MARYLAND                                      52-0665775
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                       Identification No.)

           8211 TOWN CENTER DRIVE                                  21236
             BALTIMORE, MARYLAND                                (Zip Code)
  (Address of principal executive offices)

                                 (410) 931-6000
              (Registrant's telephone number, including area code)

                                      NONE
  (Former name, former address and former fiscal year - if changed since last report)

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.    Yes /X/    No / /

    The Registrant is a wholly-owned subsidiary of Scotsman Holdings, Inc., a Delaware corporation. As of June 30, 1997, Scotsman Holdings, Inc. owned 3,320,000 shares of common stock ("Common Stock") of the Registrant.

                            WILLIAMS SCOTSMAN, INC.

                                     INDEX

                                   FORM 10-Q


PART I -- FINANCIAL INFORMATION                                                          PAGE
                                                                                       ---------

    Item 1.     Financial Statements

    Consolidated Balance Sheets at June 30, 1997
    and December 31, 1996............................................................        B-3

    Consolidated Statements of Operations for the six months
    and three months ended June 30, 1997 and 1996....................................        B-4

    Consolidated Statements of Cash Flows for the six
    months ended June 30, 1997 and 1996..............................................        B-5

    Notes to Consolidated Financial Statements.......................................        B-6

    Item 2.     Management's Discussion and Analysis of
               Financial Condition and Results of Operations.........................        B-7

PART II -- OTHER INFORMATION

    Item 6.     Exhibits and Reports on Form 8-K.....................................       B-10

                         PART I--FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                         JUNE 30,
                                                                                           1997      DECEMBER 31,
                                                                                        (UNAUDITED)      1996
                                                                                        -----------  ------------
                                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and temporary investments........................................................   $     284           351
Trade accounts receivable, less allowance for doubtful accounts.......................      25,974        23,145
Prepaid expenses and other current assets.............................................      13,340         9,295
Rental equipment, at cost.............................................................     459,286       423,703
  Less accumulated depreciation.......................................................      82,615        67,520
                                                                                        -----------  ------------
    Net rental equipment..............................................................     376,671       356,183
                                                                                        -----------  ------------
Property, plant and equipment, net....................................................      33,837        29,032
Deferred financing costs, net.........................................................      21,412         5,494
Other assets..........................................................................      10,249         5,197
                                                                                        -----------  ------------
                                                                                         $ 481,767       428,697
                                                                                        -----------  ------------
                                                                                        -----------  ------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable......................................................................   $   9,033         9,826
Accrued expenses......................................................................      15,395         8,924
Rents billed in advance...............................................................      11,882        10,621
Long-term debt........................................................................     504,699       268,753
Deferred compensation.................................................................       2,443         3,300
Deferred income taxes.................................................................      53,126        57,640
                                                                                        -----------  ------------
    Total liabilities.................................................................     596,578       359,064
                                                                                        -----------  ------------
Stockholder's equity:
  Common stock, $.01 par value. Authorized 10,000,000 shares; issued and outstanding
    3,320,000 shares..................................................................          33            33
  Additional paid-in capital..........................................................      56,844        56,844
  Retained earnings (deficit).........................................................    (171,688)       12,756
                                                                                        -----------  ------------
    Total stockholder's equity (deficit)..............................................    (114,811)       69,633
                                                                                        -----------  ------------
                                                                                         $ 481,767       428,697
                                                                                        -----------  ------------
                                                                                        -----------  ------------

          See accompanying notes to consolidated financial statements.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                       JUNE 30,                JUNE 30,
                                                                ----------------------  ----------------------
                                                                   1997        1996        1997        1996
                                                                ----------  ----------  ----------  ----------

                                                                   (IN THOUSANDS EXCEPT SHARE AND PER SHARE
                                                                                   AMOUNTS)
Revenues:
  Leasing.....................................................  $   32,067      28,025      63,306      54,540
  Sales of new units..........................................       9,292       4,934      17,837      10,943
  Delivery and installation...................................       9,379       7,450      17,552      13,953
  Other.......................................................       5,253       4,467      10,012       8,084
                                                                ----------  ----------  ----------  ----------
      Total revenues..........................................      55,991      44,876     108,707      87,520
                                                                ----------  ----------  ----------  ----------
Costs of sales and services:
  Leasing:
    Depreciation and amortization.............................       8,120       7,929      16,062      15,000
    Other direct leasing costs................................       6,587       6,317      13,626      12,315
    New units.................................................       7,857       4,016      15,055       9,056
    Delivery and installation.................................       6,736       5,320      12,861      10,441
    Other.....................................................       1,472         924       2,715       1,571
                                                                ----------  ----------  ----------  ----------
      Total costs.............................................      30,772      24,506      60,319      48,383
                                                                ----------  ----------  ----------  ----------
      Gross profit............................................      25,219      20,370      48,388      39,137
                                                                ----------  ----------  ----------  ----------
Selling, general and administrative expenses..................      11,634      10,495      23,752      21,359
Recapitalization expenses.....................................       5,105      --           5,105      --
Other depreciation and amortization...........................         641         538       1,253       1,093
Interest, including amortization of deferred financing
  costs.......................................................       9,613       6,235      16,360      12,498
                                                                ----------  ----------  ----------  ----------
      Total operating expenses................................      26,993      17,268      46,470      34,950
                                                                ----------  ----------  ----------  ----------
      Earnings (loss) before income taxes and extraordinary
        item..................................................      (1,774)      3,102       1,918       4,187
Income tax expense (benefit)..................................        (684)      1,197         740       1,615
                                                                ----------  ----------  ----------  ----------
Earnings (loss) before extraordinary item.....................      (1,090)      1,905       1,178       2,572
Extraordinary loss on extinguishment of debt, net.............       8,245      --           8,245      --
                                                                ----------  ----------  ----------  ----------
          Net earnings (loss).................................  $   (9,335)      1,905      (7,067)      2,572
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
Per common share:
      Earnings (loss) before extraordinary item...............  $    (0.33)       0.57        0.35        0.77
      Net earnings (loss).....................................       (2.81)       0.57       (2.13)       0.77
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
Weighted average shares outstanding...........................   3,320,000   3,320,000   3,320,000   3,320,000
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

                                                                                               1997        1996
                                                                                            -----------  ---------
                                                                                            (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings (loss).....................................................................  $    (7,067)     2,572
  Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
    Extraordinary loss on extinguishment of debt..........................................       13,423     --
    Depreciation and amortization.........................................................       18,359     17,307
    Provision for bad debts...............................................................        1,214        858
    Deferred income tax expense (benefit).................................................       (4,514)     1,565
    Provision for deferred compensation...................................................          367        550
    Gain on sale of rental equipment......................................................       (1,430)    (1,176)
    Increase in net trade accounts receivable.............................................       (4,043)    (4,616)
    (Increase) decrease in other assets...................................................       (5,052)        46
    Increase in accrued expenses..........................................................        6,471      1,339
    Other.................................................................................       (4,964)     2,778
                                                                                            -----------  ---------
      Net cash provided by operating activities...........................................       12,764     21,223
                                                                                            -----------  ---------
Cash flows from investing activities:
  Redemption of certificates of deposit...................................................      --             250
  Rental equipment additions..............................................................      (41,311)   (30,377)
  Proceeds from sales of rental equipment.................................................        6,191      5,406
  Purchases of property, plant and equipment, net.........................................       (6,023)    (2,972)
                                                                                            -----------  ---------
      Net cash used in investing activities...............................................  $   (41,143)   (27,693)
                                                                                            -----------  ---------
Cash flows from financing activities:
  Proceeds from long-term debt............................................................      632,025     88,622
  Repayment of long-term debt.............................................................     (396,078)   (80,120)
  Increase in deferred financing costs....................................................      (21,636)       (35)
  Payment of dividends....................................................................     (177,378)    (2,070)
  Extraordinary loss on extinguishment of debt............................................       (8,621)    --
                                                                                            -----------  ---------
      Net cash provided by financing activities...........................................       28,312      6,397
                                                                                            -----------  ---------
Net decrease in cash......................................................................          (67)       (73)
Cash at beginning of period...............................................................          338        416
                                                                                            -----------  ---------
Cash at end of period.....................................................................  $       271        343
                                                                                            -----------  ---------
                                                                                            -----------  ---------
Supplemental cash flow information:
  Cash paid for income taxes..............................................................  $       119         81
                                                                                            -----------  ---------
                                                                                            -----------  ---------
  Cash paid for interest..................................................................  $    10,474     11,299
                                                                                            -----------  ---------
                                                                                            -----------  ---------

          See accompanying notes to consolidated financial statements.

                    WILLIAMS SCOTSMAN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) FINANCIAL STATEMENTS

    The financial information for the six months ended June 30, 1997 and 1996 includes the accounts of Williams Scotsman, Inc. and its wholly owned subsidiaries Mobile Field Office Company and Willscot Equipment, LLC (Willscot). Willscot, a special purpose subsidiary, was formed in May 1997 and is a guarantor of the Company's credit facility and acts as a full, unconditional and joint and several subordinated guarantor of the 9 7/8% Senior Notes. The operations of Willscot are limited to the leasing of its mobile office units to the Company under a master lease and issuing the guarantee.

    The financial information referred to above has not been audited. In the opinion of management, the unaudited financial statements contain all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the Company's financial position as of June 30,1997 and its operating results and cash flows for the three and six month periods ended June 30, 1997 and 1996. The results of operations for the periods ended June 30, 1997 and 1996 are not necessarily indicative of the operating results for the full year.

    Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K.

(2) EARNINGS PER SHARE

    Earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding during the periods.

(3) RECAPITALIZATION

    Pursuant to a recapitalization agreement, on May 22, 1997, Scotsman Holdings, Inc. (Holdings), the Company's parent company, (i) repurchased 3,210,679 shares of its outstanding common stock for an aggregate of approximately $293.8 million in cash and approximately $21.8 million in promissory notes due January 1998 and (ii) issued 1,475,410 shares of common stock for an aggregate of approximately $135.0 million (or a price of $91.50 per share) in cash. In related transactions on the same date, (i) Holdings purchased all of its outstanding Series B 11% Senior Notes due 2004 ($29.2 million aggregate principal amount) for approximately $32.2 million, including accrued interest and fees, (ii) the Company purchased $164.7 million aggregate principal amount of its 9 1/2% Senior Secured Notes due 2000 for approximately $179.8 million, including accrued interest and fees and (iii) the Company repaid all of its outstanding indebtedness ($119.0 million) under its prior credit facility.

    In connection with the recapitalization, (i) the Company accelerated the payment of deferred compensation under its long term incentive plan, (ii) all outstanding stock options under Holdings' employee stock option plan vested and became immediately exercisable and (iii) the Company canceled a portion of the outstanding stock options. Accordingly, in the second quarter of 1997, the Company recognized $5.1 million of recapitalization expenses including $2.5 million in connection with the acceleration of deferred compensation and $2.6 million in connection with the cancellation of the stock options, and recognized an extraordinary loss on debt extinguishment of $13.4 million.

    In order to finance the recapitalization transaction, on May 22, 1997, the Company issued $400 million in 9 7/8% Senior Notes due 2007 and entered into a $300 million revolving bank facility. The Company paid a dividend of $177.4 million to Holdings to effect the repurchase of common stock and the purchase of the 11% Senior Notes.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED JUNE 30, 1997 COMPARED WITH THREE MONTHS ENDED JUNE 30, 1996. Revenues in the quarter ended June 30, 1997 were $56.0 million, an $11.1 million or 24.8% increase from revenues of $44.9 million in the same period of 1996. This increase resulted primarily from a $4.0 million or 14.4% increase in leasing revenue, a $4.4 million or 88.3% increase in new sales revenue and a $1.9 million or 25.9% increase in revenue from delivery and installation. The increase in leasing revenue is attributable to an increase in the average number of units in the fleet of 13.5% to approximately 43,000 for the second quarter of 1997 and an increase in fleet utilization of approximately two percentage points to 86%. Average monthly rental rates remained relatively stable, resulting from a combination of modest rate increases offset by changes in fleet mix. The increase in new sales revenue is primarily attributable to a large volume of classroom sales in the Western Region during the quarter. The increase in delivery and installation revenue is due to the increases in the leasing and new sales activity described above.

    Gross profit for the quarter was $25.2 million, a $4.8 million or 23.8% increase from the second quarter of 1996. This increase is primarily due to an increase in leasing gross profit of $3.6 million or 26.0%, an increase in gross profit from new sales of $0.5 million or 56.3% and an increase in gross profit from delivery and installation of $0.5 million or 24.1%. The increase in leasing gross profit is due to an increase in the leasing activity described above combined with an increase in leasing margins from 49.2% for the second quarter of 1996 to 54.1% for the second quarter of 1997. Excluding depreciation and amortization, leasing margins increased from 77.5% in 1996 to 79.5% in 1997. The increase in the gross profit from new sales revenue is due to the increased activity described above. The increase in delivery and installation gross profit is due to the increases in leasing and new sales described above.

    Selling, general and administrative (SG&A) expenses increased by $1.1 million or 10.9% from the second quarter of 1996. This increase is the result of the growth experienced by the Company, both in terms of fleet size and number of branches as compared to the second quarter of 1996. The Company's branch network has expanded from 53 branches at June 30, 1996 to more than 60 branches at June 30, 1997 while the fleet has grown by approximately 5,800 units from June 30, 1996. The overall increases in SG&A expenses are due to increases in branch related expenses, primarily payroll and occupancy expenses incurred in connection with this branch expansion.

    Recapitalization expenses of $5.1 million relate to amounts incurred in connection with the recapitalization of the Company's parent, Scotsman Holdings, Inc., in May 1997 (the Recapitalization) and are comprised of deferred compensation and stock option expenses.

    Interest expense increased by $3.4 million or 54.2% in the second quarter of 1997. This increase is a result of increased borrowings to finance the Recapitalization as noted above and as a result of financing the fleet and branch growth described above.

    An extraordinary loss of $8.2 million (net of income taxes) arose from the extinguishment of the Company's debt in connection with the Recapitalization.

    SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30,
1996. Revenues in the six months ended June 30, 1997 were $108.7 million, a $21.2 million or 24.2% increase from revenues of $87.5 million in the six months ended June 30, 1996. The increase resulted primarily from a $8.8 million or 16.1% increase in leasing revenue, a $6.9 million or 63.0% increase in new sales revenue and a $3.6 million or 25.8% increase in revenue from delivery and installation. The increase in leasing revenue is attributable to an increase in the average number of units in the lease fleet of 11.6% to approximately 42,000 units for the first six months of 1997, an increase in utilization of approximately three percentage points to 86% and an increase of approximately $3 in the average monthly rental rate for the comparable periods. The increase in new sales revenue is attributable primarily to a large volume of classroom sales occurring in the

Western Region during the first half of 1997. The increase in delivery and installation revenue is due to the increases in the leasing and new sales activity described above.

    Gross profit for the six months ended June 30, 1997 was $48.4 million, a $9.3 million or 23.6% increase from gross profit of $39.1 million during the same period of 1996. This increase is primarily due to an increase in leasing gross profit of $6.4 million or 23.5%, an increase in new sales gross profit of $0.9 million or 47.4% and an increase in gross profit from delivery and installation of $1.2 million or 33.6%. The increase in leasing gross profit is due to the increase in leasing revenue described above combined with an increase in the leasing margins from 49.9% in 1996 to 53.1% in 1997. Excluding depreciation and amortization, leasing margins increased from 77.4% in 1996 to 78.5% in 1997. Gross profit from new sales increased as a result of the increased volume of sales noted above. Delivery and installation gross profit increased as a result of the increases in leasing and new sales activity noted above.

    Selling, general and administrative expenses for the six months ended June 30, 1997 increased by $2.4 million or 11.2% from the same period of 1996. The overall increase in SG&A expenses is due primarily to branch related activities and is comprised of increases in payroll and occupancy expenses. These increases are due to the Company's growth described above.

    Recapitalization expenses of $5.1 million relate to amounts incurred in connection with the Recapitalization as noted above and are comprised of deferred compensation and stock option expenses.

    Interest expense increased by $3.9 million or 30.9% in the six months ended June 30, 1997 from the same period in 1996. This increase is primarily a result of the Recapitalization noted above. Additionally, average balances under the line of credit were higher during 1997 as a result of financing the fleet and branch growth described above.

    An extraordinary loss of $8.2 million (net of income taxes) arose from the extinguishment of the Company's debt in connection with the Recapitalization.

LIQUIDITY AND CAPITAL RESOURCES

    During the six months ended June 30, 1997 and 1996, the Company's principal sources of funds consisted of cash flow from operating and financing sources. Cash flow from operating activities of $12.8 million and $21.2 million for the six months ended June 30, 1997 and 1996, respectively, was largely generated by the Company's leasing operation, which includes the rental and sale of units from its lease fleet. Excluding the recapitalization expenses of $5.1 million and the effect of the accelerated payment of $3.7 million of deferred compensation which had been accrued in prior periods, cash flow from operating activities for the six months ended June 30, 1997 would have been $21.6 million.

    The Company has increased its EBITDA and believes that EBITDA provides the best indication of its financial performance and provides the best measure of its ability to meet historical debt service requirements. The Company defines EBITDA as net income before depreciation, amortization, and provision for deferred compensation, recapitalization expenses, interest and taxes. EBITDA as defined by the Company does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to cash flows as a measure of liquidity, nor should it be considered as an alternative to net income as an indicator of the Company's operating performance. The Company's EBITDA increased by $7.7 million or 23.2% to $41.1 million for the first half of 1997 compared to $33.3 million for the same period of 1996. This increase in EBITDA is a result of increased leasing activity resulting from the overall increases in the number of units in the fleet as well as the increase in the average monthly rental rate, offset by the increased SG&A expenses required to support the increased activities during the six months ended June 30, 1997.

    Cash flow used in investing activities was $41.1 million and $27.7 million in the six months ended June 30, 1997 and 1996, respectively. The Company's primary capital expenditures are for the discretionary purchase of new units for the lease fleet and units purchased through acquisition. The Company seeks to maintain its lease fleet in good condition at all times and generally increases the size of its lease fleet only in those local or regional markets experiencing economic growth and established unit demand. Cash provided by financing activities of $28.3 million in the six months ended June 30, 1997 was primarily the result of a series of transactions related to the Recapitalization in May 1997 and is comprised of net borrowings from long term debt offset by dividends paid to the parent company primarily to effect the repurchase of its common stock and purchase its 11% Senior Notes. Cash provided by financing activities of $6.4 million for the six months ended June 30, 1996 was primarily from borrowings under the line of credit.

    The Company believes it will have, for the next 12 months, sufficient liquidity under its revolving line of credit and from cash generated from operations to meet its expected obligations as they arise.

                           PART II--OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

    (a) Exhibits.

        None

    (b) Reports on Form 8-K.

        In a report on form 8-K dated May 22, 1997, the Company reported the following:

          The completion of the sale and recapitalization of its parent company, Scotsman Holdings, Inc. (Holdings).

          The completion of the tender offer of Holdings' 11% Senior Notes and the Company's 9 1/2% Senior Secured Notes.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                WILLIAMS SCOTSMAN, INC.

                                By:             /s/ GERARD E. KEEFE
                                     -----------------------------------------
                                                  Gerard E. Keefe
                                     SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                      OFFICER

Dated: August 13, 1997

    Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

             NAME                        CAPACITY                   DATE
------------------------------  ---------------------------  -------------------
     /s/ GERARD E. KEEFE        Senior Vice President and
------------------------------    Chief Financial Officer      August 13, 1997
       Gerard E. Keefe

  /s/ KATHERINE K. GIANNELLI    Vice President and
------------------------------    Controller                   August 13, 1997
    Katherine K. Giannelli

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF NOR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   15
Use of Proceeds...........................................................   20
Capitalization............................................................   20
Selected Historical Financial Data........................................   21
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   23
The Exchange Offer........................................................   25
Business..................................................................   33
Management................................................................   42
Certain Transactions......................................................   47
Security Ownership of Certain Beneficial Owners and Management............   50
Description of the New Credit Facility....................................   52
Description of the Notes..................................................   53
Certain Federal Income Tax Considerations.................................   89
ERISA Considerations......................................................   90
Plan of Distribution......................................................   91
Experts...................................................................   92
Legal Matters.............................................................   92
Special Note Regarding Forward-Looking Statements.........................   92
Annex A--Annual Report on Form 10-K.......................................  A-1
Annex B--Quarterly Report on Form 10-Q....................................  B-1


                          ----------------------------

                                   PROSPECTUS
                             ----------------------

                                  $400,000,000

                                     [LOGO]

                            WILLIAMS SCOTSMAN, INC.

 OFFER TO EXCHANGE $400,000,000 OF ITS 9 7/8% SENIOR NOTES DUE 2007 WHICH HAVE
  BEEN REGISTERED UNDER THE SECURITIES ACT FOR $400,000,000 OF ITS OUTSTANDING
                          9 7/8% SENIOR NOTES DUE 2007


                               SEPTEMBER 25, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Williams Scotsman, Inc. (the "Company") is a Maryland corporation. Section 2-418 of the Maryland General Corporation law contains detailed provisions on indemnification of directors and officers of a Maryland corporation. In general, indemnification is permitted against judgements, penalties, fines, settlements, and reasonable expenses actually incurred in connection with a proceeding if a director acted in good faith, reasonably believed his conduct to be in the best interests of the corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, indemnification may, unless limited by the corporation's charter, be required against reasonable expenses incurred by a director in connection with a proceeding as to which is defense was successful, on the merits or otherwise. Indemnification may be required under certain other circumstances as well, upon application to a court of appropriate jurisdiction. Unless limited by a corporation's charter, officers are required to be indemnified to the same extent that directors are required to be indemnified. Additionally, officers are permitted to be indemnified to the same extent that directors are permitted to be indemnified.

    The Company's Articles of Incorporation, as amended, provides in Article EIGHT that the Corporation shall indemnify its directors and officers to the full extent permitted by the Laws of the State of Maryland.

    Mobile Field Office Company is a New Jersey corporation. Section 14A3-5 of the New Jersey Business Corporation Act permits indemnification of officers and directors under certain circumstances. In general, indemnification of liabilities and expenses is permitted in connection with any proceeding involving the officer or director if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his conduct was unlawful.

    Willscot Equipment, LLC (the "Subordinated Guarantor") is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act (the "LLCA") grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

    Section 8.3 of the Subordinated Guarantor's limited liability company agreement provides that the Subordinated Guarantor shall indemnify any member, any executive committee member, any affiliate of the member or executive committee member or any shareholders, partners, members, employees, representatives or agents of the member or executive committee member or their respective affiliates, any officer or any employee or agent of the Subordinated Guarantor (each a "Covered Person") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Subordinated Guarantor or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Subordinated Guarantor to procure a judgment in its favor, by reason of the fact that such Covered Person is or was the member, executive committee member, officer, employee or agent of the Subordinated Guarantor, or that such Covered Person is or was serving at the request of the Subordinated Guarantor as a partner, member, director, officer, trustee, employee or agent of another person, against all expenses, including attorneys' fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Covered Person if a judgment or other form of adjudication adverse to such Covered Person establishes that his or her acts constituted intentional misconduct or gross negligence.

    Pursuant to Section 7 of the registration rights agreements relating to the Existing Notes, the holders of such securities have agreed to indemnify the directors, officers and controlling persons of the registrant against certain liabilities, costs and expenses that may be incurred in connection with the registration of such securities, to the extent that such liabilities, costs and expenses that may be incurred in connection with the registration of such securities to the extent that such liabilities, costs and expenses arise from an omission or untrue statement contained in information provided to the registrant by the holders of such securities.

    The Company's Directors' and Officers' Liability and Reimbursement Insurance Policies are designed to reimburse the Company for any payments made by it pursuant to the foregoing indemnification. The Purchase Agreements, dated as of May 16, 1997, among the Company, the Guarantor and the Subordinated Guarantor and the Initial Purchasers and among the Company, the Guarantor and the Subordinated Guarantor and Oak Hill Securities Fund, L.P. ("OHSF"), contain provisions by which the Initial Purchasers and OHSF agree to indemnify the Company and its affiliates (including its officers, directors, employees, agents and controlling persons) against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:


EXHIBIT NO.                                           DESCRIPTION OF DOCUMENT
-------------  -----------------------------------------------------------------------------------------------------

        2.1    Recapitalization Agreement, dated as of April 11, 1997. (Incorporated by reference to Exhibit 2 of
               Form 8-K dated May 22, 1997.)

        3.1    Certificate of Incorporation of the Company as amended. (Incorporated by reference to Exhibit 3(i) of
               Form 8-K dated November 27, 1996.)

        3.2    By-laws of the Company (Incorporated by reference to Exhibit 3.2 of Registration Statement on Form
               S-1, Commission File No. 33-68444.)

        3.3    Certificate of Incorporation of the Guarantor filed with the Secretary of State of New Jersey.*

        3.4    By-laws of the Guarantor.*

        3.5    Limited Liability Company Operating Agreement of the Subordinated Guarantor.*

        4.1    Indenture dated as of May 15, 1997 among the Company, the Guarantor, the Subordinated Guarantor and
               The Bank of New York, as trustee.*

        4.2    Registration Rights Agreement, dated as of May 22, 1997, among the Company, the Guarantor, the
               Subordinated Guarantor, BT Securities Corporation, Alex. Brown & Sons Incorporated and Donaldson,
               Lufkin & Jenrette Securities Corporation.*

        4.3    Registration Rights Agreement, dated as of May 22, 1997, among the Company, the Guarantor, the
               Subordinated Guarantor, and Oak Hill Securities Fund, L.P.*

        4.4    Specimen certificate of the Existing Note (included as Exhibit A to Exhibit 4.1).*

        4.5    Specimen certificate of the New Note (included as Exhibit B to Exhibit 4.1).*

        4.6    Letter to Commission regarding long-term debt.*

        5.1    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, regarding legality of the securities being registered.*

        5.2    Opinion of Piper & Marbury L.L.P., regarding legality of the securities being registered.*

EXHIBIT NO.                                           DESCRIPTION OF DOCUMENT
-------------  -----------------------------------------------------------------------------------------------------
       10.1    Credit Agreement, dated as of May 22, 1997, by and among, the Company, Scotsman Holdings, Inc.
               ("Holdings"), each of the financial institutions named therein, Bankers Trust Company, as issuing bank and BT Commercial Corporation, as agent.*

       10.3    Stockholder Agreement, dated as of May 22, 1997, among Scotsman Partners, L.P., Cypress Merchant
               Banking Partners, L.P., Cypress Offshore Partners, L.P., Odyssey Partners, L.P., Barry Gossett, BT
               Investment Partners, Inc. and certain other stockholders.*

       10.4    Second Amended and Restated Management Stockholders' and Optionholders' Agreement, dated as of May
               22, 1997, among Scotsman Partners, L.P., Cypress Merchant Banking Partners, L.P., Cypress Offshore
               Partners, L.P., Odyssey Partners, L.P. and certain management stockholders of Holdings.*

       10.5    Scotsman Holdings, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.8 of
               Registration Statement on Form S-1 of Scotsman Holdings, Inc., Commission File No. 33-68444.)

       10.6    Scotsman Holdings, Inc. 1994 Employee Stock Option Plan. (Incorporated by reference to Exhibit 10.11 of the Company's Form 1994 10-K for the year ended December 31, 1994.)

       12.1    Statement regarding computation of ratios.*

       21.1    Subsidiaries of Registrant.*

       23.1    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in their opinion filed as Exhibit 5.1)*

       23.2    Consent of Piper & Marbury L.L.P. (included in their opinion filed as Exhibit 5.2)*

       23.3    Consent of Ernst & Young LLP.*

       23.4    Consent of KPMG Peat Marwick LLP.*

       24.1    Powers of Attorney (included on signature pages).+

       25.1    Statement of eligibility of Trustee.*

       99.1    Form of Letter of Transmittal.*

       99.2    Form of Notice of Guaranteed Delivery.*

       99.3    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

       99.4    Form of Securities Dealers, Commercial Banks, Trust Companies and Other Nominees Letter.*

       99.5    Form of Client Letter.*

               * Filed with this Amendment.

          +    Previously filed.


    (B) SCHEDULES

    Schedule II - Valuation and Qualifying Accounts (Incorporated by reference to Schedule II of the Company's Form 1996 10-K for the year ended December 31, 1996.)

ITEM 22. UNDERTAKINGS

    That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matters has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to theplan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 12 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (5) To supply by means of a post-effective amendment all information concerning the Exchange Offer that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland, on the 25th day of September, 1997.


                                WILLIAMS SCOTSMAN, INC.

                                By:             /s/ GERARD E. KEEFE
                                     -----------------------------------------
                                                  Gerard E. Keefe
                                             Senior Vice President and
                                              Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
              *                 Chairman of the Board
------------------------------                               September 25, 1997
       Barry P. Gossett
              *                 Chief Executive Officer
------------------------------    (principal executive       September 25, 1997
      Gerard E. Holthaus          officer) and Director
                                Senior Vice President and
     /s/ GERARD E. KEEFE          Chief Financial Officer
------------------------------    (principal financial       September 25, 1997
       Gerard E. Keefe            officer)
              *                 Director
------------------------------                               September 25, 1997
      James N. Alexander
              *                 Director
------------------------------                               September 25, 1997
     Daniel L. Doctoroff
              *                 Director
------------------------------                               September 25, 1997
      Michael F. Finley
              *                 Director
------------------------------                               September 25, 1997
       Robert B. Henske
              *                 Director
------------------------------                               September 25, 1997
      James L. Singleton
              *                 Director
------------------------------                               September 25, 1997
      David P. Spalding
              *                 Controller (principal
------------------------------    accounting officer)        September 25, 1997
    Katherine K. Giannelli




*By:     /s/ GERARD E. KEEFE
      -------------------------
           Gerard E. Keefe
          ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland, on the 25th day of September, 1997.


                                MOBILE FIELD OFFICE COMPANY

                                By:             /s/ GERARD E. KEEFE
                                     ------------------------------------------
                                                  Gerard E. Keefe

                                             Senior Vice President and
                                              Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
              *                 Chairman of the Board        September 25, 1997
------------------------------
       Barry P. Gossett
              *                 President (principal         September 25, 1997
------------------------------    executive officer) and
      Gerard E. Holthaus          Director
     /s/ GERARD E. KEEFE        Chief Financial Officer      September 25, 1997
------------------------------    (principal financial
       Gerard E. Keefe            officer)
              *                 Director                     September 25, 1997
------------------------------
      James N. Alexander
              *                 Director                     September 25, 1997
------------------------------
     Daniel L. Doctoroff
              *                 Director                     September 25, 1997
------------------------------
      Michael F. Finley
              *                 Director                     September 25, 1997
------------------------------
       Robert B. Henske
              *                 Director                     September 25, 1997
------------------------------
      James L. Singleton
              *                 Director                     September 25, 1997
------------------------------
      David P. Spalding
              *                 Controller (principal        September 25, 1997
------------------------------    accounting officer)
    Katherine K. Giannelli




*By:                /s/ GERARD E. KEEFE
           -------------------------------------
                      Gerard E. Keefe
                      ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland, on the 25th day of September, 1997.

                                          WILLSCOT EQUIPMENT, LLC

                                                                      Williams
                                                                      Scotsman,
                                                           By:        Inc.,
                                                                      its
                                                                      Member

                                                                      By:


                                                                              /s/ GERARD E. KEEFE

                                                                    ---------------------------------------

                                                                                Gerard E. Keefe

                                                                           Senior Vice President and

                                                                            Chief Financial Officer



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
              *                 Chairman of the Board of
------------------------------    Member of Registrant        September 25, 1997
       Barry P. Gossett

                                Chief Executive Officer
              *                   (principal executive
------------------------------    officer) and Director of    September 25, 1997
      Gerard E. Holthaus          Member of Registrant

                                Senior Vice President and
     /s/ GERARD E. KEEFE          Chief Financial Officer
------------------------------    (principal financial        September 25, 1997
       Gerard E. Keefe            officer) of Member of
                                  Registrant
              *                 Director of Member of
------------------------------    Registrant                  September 25, 1997
      James N. Alexander
              *                 Director of Member of
------------------------------    Registrant                  September 25, 1997
     Daniel L. Doctoroff
              *                 Director of Member of
------------------------------    Registrant                  September 25, 1997
      Michael F. Finley
              *                 Director of Member of
------------------------------    Registrant                  September 25, 1997
       Robert B. Henske
              *                 Director of Member of
------------------------------    Registrant                  September 25, 1997
      James L. Singleton
              *                 Director of Member of
------------------------------    Registrant                  September 25, 1997
      David P. Spalding
              *                 Controller (principal
------------------------------    accounting officer) of      September 25, 1997
    Katherine K. Giannelli        Member of Registrant




By:               /s/ GERARD E. KEEFE
           --------------------------------
                    Gerard E. Keefe
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT NO.                                                                                                    PAGE
-------------                                                                                                 ---------

        2.1    Recapitalization Agreement, dated as of April 11, 1997. (Incorporated by reference to Exhibit
                 2 of Form 8-K dated May 22, 1997.)

        3.1    Certificate of Incorporation of the Company as amended. (Incorporated by reference to Exhibit
                 3(i) of Form 8-K dated November 27, 1996.)

        3.2    By-laws of the Company (Incorporated by reference to Exhibit 3.2 of Registration Statement on
                 Form S-1, Commission File No. 33-68444.)

        3.3    Certificate of Incorporation of the Guarantor filed with the Secretary of State of New
                 Jersey.*

        3.4    By-laws of the Guarantor.*

        3.5    Limited Liability Company Operating Agreement of the Subordinated Guarantor.*

        4.1    Indenture dated as of May 15, 1997 among the Company, the Guarantor, the Subordinated
                 Guarantor and The Bank of New York, as trustee.*

        4.2    Registration Rights Agreement, dated as of May 22, 1997, among the Company, the Guarantor, the Subordinated Guarantor, BT Securities Corporation, Alex. Brown & Sons Incorporated and
                 Donaldson, Lufkin & Jenrette Securities Corporation.*

        4.3    Registration Rights Agreement, dated as of May 22, 1997, among the Company, the Guarantor, the Subordinated Guarantor, and Oak Hill Securities Fund, L.P.*

        4.4    Specimen certificate of the Existing Note (included as Exhibit A to Exhibit 4.1).*

        4.5    Specimen certificate of the New Note (included as Exhibit B to Exhibit 4.1).*

        4.6    Letter to Commission regarding long-term debt.*

        5.1    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, regarding legality of the securities being registered.*

        5.2    Opinion of Piper & Marbury L.L.P., regarding legality of the securities being registered.*

       10.1    Credit Agreement, dated as of May 22, 1997, by and among, the Company, Scotsman Holdings,
                 Inc. ("Holdings"), each of the financial institutions named therein, Bankers Trust Company, as issuing bank and BT Commercial Corporation, as agent.*

       10.3    Stockholder Agreement, dated as of May 22, 1997, among Scotsman Partners, L.P., Cypress
                 Merchant Banking Partners, L.P., Cypress Offshore Partners, L.P., Odyssey Partners, L.P.,
                 Barry Gossett, BT Investment Partners, Inc. and certain other stockholders.*

       10.4    Second Amended and Restated Management Stockholders' and Optionholders' Agreement, dated as of May 22, 1997, among Scotsman Partners, L.P., Cypress Merchant Banking Partners, L.P.,
                 Cypress Offshore Partners, L.P., Odyssey Partners, L.P. and certain management stockholders of Holdings.*

       10.5    Scotsman Holdings, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit
                 10.8 of Registration Statement on Form S-1 of Scotsman Holdings, Inc., Commission File No.
                 33-68444.)

 EXHIBIT NO.                                                                                                    PAGE
-------------                                                                                                 ---------
       10.6    Scotsman Holdings, Inc. 1994 Employee Stock Option Plan. (Incorporated by reference to
                 Exhibit 10.11 of the Company's Form 1994 10-K for the year ended December 31, 1994.)

       12.1    Statement regarding computation of ratios.*

       21.1    Subsidiaries of Registrant.*

       23.1    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in their opinion filed as
                 Exhibit 5.1)*

       23.2    Consent of Piper & Marbury L.L.P. (included in their opinion filed as Exhibit 5.2)

       23.3    Consent of Ernst & Young LLP.*

       23.4    Consent of KPMG Peat Marwick LLP.*

       24.1    Powers of Attorney (included on signature pages).+

       25.1    Statement of eligibility of Trustee.*

       99.1    Form of Letter of Transmittal.*

       99.2    Form of Notice of Guaranteed Delivery*.

       99.3    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

       99.4    Form of Securities Dealers, Commercial Banks, Trust Companies and Other Nominees Letter.*

       99.5    Form of Client Letter.*


------------------------


*   Filed with this Amendment.



+   Previously filed.